EXHIBIT 10.15

LOAN AGREEMENT

Dated as of March 16, 1998

Between

GOLDMAN SACHS MORTGAGE COMPANY,

as Lender

and

COMMERCE SQUARE PARTNERS-PHILADELPHIA PLAZA, L.P.

as Borrower

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1

	Section 1.1	Definitions	1
	Section 1.2	Principles of Construction	24

II.	GENERAL		25

	Section 2.1	The Loan	25

	2.1.1	Commitment	25
	2.1.2	Disbursement to Borrower	25
	2.1.3	The Note	25
	2.1.4	Use of Proceeds of the Loan	25

	Section 2.2	Principal and Interest	26

	2.2.1	Principal and Interest	26
	2.2.2	Accrued Interest	26
	2.2.3	Default Rate	26

	Section 2.3	Loan Repayment and Defeasance	27

	2.3.1	Repayment	27
	2.3.2	Voluntary Defeasance of the Notes	27
	2.3.3	Repayment Upon Default	30

	Section 2.4	Release of Property	31

	2.4.1	Total Defeasance	31
	2.4.2	Release on Payment in Full	31
	2.4.3	Further Assurances	31

	Section 2.5	Payments and Computations	31

	2.5.1	Making of Payments	31
	2.5.2	Computations	31
	2.5.3	Loan Account	32

III.	CONDITIONS PRECEDENT		32

	Section 3.1	Conditions Precedent to the Loan	32

IV.	REPRESENTATIONS AND WARRANTIES		36

	Section 4.1	Borrower Representations	36
	Section 4.2	Survival of Representations	46

V.	AFFIRMATIVE COVENANTS		46

	Section 5.1	Borrower Covenants	46

VI.	NEGATIVE COVENANTS		56

	Section 6.1	Borrower’s Negative Covenants	56

VII.	ALTERATIONS AND EXPANSIONS; LEASING		64

	Section 7.1	Alterations and Expansion	64
	Section 7.2	Leasing	69

VIII.	CASUALTY AND CONDEMNATION		72

	Section 8.1	Insurance Casualty and Condemnation	72

	8.1.1	Insurance	72
	8.1.2	Casualty; Application of Proceeds	76
	8.1.3	Condemnation	78

IX.	ACCOUNTS AND RESERVES		79

	Section 9.1	Establishment and Maintenance of Deposit Account	79
	Section 9.2	Capital Reserve; Leasing Reserve; Deferred Maintenance Reserve; Unpaid TI/Leasing Commissions Reserve; Reserve Accounts	79

	9.2.1	Establishment and Maintenance of Reserve Accounts	79
	9.2.2	Disbursements from the Reserve Accounts	81
	9.2.3	No Other Disbursements from Reserve Accounts	82
	9.2.4	Release of Accounts Upon Repayment or Defeasance	82
	9.2.5	Obligations Unaffected	83

	Section 9.3	Tax and Insurance Escrow Account	83

	9.3.1	Establishment	83
	9.3.2	Application Generally	83

	Section 9.4	Disbursements from the Deposit Account; Borrower’s Obligation to Fund Deposit Account	84

	9.4.1	Disbursements Prior to the Anticipated Prepayment Date	84
	9.4.2	Disbursements After the Anticipated Prepayment Date	87
	9.4.3	Obligation to Fund; Deemed Payment	87
	9.4.4	Borrower to Provide for Reconciliation of Excess Disbursements	88

	Section 9.5	No Release if Event of Default Exists	88
	Section 9.6	Grant of Security Interest; Rights upon Default	89
	Section 9.7	Lender Not Responsible	89
	Section 9.8	Disbursements Relating to Material Alterations	89
	Section 9.9	Cash Hold During a Letter of Credit Default	90

X.	DEFAULTS		90

	Section 10.1	Event of Default	90

ii

iii

SCHEDULES

Schedule 1	-	Deferred Maintenance Conditions
Schedule 2	-	Matters Regarding Representations
Schedule 3	-	Tenants Required to Deliver Subordination and Attornment Agreements
Schedule 4	-	Rent Delinquencies
Schedule 5	-	Lease Termination Rights
Schedule 6	-	Tenant Costs for Specified Leases
Schedule 7	-	Required Leasing Reserve Account Amounts
Schedule 8	-	Capital Expenditure Reserve Requirements
Schedule 9	-	Permitted Owners
Schedule 10	-	Approved Holders of Mezzanine Loan

EXHIBITS

Exhibit A	-	Form of Tranche A Note

Exhibit B	-	Form of Tranche B Note

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of March 16 1998 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is among GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, and COMMERCE SQUARE PARTNERS-PHILADELPHIA PLAZA, L.P., a Delaware limited partnership.

All capitalized terms used herein shall have the respective meanings set forth in Section 1.1 hereof.

W I T N E S S E T H:

WHEREAS, Borrower, a Single Purpose Entity, desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein:

“Above Market IBM Rent Component” shall mean $740,284 each month in which the IBM Lease remains in effect.

“Acceptable Manager” shall mean any of (i) the Current Manager or any Affiliate of the Current Manager or Borrower, (ii) a reputable and experienced professional management company or an in-house property management department which, at the time of its engagement by Borrower as manager, shall have under its management (x) at least 3,000,000 rentable square feet of Class A Office space including at least one building in a central business district which shall contain not less than 500,000 rentable square feet, excluding the Property, or (y) at least five (5) office buildings, excluding the Property, each of which shall be Class A office buildings located in central business district locations and each of which shall contain not less than 500,000 rentable square feet or (iii) any other management company which is acceptable to the Rating Agencies and Lender in their sole discretion.

“Accrued Interest” shall mean all interest accruing in respect of the Tranche A Note in the amount equal to the difference between the amount which accrues at the Revised Interest Rate and the amount which accrues at the Fixed Rate.

“Actual Knowledge” means the actual collective knowledge of Messrs. Murry N. Gunty, James A. Thomas and Randall L. Scott, on the applicable date, having made only such inquiry and investigation as would be customary for an institutional investor in connection with the acquisition, ownership and management of properties comparable to the Property.

“Adjacent Property” shall have the meaning set forth in Section 7.2(g).

“Affiliate” shall mean a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person or Persons in question. The term “control”, as used in the immediately preceding sentence, shall mean, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

“Affiliate Office Leases” shall mean those certain three leases, two of which are dated March 18, 1987 and one of which is dated January 1, 1996, between a predecessor of Current Manager and a predecessor of Borrower, each relating to space on the 20th floor of the Improvements.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall have the meaning set forth in Section 7.1 hereof.

“Alteration Period” shall have the meaning set forth in Section 7.1(e) hereof.

“Annual Budget” shall mean Borrower’s annual operating and capital budget (including revisions thereof), approved by Lender where such approval is required pursuant to Section 5.1(p) hereof, for any Fiscal Year of Borrower setting forth, in reasonable detail, Borrower’s good faith estimates of the anticipated results of operations of the Property, including revenues from all sources, all Operating Expenses, management fees and Capital Expenditures and setting forth Borrower’s leasing strategy for the Property for such annual period.

“Anticipated Prepayment Date” shall mean April 11, 2008.

“Approved Banks” shall mean (x) PNC Bank, Chase, First Union, NationsBank, Bankers Trust, Union Bank of Switzerland or Bank of America, in each case only for so long as it shall have the long-term unsecured debt rating from the applicable Rating Agencies at least equivalent to such long-term unsecured debt rating as of the date of this Agreement or (y) any other bank or other financial institution which has (i) (a) a minimum net worth of $500,000,000, or (b) total assets of $5,000,000,000 and (ii) a minimum long-term unsecured debt rating from the applicable Rating Agencies at least equivalent to the Required Rating.

“Assignment of Agreements” shall mean that certain first priority Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender as security for the Obligations, to the extent assignable, all of Borrower’s interest in and to the Management Agreement and all other licenses, permits and contracts necessary for the use and operation of the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning all the Leases and Rents with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Bankruptcy Plan” shall mean that certain Second Amended Plan of Reorganization of Philadelphia Plaza Associates, Bankruptcy no. 97-18862R, United States Bankruptcy Court for the Eastern District of Pennsylvania.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property: (i) Taxes and Other Charges; and (ii) Insurance Premiums.

“Borrower” shall mean Commerce Square Partners-Philadelphia Plaza, a Delaware limited partnership, together with its successors and assigns as permitted hereunder.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York are not open for business.

“Capital Expenditures” shall mean those expenditures with respect to the Property that are required to be capitalized and amortized or depreciated in accordance with GAAP.

“Capital Reserve Account” shall have the meaning set forth in Section 9.2.1(b) hereof.

“Capped Expenses” shall mean the sum of (i) the commitment fee payable with respect to the Loan and (ii) all out of pocket expenses and costs incurred by Lender (or any of its affiliates) with respect to the making of the Loan (other than expenses incurred by Lender in connection solely with any Securitization, which expenses and costs shall be paid by Lender) (as well as such costs and expenses as Lender (or any of its affiliates) customarily include in reimbursables, such as the duplication and binding of presentation books), reasonable travel expenses, review of engineering reports, credit reports, appraisals, preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (including reasonable Lender’s attorneys’ fees and expenses in connection therewith and in connection with Lender’s due diligence), and any other out of pocket expenses relating to credit and collateral evaluations (including, without limitation, preliminary evaluations prepared by any of the Rating Agencies), which Capped Expenses shall in no event exceed 1.35% of the original principal balance of the Loan. In no event shall Capped Expenses include the costs of obtaining a Qualified Title Insurance Policy or a Qualified Survey, any transfer tax or mortgage or recording tax or fee, the costs of obtaining a Phase I or Phase II environmental report or the costs of obtaining an agreed upon procedures report from a “Big Five” independent certified public accounting firm with respect to the 1997 unaudited balance sheet and income statement for the Property prepared in accordance with GAAP, without footnotes.

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash and Cash Equivalents” shall mean (i) Cash, (ii) U.S. Government Securities, (iii) interest bearing or discounted obligations of federal agencies and government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, Federal Farm Credit System securities (provided all of the obligations described in this clause (iii) shall be rated “AAA” or backed by the full faith and credit of the United States government for, full and timely payment), (iv) time deposits; domestic and Eurodollar certificates of deposit, bankers acceptances or commercial paper rated at least F-l+ (or its equivalent) by the applicable Rating Agencies, and/or guaranteed by an entity having a long-term rating at least equal to the Required Rating, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that if the scheduled maturity of any such note, instrument or letter of credit is more than six (6) months after the date of purchase of such obligation by Borrower or Lender, the note, instrument or letter of credit must be issued by a bank having a long-term unsecured debt rating from the applicable Rating Agencies at least equal to the Required Rating), (v) obligations issued by state and local governments or their agencies, carrying a rating at least equal to the Required Rating and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that if the scheduled maturity of any such obligation is more than six (6) months after the date of purchase by Borrower or Lender and such obligation is guaranteed by a letter of credit, the letter of credit guaranteeing such obligation must be issued by an Approved Bank having a long-term unsecured debt rating from each of the applicable Rating Agencies at least equal to the Required Rating), (vi) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. government or agency collateral with a value equal to or exceeding the principal amount on a daily basis and held in safekeeping (provided that at the time of purchase the counterparty to such repurchase agreement must have a long-term unsecured debt rating at least equal to the Required Rating), (vii) investments in money market funds and money market mutual funds all the assets of which are comprised of investments described in clauses (i) through (vi) above, and (viii) any other investment which each of the applicable Rating Agencies confirm in writing will not in and of itself result in a downgrading or withdrawal of any of the ratings then assigned to any Certificates. Except as otherwise provided in this definition, Cash and Cash Equivalents shall not include any investments commonly known as “derivatives”, any investments requiring a payment above par for an obligation, and under no circumstances shall Cash and Cash Equivalents include interest-only strips. Any investment in Cash and Cash Equivalents shall have a maturity date not later than one Business Day prior to the date that the proceeds therefrom are required hereunder.

“Cash Hold” shall have the meaning set forth in Section 9.9 hereof.

“Casualty” shall have the meaning specified in Section 8.1.2(a) hereof.

“Certificates” shall have the meaning specified in the Cooperation Agreement.

“Chase” shall mean The Chase Manhattan Bank, N.A., or any successor thereto.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall have the meaning set forth in Section 8.1.3 hereof.

“Consent of Manger” shall mean that certain Consent of Manager dated as of the date hereof between Current Manager and Lender.

“Cooperation Agreement” shall mean that certain Mortgage Loan Cooperation Agreement, dated as of the date hereof, among Borrower, PM-AIT and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Credit Facility” shall mean a clean, irrevocable, unconditional, transferable letter of credit, which has not been encumbered or pledged in any manner other than in favor of Lender, payable on sight draft only, in respect of which (a) any reimbursement obligation is not secured by the Property or any other property pledged to secure the Obligations, and (b) Borrower shall be permitted to have a contingent reimbursement obligation only in favor of any lender with respect to any Credit Facility issued by such lender which Credit Facility was issued for the benefit of Borrower, if and only if (i) such lender’s rights with respect to such reimbursement obligation are fully subordinated to payment of the Debt, (ii) no payment shall be made to such lender in respect of such reimbursement obligation during the occurrence and continuation of an Event of Default and (iii) such lender shall be prohibited from exercising any and all remedial action against Borrower in connection therewith until the Debt has been paid in full, in favor of Lender and entitling Lender to draw thereon in New York, New York or in such other city as Lender’s corporate trust office may be located at the time of the issuance of such letter of credit, issued by a domestic bank or the U.S. agency or branch of a foreign bank the long-term unsecured debt rating of which at the time such letter of credit is delivered and throughout the term of such letter of credit is not less than the then Required Rating, or, if there are no domestic banks or U.S. agencies or branches of a foreign bank having such long-term unsecured debt rating then issuing letters of credit, then such letter of credit may be issued by a domestic bank the long-term unsecured debt rating of which is not lower than “AA” by the applicable Rating Agencies. Anything to the contrary herein notwithstanding, the parties hereto agree that, for so long as Chase, First Union, PNC Bank, NationsBank, Bankers Trust, Union Bank of Switzerland, or Bank of America, as the case may be, has a long term senior unsecured credit rating by the applicable Rating Agencies not less than its rating as of the Closing Date, any such bank may be the issuer of any Credit Facility required or permitted hereunder. Such Credit Facility shall provide that it will automatically renew unless the issuer of such Credit Facility delivers written notice to Lender, as beneficiary, and Borrower, as account party, at least 30 days prior to its expiration, that such Credit Facility will not be renewed, and, in-such case, shall provide that Lender, as beneficiary, shall be entitled to draw upon the full amount of such Credit Facility. Without in any way limiting the generality of the foregoing, if any Credit Facility is not renewed or replaced with another Credit Facility prior to the date that is 30 days prior to its expiration, Lender shall be entitled to draw upon the full amount of such Credit Facility.

“Current Manager” shall mean Thomas Development Partners, LLC, a California limited liability company (or any California limited partnership which is a successor thereto, provided that all direct and indirect ownership interests in such entity remain the same).

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, the Notes, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan, including the Yield Maintenance Payments, if any, and any sums due under the Notes, this Agreement, the Mortgage or in any other Loan Document.

“Debt Securities” shall mean debt obligations, other than U.S. Government Securities, of any Person, whether evidenced by bonds, notes, debentures, certificates, book entry deposits, certificates of deposit, commercial paper, bankers acceptances, reinvestment letters, funding agreements or other instruments, which (x) are not subject to prepayment or redemption prior to maturity and (y) are rated not less than the then Required Rating; or any combination of the foregoing,

“Debt Service” shall mean, with respect to any specified date or a particular period of time, scheduled principal and interest payments under the Notes (which shall not include any payments applied to principal pursuant to Section 9.4.2(h) or Accrued Interest pursuant to 9.4.2(i)) due as of such date or payable during such period (including the last day thereof), as applicable.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law and (b) the greater of (x) five percent (5%) above the applicable Interest Rate and (y) the rate from time to time publicly announced by Citibank, N.A. (or any successor thereto) as its base rate on corporate loans.

“Defeasance” shall have the meaning set forth in Section 2.3.2(a) hereof.

“Defeasance Date” shall have the meaning set forth in Section 2.3.2(a) hereof.

“Defeasance Deposit” shall mean an amount equal to the sum of (i) with respect to a total Defeasance, all costs and expenses (including the purchase price) incurred or to be incurred in the purchase of U.S. Government Securities necessary to meet the Scheduled Defeasance Payments; (ii) with respect to a partial Defeasance, (A) a portion of the remaining aggregate outstanding principal amount of the Note to be defeased equal to the amount to be partially Defeased plus (B) without duplication, all costs and expenses (including the purchase price) incurred or to be incurred in the purchase of U.S. Government Securities necessary to meet the Scheduled Defeasance Payments; and (iii) in either case, any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note to be defeased, the creation of one or more Defeased Notes and Undefeased Note, if applicable, any transfer of one or more Defeased Notes or otherwise payable in order to fulfill the agreements set forth in Sections 2.3 and 2.4 hereof.

“Defeased Note” shall have the meaning set forth in Section 2.3.2(a)(vi) hereof.

“Deferred Maintenance Conditions” shall mean the conditions at the Property described on Schedule 1 hereto, which Borrower shall have one year from the Closing Date (subject to the provisions hereof) to correct.

“Deferred Maintenance Reserve Account” shall have the meaning set forth in Section 9.2.1(c) hereof.

“Deposit Account” shall mean that account established and maintained pursuant to the Deposit Account Agreement.

“Deposit Account Agreement” shall mean that certain Deposit Account Agreement, dated as of the date hereof, among Borrower, Lender and PNC Bank, National Association, regarding the creation of the Deposit Account and to the collection and application of all the Rents from the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Eligible Account” shall have the meaning given such term in Section 11.2 hereof.

“Eligible Collateral” shall mean U.S. Government Securities, Debt Securities, Credit Facility or Cash and Cash Equivalents, or any combination thereof.

“Eligible Institution” shall have the meaning given such term in Section 11.2 hereof.

“Employee Benefit Plan” shall have the meaning given such term in Section 4.1(i) hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnification Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender.

“Equipment” shall have the meaning set forth in the Mortgage.

“Equityholders Agreement” shall mean that certain Equityholders Agreement of even date herewith among the partners of Borrower, Thomas Development Partners-Phase I, Inc., Maguire/Thomas Partners-Philadelphia, Ltd., Thomas Investment Partners, Ltd. and TDP-Commerce Square Gen-Par, Inc., as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 6.1(i) hereof.

“ERISA” shall have the meaning set forth in Section 4.1(i) hereof.

“Event of Default” shall have the meaning set forth in Section 10.1(a) hereof.

“Expansion” shall have the meaning set forth in Section 7.1 hereof.

“FASB 13” shall mean Financial Accounting Standards Board Statement No. 13 (accounting for leases), paragraph 19(b).

“Final Completion” shall mean, with respect to any specified work, the final completion of all such work, including the performance of all “punch list” items, as confirmed by an Officer’s Certificate and, with respect to any Material Alteration or Material Expansion, a certificate of the Independent Architect, each as contemplated by Article VII.

“Final Order” shall mean an order of the bankruptcy court having jurisdiction over the Bankruptcy Plan, as entered on the docket in the bankruptcy case of Prior Owner, which has not been reversed, stayed, modified or amended, as to which the time to appear or seek certiorari has expired, and as to which no appeal or petition for certiorari has been timely taken, or to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought.

“First Union” shall mean First Union Bank, or a successor thereto, including without limitation, if the proposed merger between First Union and Corestates shall be consummated, any successor entity resulting from such merger.

“Fiscal Year” shall mean the period commencing on the Closing Date and ending on and including December 31 of the calendar-year in which the Closing Date occurs and thereafter each twelve-month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch Investors Service, L.P., or an successor thereto.

“Fixed Rate” shall mean (i) during any period in which a Letter of Credit Default shall not exist, a rate of interest per annum of 6.995% or (ii) during any period in which a Letter of Credit Default shall exist, 7.245%.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the relevant date in question.

“Goldman” shall mean Goldman, Sachs & Co., a New York partnership.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever of or for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

“Hyperamortization Period” shall have the meaning set forth in Section 9.4.2 hereof.

“IBM Lease” shall mean that certain lease dated December 15, 1984 between Prior Owner and International Business Machines Corporation, as the same may have been and may in the future be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time.

“IBM Space” shall mean any space in the Improvements which is subject to the IBM Lease.

“IBM Space Reduction Amount” shall have the meaning set forth in Section 9.2.1.

“Improvements” shall have the meaning set forth in the Mortgage.

“Independent Architect” shall mean any reputable architecture or construction management firm that is licensed or registered in the Commonwealth of Pennsylvania which is not an Affiliate of Lender or Borrower.

“Independent Director” shall have the meaning set forth in Section 4.1(cc)(xvi) hereof.

“Insurance Premiums” shall have the meaning set forth in Section 8.1.1(d) hereof.

“Insurance Requirements” shall mean all terms of any insurance policy required hereunder covering or applicable to the Property or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Property or any part thereof or any use of the Property or any part thereof.

“Interest Rate” shall mean, for the period from and including the Closing Date to but excluding the Anticipated Prepayment Date, a rate equal to the Fixed Rate, and for the period from and including the Anticipated Prepayment Date and thereafter, a rate equal to the Revised Interest Rate.

“Investment Grade” shall mean having a long term senior unsecured debt rating not lower than BBB (or the equivalent) by the applicable Rating Agencies.

“Lease” shall mean any lease, sublease, sub-sublease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the date hereof or hereafter entered into, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property and in which Borrower owns the lessor’s (or equivalent) position thereunder, and every modification amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and all agreements related thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. In no event shall the term “Lease” include any sublease which has been entered into by any tenant of the Improvements and any third party which is not an Affiliate of Borrower or any Manager.

“Lease Form” shall have the meaning set forth in Section 3.1(u) hereof.

“Leasing Commissions” shall mean amounts payable to brokers or others in connection with the execution of a Lease which is required to be capitalized and amortized over the applicable lease term in accordance with GAAP.

“Leasing Guidelines” shall have the meaning set forth in Section 7.2(d) hereof.

“Leasing Reserve Account Balance” shall have the meaning set forth in Section 9.2.1 hereof.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall mean Goldman Sachs Mortgage Company, a New York limited partnership, together with its successors and assigns.

“Letter of Credit Default” shall mean the failure of Borrower to do either of the following by Noon Eastern Time on March 20, 1998: (i) to replace or modify all existing letters of credit, bonds or other similar collateral which constitute Security Deposits so that Lender shall be named as a beneficiary, mortgagee or payee thereof and deliver the originals of such documents to Lender, or in lieu thereof, to deposit in the Security Deposit Account Cash in the aggregate amount of a such letters of credits, bonds or similar collateral which are not so replaced or modified; or (ii) to deliver Cash or a Credit Facility with respect to the initial deposits to the Leasing Reserve Account and the Deferred Maintenance Reserve Account in the amount required by, and otherwise in compliance with, the provisions of Section 9.2.1.

“Licenses” shall have the meaning set forth in Section 4.1(v) hereof.

“Lien” shall mean any mortgage, deed to secure debt, deed of trust, lien, pledge, hypothecation, assignment, security interest, security title, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower, or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loans made by Lender to Borrower pursuant to Article 2 and evidenced and/or secured by the Notes, the Mortgage and the other Loan Documents.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Mortgage, the Assignment of Agreements, the Assignment of Leases, the Environmental Indemnity, the Cooperation Agreement, the Deposit Account Agreement, the Consent of Manager, and any other document executed and/or delivered in connection with the Loan or hereafter delivered by or on behalf of Borrower pursuant to the requirements hereof or of any other Loan Document (including, without limitation, any Officer’s Certificate), as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time.

“Low Debt Service Reserve Account” shall have the meaning set forth in Section 9.4.1 hereof.

“Management Agreement” shall mean (i) the property management and leasing agreement entered into by Borrower and the Current Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time provided that such amendment, restatement, replacement, supplement or modification is on commercially reasonable terms and conditions and is on an arm’s-length basis (provided, however, that Lender acknowledges that the management fee payable to the Current Manager under the existing Management Agreement, as the same may be amended, may be higher than the fee which would be payable on an arm’s-length basis and Lender hereby approves such fee for so long as Current Manager is an Affiliate of Borrower and such fee does not exceed three percent (3%) of gross revenues from the Property), or (ii) any other property and management agreement entered into by Borrower and any Acceptable Manager, provided that the terms and conditions of such property and management agreement (and all amendments, restatements, replacements, supplements and modification thereof or thereto) are commercially reasonable and on an arm’s-length basis pursuant to which such Acceptable Manager is to provide property management, leasing and other services with respect to the Property.

“Manager” shall mean the Person managing the Property, together with its permitted successors and assigns, and any replacement manager therefor.

“Material Adverse Effect” means any event or condition that has a material adverse effect upon (i) the business operations, economic performance, assets or condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to perform the material provisions of any of the Loan Documents, (iii) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document, (iv) the value of, or cash flow from, the Property or the operation thereof, or (v) the rights and remedies of Lender under the Loan Documents.

“Material Agreements” shall mean material agreements (other than Leases and any Management Agreement) relating to the ownership, development, use, operation, leasing, maintenance or repair of the Property and material Operating Agreements.

“Material Alteration” shall mean any Alteration to be performed by or on behalf of Borrower at the Property (other than an Alteration the cost of which a Tenant is obligated to pay or reimburse to Borrower and which Borrower reasonably believes will be so paid or reimbursed, as applicable) the total cost of which, as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Material Casualty” shall have the meaning set forth in Section 8.1.2(c) hereof.

“Material Condemnation” shall have the meaning set forth in Section 8.1.2(c) hereof.

“Material Expansion” shall mean any Expansion to be performed by or on behalf of Borrower at the Property the total cost of which, as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Maturity Date” shall mean, with respect to each of the Tranche A Note and the Tranche B Note, the date on which the final payment of principal of such Note (and any Defeased Notes, if applicable, relating thereto) becomes due and payable as therein provided, whether at the Stated Maturity Date with respect to such Note, by declaration of acceleration, or otherwise.

“Mezzanine Lender” shall mean Prometheus Mid-Atlantic Holding, L.P., a Delaware limited partnership.

“Mezzanine Loan” shall mean the loan given by the Mezzanine Lender pursuant to the Mezzanine Loan Documents.

“Mezzanine Loan Documents” shall mean that certain Credit Agreement of even date herewith between each Partner Borrowers and Mezzanine Lender, together with all and any documents executed in connection therewith (including, without limitation, all documents evidencing or securing the loans made pursuant thereto), as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time in accordance with Section 6.1(h).

“Minor Loss” shall have the meaning set forth in Section 8.1.2(b) hereof.

“Mitsubishi Loan” shall mean the loan which is secured by that certain Mortgage and Security Agreement, dated July 2, 1987 and recorded July 24, 1987 in Mortgage Book FHS 1156, page 381, made by Prior Owner in favor of The Mitsubishi Trust and Banking Corporation.

“Monthly Debt Service Payment Amount” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean that certain first priority Mortgage, Security Agreement, Assignment of Leases, Rents and Revenue and Fixture Filing, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and the Obligations and, encumbering the Property, as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time.

“Net Operating Income” shall mean, for a specified period, the excess of Operating Income over Operating Expenses for such period. In calculating Net Operating Income for any period as aforesaid, the most recently prepared annual audited operating statement prepared in accordance with GAAP (as adjusted to eliminate the effect of FASB 13)

for the Property shall be used, except that if any unaudited quarterly operating statements then available cover quarters since the end of the Fiscal Years covered in such annual audited operating statement, then the Net Operating Income determined in accordance with the immediately preceding sentence shall be adjusted by adding the Net Operating Income for the quarters covered in such unaudited quarterly operating statements and deducting the Net Operating Income for the corresponding quarters in the prior Fiscal Year. By way of illustration, if Net Operating Income were to be determined on May 15, 1999, Net Operating Income would equal Net Operating Income shown in the annual audited operating statement for 1998, plus the Net Operating Income shown in the unaudited quarterly operating statement for the first quarter of 1999, less the Net Operating Income shown in the unaudited quarterly operating statement for the first quarter of 1998.

“Notes” shall mean the Tranche A Note and the Tranche B Note, collectively, and “Note” shall mean either the Tranche A Note or the Tranche B Note.

“Obligations” shall mean all amounts payable by Borrower under the Notes, including, without limitation, installments of interest thereon and principal thereof and all costs, damages, losses, fees, expenses and other amounts of whatever nature payable under, and the performance of all covenants and agreements required on the part of Borrower by, this Agreement and the other Loan Documents, together with interest thereon as specifically provided, including any of the foregoing incurred by or on behalf of the Lender in enforcing the payment of any of the foregoing, including, without limitation, reasonable attorneys’ fees and disbursements.

“Officer’s Certificate” shall mean a certificate made by an individual authorized to act on behalf of Borrower and, to the extent applicable, any constituent Person with respect to Borrower. Without limiting the foregoing, if the individual signing the certificate is doing so on behalf of a corporation, then such individual shall hold the office of President, Vice President or Chief Financial Officer (or the equivalent) with respect to such corporation; provided, however, that Lender agrees that, regardless of the office which he may hold, Randall Scott may sign any such certificate.

“Operating Agreements” shall mean reciprocal easement and/or operating agreements (including, without limitation, the REA); covenants, conditions and restrictions; and similar agreements affecting the Property and binding upon and/or benefiting Borrower and other third parties.

“Operating Expenses” shall mean, for any specified period, all expenses incurred for such specified period by Borrower (or by a Manager for the account of Borrower) during such period in connection with the operation of the Property, as well as bookkeeping, accounting, insurance costs, wages and other costs and expenses incurred for such specified period, determined, in each case, consistently in accordance with GAAP. “Operating Expenses” shall not include (1) depreciation or amortization or other noncash items except amortization of items which are otherwise Operating Expenses but which are prepaid, (2) the principal of and interest on the Notes or any other indebtedness of Borrower, (3) income taxes or other Taxes in the nature of income taxes, (4) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with and allocable to the making of and maintenance of the Notes, (5) the cost of Tenant Improvements, Leasing Commissions and any Capital Expenditures, and (6) distributions to the partners in Borrower or any management or asset management fees or similar compensation liabilities incurred to any Affiliate of Borrower (other than liabilities incurred in respect of customary arm’s-length management fees or similar compensation to any Affiliate which is an Acceptable Manager pursuant to a Management Agreement; provided, however, that Lender acknowledges that the management fee payable to the Current Manager under the existing Management Agreement may be higher than fee which would be payable on an arms-length basis and agrees that such fee may be included in Operating Expenses for so long as Current Manager is an Affiliate of Borrower and such fee does not exceed three percent (3%) of gross revenues from the Property).

“Operating Income” shall mean, for any specified period, all amounts received by or receivable by or payable to or for the account of Borrower (or by a Manager for the account of Borrower, including, without duplication, any amounts deposited in the Deposit Account) during such period in connection with the operation of the Property, determined on a GAAP basis of accounting, including, without limitation, the following, without duplication:

(i) all Rent (adjusted to eliminate the effect of FASB 13) and charges received by Borrower (or by a Manager for the account of Borrower, including, without duplication, any amounts deposited in the Deposit Account) for electricity, oil, gas, water, steam, beat, ventilation, air conditioning and any other energy, telecommunications, telephone, utility or similar items, including overtime usage, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for improvements, Taxes and other amounts received by Borrower (or by a Manager for the account of Borrower) under any Lease, sublease or other agreement relating to the Property pursuant to which any utilities, facilities, equipment, parking facilities or other services are furnished by Borrower, but excluding any Security Deposits received;

(ii) all amounts receivable by or payable to Borrower (or by a Manager for the account of Borrower including, without duplication, any amounts deposited in the Deposit Account), pursuant to Operating Agreements relating to the Property;

(iii) condemnation awards receivable by or payable to Borrower to the extent that such awards are compensation for lost rent;

(iv) business interruption and loss of “rental value” insurance proceeds receivable by or payable to Borrower;

(v) income receivable from cash holdings and interest from notes in lieu of rent; and

(vi) all other amounts receivable by or payable to Borrower (or, by a Manager for the account of Borrower, including, without duplication, any amounts deposited in the Deposit Account) during such period in respect of items, the nature of which in accordance with GAAP, would be included in Borrower’s GAAP financial statements for such period or any other period as operating income of the Property and which are not items of extraordinary income (including, without limitation, accrued reimbursements for Taxes and Insurance Premiums from Tenants).

Notwithstanding the foregoing clauses (i) through (vi), Operating Income shall not include (A) any condemnation or insurance proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer financing or refinancing of all or any part of the Property (other than of the types described in clause (iii) above), (C) any repayments received from Tenants of principal loaned or advanced to Tenants by Borrower, except to the extent that such loan was granted as a leasing concession, or (D) any type of income that would otherwise be considered Operating Income pursuant to the provisions above but is (i) paid directly by any Tenant to a Person other than Borrower or its agent including, without duplication, any amounts deposited in the Deposit Account; provided, however, if such income relates to an item which is included as Operating Expense, then such income, or such portion thereof which is included as an Operating Expense, shall be included in Operating Income or (ii) paid to Borrower by any Tenant but which relates to an expense which is not payable by Borrower (and therefore is not an Operating Expense), such as the Philadelphia use and occupancy tax; provided, however, that if any such amount is actually paid by Borrower, such amount shall be deemed to be an Operating Expense and Operating Income.

“Optional Defeasance Date” shall mean the earlier of the third anniversary of the Closing Date and the second anniversary of the Securitization.

“Other Charges” shall mean all impositions other than Taxes, and any assessment or similar charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof and payable by Borrower.

“Partner Borrowers” shall mean Prometheus Investment Holding, L.P., a Delaware limited partnership, and Prior Owner, together with their respective permitted successors and assigns.

“Payment Date” shall mean the eleventh (11th) day of each calendar month or, if in any month the eleventh (11th) day is not a Business Day, then the Payment Date for such month shall be the Business Day immediately preceding such day.

“Permitted Encumbrances” shall mean (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Qualified Title Insurance Policy, (c) Liens, if any, for Taxes or Other Charges not yet payable or delinquent or which are being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof (d) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business, and Liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business and relating to payments which are not yet delinquent or which are being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (e) Leases, (f) except as otherwise set forth in (b) above, such other easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances (including any of such matters incurred or entered into by Borrower in the ordinary course of business) which in each case do not diminish in any material respect the value of the Property or affect in any material respect the validity, enforceability or priority of the Liens created by the Loan Documents, and (g) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Indebtedness” shall mean: (a) the Debt; (b) any unsecured Credit Facilities delivered to Lender in accordance with the terms hereof, and Borrower’s reimbursement obligations arising therefrom or in connection therewith; (c) unsecured Trade Payables incurred in the ordinary course of Borrower’s business, customarily paid by Borrower within sixty (60) days of incurrence and in fact not more than sixty (60) days outstanding unless Borrower is, in good faith and in accordance with customary and prudent practices, contesting the payment of the same; (d) any Subordinate Mezzanine Loan; and (e) non-delinquent Taxes and Other Charges.

“Permitted Investments” shall mean the following, subject to qualifications hereinafter set forth:

1.	Obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the U. S. These obligations include, but are not limited to:

•	U.S. Treasury obligations All direct or fully guaranteed obligations

•	Farmers Home Administration Certificates of beneficial ownership

•	General Services Administration Participation certificates

•	U.S. Maritime Administration Guaranteed Title XI financing

•	Small Business Administration Guaranteed participation certificates Guaranteed pool certificates

•	U.S. Department of Housing and Urban Development Local authority bonds

•	Washington Metropolitan Area Transit Authority Guaranteed transit bonds

2.	Federal Housing Administration debentures when such obligations are backed by the full faith and credit of the U.S.

3.	Obligations of government-sponsored agencies that are not backed by the full faith and credit of the U.S., where the obligation is limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. These obligations are limited to:

•	Federal Home Loan Mortgage Corp. (FHLMC) Debt obligations

•	Farm Credit System (formerly: Federal land Banks, Federal Intermediate Credit Banks, and Banks for Cooperatives) Consolidated system wide bonds and notes

•	Federal Home Loan Banks (FHL Banks) Consolidated debt obligations

•	Federal National Mortgage Association (FNMA) Debt obligations

•	Student Loan Marketing Association (SLMA) Debt obligations

•	Financing Corp. (FICO) Debt obligations

•	Resolution Funding Corp. (REFCORP) Debt obligations.

4.	Federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated “A-1+” (or the equivalent) by the applicable Rating Agencies.

5.	Deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC).

6.	Debt obligations maturing in 365 days or less that are rated “AAA” or higher (or the equivalent) by the applicable Rating Agencies.

7.	Commercial paper rated “A-1+” (or the equivalent) by the applicable Rating Agencies and maturing in 365 days or less.

8.	Investments in certain short-term debt of issuers rated “A-1+” (or the equivalent) by the applicable Rating Agencies may be permitted with certain restrictions. The total amount of debt from “A-1+”(or the equivalent) issuers must be limited to the investment of an amount equal to the Monthly Debt Service Payment Amount. The total amount of “A-1+” (or the equivalent) investments should not represent more than 20% of the rated issues outstanding principal amount and each investment should not mature beyond 30 days. Investment in “A-1 +” (or the equivalent) rated securities are not eligible for reserve accounts, cash collateral accounts, or other forms of credit enhancement. Short-term debt for purposes of this definition includes: commercial paper, federal funds, repurchase agreements, unsecured certificates of deposit, time deposits, and banker’s acceptances.

9.	Investment in money market funds rated “AAAm” or “AAm-G” (or the equivalent) by the applicable Rating Agencies.

10.	Such other investments as shall be approved in writing by means of a Rating Confirmation.

Notwithstanding the foregoing, “Permitted Investments”: (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities; (ii) shall not have maturities in excess of one year; (iii) as to the investments described in (1), (3), (4), (5), (6), (7) and (8): the obligations shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; interest may either be fixed or variable; and any variable interest should be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provide a yield to maturity in excess of 120 percent of the yield to maturity at par of such underlying investment. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three (3) months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Owner” shall have the meaning set forth in Section 6.1(i)(ii) hereof.

“Person” shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Plan” shall have the meaning specified in Section 6.1(i)(ii) hereof.

“PM-AIT” shall mean Prometheus Mid-Atlantic Investors Trust, a Maryland real estate investment trust.

“PNC Bank” shall mean PNC Bank, National Association, or any successor thereto.

“Policies” shall have the meaning specified in Section 8.1.1(c) hereof.

“Preferred Equity Holder” shall mean Prometheus Investment Holding, L.P., a Delaware limited partnership, and its permitted successors and assigns.

“Prior Owner” shall mean Philadelphia Plaza Associates, a Pennsylvania general partnership which was formerly known as Maguire/Thomas Partners Philadelphia Plaza Associates.

“Proceeds” shall mean amounts, awards or payments payable to Borrower or Lender in respect of all or any part of the Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower or Lender in the recovery thereof, including all attorneys’ fees and expenses, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Property” shall mean the parcel of real property and Improvements thereon described in the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Mortgage and referred to therein as the “Mortgaged Property.”

“Qualified Survey” shall mean a current title survey of the Property, certified to the title company issuing the Qualified Title Insurance Policy and Lender and their respective successors and assigns, that (A) is in form and content reasonably satisfactory to Lender, (B) is prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1992 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, (C) meets the requirements for classification as an “Urban Survey”, and the following additional items from a list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to each survey: 2, 3, 4, 6, 7, 8, 9, 10, 11 and 13, (D) reflects the same legal description contained in the Qualified Title Insurance Policy or an appropriate title endorsement has been issued to that effect and (E) contains a certification in form and substance reasonably acceptable to Lender.

“Qualified Title Insurance Policy” shall mean an ALTA title insurance policy (1970 unmodified form, where issuable) issued by a title company acceptable to Lender, with reinsurance and direct access agreements acceptable to Lender, which title insurance policy shall (A) provide coverage in amounts reasonably satisfactory to Lender, (B) insure Lender that the Mortgage creates a valid first priority lien on the Property, free and clear of all exceptions from coverage other than such Liens, encumbrances and other matters described on Schedule B of such policy which have been approved by Lender in its sole discretion and Permitted Encumbrances (other than those described in clause (b) of the definition of Permitted Encumbrances) (C) contain such endorsements and affirmative coverages as Lender may reasonably request, (D) name Lender as the insured and (E) be assignable by its terms with a transfer of the Loan.

“Rating Agency” shall mean any nationally-recognized statistical rating agency selected by Lender to rate the Certificates or any successor thereto; provided that the term “Rating Agency” shall mean, when used (i) with reference to any bank or insurance company or Permitted Owner, the nationally-recognized statistical rating agencies that rate the securities or credit of such bank or insurance company or Permitted Owner or (ii) with reference to Permitted Investments, the nationally-recognized statistical rating agencies that rate such investments.

“Rating Confirmation” shall mean, with respect to the matter in question, that as a condition thereto two of the Rating Agencies which initially rated the Certificates and which shall continue to rate the Certificates shall have confirmed in writing that (i) such investment, replacement or action shall not result, in and of itself, in a reduction, withdrawal or qualification of any rating then assigned to any outstanding Certificates (if the Securitization has occurred), or (ii) such investment, replacement or action would not result, in and of itself, in a reduction, withdrawal or qualification of any rating for proposed Certificates then under consideration by the Rating Agencies (if the Securitization has not yet occurred); provided that if the

Securitization has not taken (or as certified by Lender, will not take) the form of a transaction rated by the Rating Agencies, then “Rating Confirmation” shall instead mean that the matter in question shall be subject to the prior approval of Lender. In the event that two of the Rating Agencies which initially rated the Certificates do not continue to rate the Certificates at the time in question, the Rating Confirmation shall be required from at least two of the Rating Agencies then rating such Certificates.

“REA” shall mean that certain Reciprocal Easement and Covenant Agreement dated as of September 15, 1990 between Prior Owner and Maguire Thomas Partners-Philadelphia Plaza-Phase II, as the same may have heretofore been amended, restated, replaced, supplemented or otherwise modified from time to time and as the same may in the future be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Release Instruments” shall have the meaning set forth in Section 2.4.1(b) hereof.

“REMIC” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or, without duplication, its agents or employees from any and all sources arising from or attributable to the Property, including, without limitation, any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business, interruption or other loss of income insurance.

“Required Rating” shall mean the higher of (i) the highest rating then assigned by the applicable Rating Agencies to any of the outstanding Certificates, and (ii) ”A” (or its equivalent) by S&P and Moody’s.

“Required Records” shall have the meaning set forth in Section 5.1(j)(vii) hereof.

“Reserve Account” shall have the meaning set forth in Section 9.2.1 hereof.

“Restoration” shall have the meaning set forth in Section 8.1.2(b) hereof.

“Revised Interest Rate” shall mean a rate of interest per annum equal to the sum of (i) the Fixed Rate, plus (ii) 2%.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.3.2(b) hereof.

“Securities Act” shall have the meaning set forth in Section 5.1(j)(vii) hereof.

“Securitization” shall have the meaning set forth in the Cooperation Agreement.

“Security Agreement” shall have the meaning set forth in Section 2.3.2(a)(vii) hereof.

“Security Deposit Account” shall have the meaning set forth in Section 5.1(r) hereof.

“Security Deposits” shall have the meaning set forth in Section 5.1(r) hereof.

“Servicer” shall mean AMRESCO Incorporated or such other entity appointed by Lender to service the Loan or its successor in interest, or if any successor servicer is appointed pursuant to the Servicing Agreement, such successor servicer; provided, however, that at all times such Servicer shall have a rating from Fitch of at least “acceptable”, or if S&P shall at the time in question rate the Certificates, in lieu of the Fitch rating, such Servicer shall be required to have an “above average” rating from S&P. If at any time no entity shall be so appointed, Servicer shall be deemed to refer to Lender.

“Servicing Agreement” shall mean any trust, pooling and servicing agreement or trust and servicing agreement that may be entered into from time to time in connection with any Securitization of the Loan.

“Single Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly, the entire ownership interest in the Property, does not engage in any business unrelated to the Property and the financing, operation, leasing or maintenance thereof, does not have any assets other those related to its interest in the Property or the financing, operation, leasing or maintenance thereof and otherwise complies with the representations, warranties and covenants of Section 4.1(cc) hereof. If the foregoing entity is a partnership, its partnership agreement must provide that the partnership will dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) unanimous written consent of all partners of the partnership (including the consent of its Independent Director), (ii) an event of withdrawal of a general partner, though the business of the partnership may be carried on by the remaining general partner, if there be one; (iii) cancellation of the certificate of partnership; and (iv) entry of a decree of judicial dissolution; provided, however, that notwithstanding the foregoing, to the extent permitted by applicable law, (a) the partnership shall not dissolve or otherwise terminate except as a result of the bankruptcy of all the general partners, and (b) the partnership shall continue (and not dissolve) for so long as a single solvent general partner exists. If the foregoing entity is a limited liability company, (i) its operating agreement must provide that the limited liability company will dissolve upon the withdrawal or dissolution of the managing member, but the limited liability company will not be dissolved if the remaining members, within ninety (90) days, by majority vote elect to continue the limited liability company and appoint a new managing member, (ii) it must appoint a managing member who must at all times be a Single Purpose Entity formed solely for the purpose of acting as such managing member, and (iii) the operating agreement must provide that the dissolution and winding up or insolvency filing of such limited liability company requires the consent of the managing member. If the foregoing entity is a corporation, the entity’s articles of incorporation must include provisions substantially similar to those contained in the partnership agreement of Borrower as of the date hereof and that otherwise limit its business to a single purpose as described above in the first sentence of this definition. Any other entity seeking to qualify as a Single Purpose Entity shall have adopted provisions in its organizational and governing documents that are, substantively the same, mutatis mutandis, to the provisions contained in the limited partnership agreement of Borrower as of the date hereof.

“Special Partnership Transfer” shall mean the sale by the partners of Borrower of all of their respective partnership interests in Borrower to one purchaser, provided that, as a condition to such transfer, Lender shall have received a Rating Confirmation in respect thereof.

“Special Servicer” shall mean the entity appointed by Lender to specially service the Loan or its successor in interest, or if any successor special servicer is appointed pursuant to the Servicing Agreement, such successor servicer; provided, however, that at all times such Special Servicer shall have a rating from Fitch of at least “acceptable”, or if S&P shall at the time in question rate the Certificates, in lieu of the Fitch rating, such Special Servicer shall be required to have an “above average” rating from S&P. If at any time no entity shall be so appointed, Special Servicer shall be deemed to refer to Lender.

“Special Transfer” shall mean the sale by Borrower of all of the Property to one purchaser pursuant to which such purchaser shall assume in writing all of the obligations of Borrower under the Loan, provided that, as a condition to such transfer, Lender shall have received a Rating Confirmation in respect thereof.

“Stated Maturity Date” shall mean, with respect to the Tranche A Note, April 11, 2028, or with respect to the Tranche B Note, September 11, 2002.

“Subordinate Mezzanine Loan” shall mean a loan or loans to the Partner Borrowers secured, in whole or in part, by (i) a pledge of their partnership interests in Borrower, (ii) a pledge of the stock of the corporations which are the managing members of the general partners of Borrower and/or (iii) a pledge of the membership interests held by the non-managing members of the general partners of Borrower, which loan and pledges are subordinate to the Mezzanine Loan and which in all respects (including, without limitation, the amount thereof the interest rate and the holder thereof) has been approved by Lender in its sole discretion (if such Subordinate Mezzanine Loan shall be entered into prior to a Securitization) or by the Rating Agencies in their sole discretion and as to which the Rating Agencies shall have issued a Rating Confirmation (if such Subordinate Mezzanine Loan shall be entered into after a Securitization). As a condition precedent to the approval of Lender or the Rating Agencies, either Lender or the Rating Agencies may require amendments to the Loan Documents.

“Successor Borrower” shall have the meaning set forth in Section 2.3.2(c) hereof.

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 9.3.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, use and occupancy taxes and other governmental charges now or hereafter levied or assessed or imposed against the Property or Borrower with respect to the Property or the rents therefrom or which may become Liens upon the Property.

“Tenant” shall mean any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Tenant Cost” shall have the meaning set forth in Section 9.2.1(d) hereof.

“Tenant Improvements” shall mean amounts expended for, or allowances given with respect to, the building out of leased space in accordance with tenant preferences, or other allowances given to tenants, which expenditures are required to be capitalized and amortized over the applicable lease term in accordance with GAAP.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Termination Fee” shall have the meaning set forth in Section 7.2(c) hereof.

“Termination Payment Account” shall have the meaning set forth in Section 7.2(f) hereof.

“Threshold Amount” shall mean $9,000,000.

“Trade Payables” shall mean amounts payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course and which would under GAAP be regarded as ordinary expenses, as well as Leasing Commissions and Tenant Improvements, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Property or Borrower.

“Tranche A Note” shall mean that certain promissory note of even date herewith in the principal amount of Eighty Million Dollars ($80,000,000) substantially in the form of Exhibit A, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time, including any Undefeased Notes relating thereto.

“Tranche B Note” shall mean that certain promissory note of even date herewith in the principal amount of Thirty-Two Million Dollars ($32,000,000) substantially in the form of Exhibit B, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time, including any Undefeased Notes relating thereto.

“Treasury Cost Yield” shall mean, with respect to each Note, the arithmetic mean of the rates published as “Treasury Constant Maturities” as of 5:00 p.m., New York time, for the five Business Days preceding the date on which acceleration has been declared, as shown on the USD screen of the Telerate service, or if such service is not available, the Bloomberg service, or if neither the Telerate nor the Bloomberg service is available, under Section 504 in the weekly statistical release designated H.15(519) (or any successor publication) published by the Board of Governors of the Federal Reserve System, for “On the Run” U.S. Treasury obligations corresponding to the Stated Maturity Date with respect to each Note; if no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Constant Yield shall be interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as then in effect in the Commonwealth of Pennsylvania.

“Undefeased Note” shall have the meaning set forth in Section 2.3.2(a)(vi) hereof.

“Unpaid TI/Leasing Commissions Reserve Account” shall have the meaning set forth in Section 9.2.1(d) hereof.

“USF&G” shall have the meaning set forth in Section 8.1.1(c) hereof.

“U.S. Government Securities” shall mean securities evidencing an obligation to pay principal and interest in a full and timely manner that are (y) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (z) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of and guaranteed as a full faith and credit obligation by the United States of America, which in either case are not callable or redeemable at the option of the issuer thereof (including a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such securities or a specific payment of principal of or interest on any such securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the securities or the specific payment of principal of or interest on the securities evidenced by such depository receipt).

“Yield Maintenance Payments” shall have the meaning set forth in Section 2.3.3 hereof.

Section 1.2 Principles of Construction. (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “includes,” “including” and similar terms shall be construed as if followed by the words “without limitation.” Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. As a matter of convenience herein, rating categories are generally stated in the S&P nomenclature, it being understood that unless otherwise expressly stated to the contrary, the category indicated will instead be deemed to be the actual category of the applicable Rating Agencies.

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All calculations of Net Operating Income; Operating Income, and Operating Expenses shall be prepared by or on behalf of Borrower and shall be subject to review and audit by Lender in accordance with Lender’s customary audit policies and procedures. In the event that an Event of Default shall then exist, such review and audit shall be at Borrower’s sole cost and expense; otherwise such review and audit shall be at Lender’s sole cost and expense.

II. GENERAL

Section 2.1 The Loan.

2.1.1 Commitment. Subject to and upon the terms and conditions set forth herein, including the conditions precedent set forth in Section 3.1, Lender hereby agrees to make a loan to Borrower on the Closing Date, in the original principal amount of One Hundred Twelve Million Dollars ($112,000,000). The Notes shall mature on their respective Stated Maturity Dates. Borrower hereby agrees to accept the Loan to be made to it by Lender on the Closing Date, subject to and upon the terms and conditions set forth herein.

2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan. Borrower shall receive the Loan upon the Closing, subject to the direction given by Borrower as to the application of Loan proceeds to pay items set forth in Section 2.1.4 hereof. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by the Notes. The Notes shall bear interest as provided herein and therein. The Notes shall be subject to repayment as provided in Section 2.3, shall be entitled to the benefits of this Agreement and shall be secured by the Mortgage granting a first mortgage lien on the Property and by certain of the other Loan Documents.

2.1.4 Use of Proceeds of the Loan. Borrower shall use the proceeds of the Loan to (i) repay, discharge or refinance the existing loans, if any, relating to the Property, (ii) pay all past-due and payable Basic Carrying Costs, if any, in respect of the Property and to pay then due and payable Operating Expenses and other budgeted expenses relating to the Property, (iii) to the extent that the establishment of such reserve is not satisfied by the posting by Borrower of a Credit Facility or Facilities in accordance with the terms of Section 9.2.1 hereof, fund the Tax and Insurance Escrow Account, the Leasing Reserve Account, the Capital Reserve Account, the Deferred Maintenance Reserve Account; the Unpaid TI/Leasing Commissions Reserve Account and any other escrow or reserve account contemplated hereunder or under any other Loan Document to be funded at or prior to the Closing, (iv) pay fees, costs and expenses actually incurred in connection with the Loan, (v) pay the Capped Expenses, (vi) fund the initial payment of interest with respect to the period from the Closing Date to the Payment Date occurring on April 11, 1998, (vii) make distributions to or on behalf of Borrower and (viii) repay the Mitsubishi Loan in accordance with the Bankruptcy Plan and pay all costs and expenses incurred by Borrower related solely to the purchase and repayment of the Mitsubishi Loan.

Section 2.2 Principal and Interest.

2.2.1 Principal and Interest.

(a) Subject to Section 2.2.2, from the date hereof to but excluding the respective Maturity Dates with respect to each of the Notes, Borrower shall pay interest on the outstanding principal balance of the Notes at the Interest Rate.

Notwithstanding anything to the contrary in this Agreement and to the extent permitted by applicable law, if the aggregate amount of interest payable in respect of any Note pursuant to this Section 2.2 and all other consideration which would constitute interest for any period under applicable law with respect to such Note results in an effective rate of interest for such period on such Note in excess of the maximum rate permitted by law (after giving effect to any adjustment permitted by law to the interest rate paid or payable in any periods other than such period), the effective rate of interest for such period for such Note shall be limited to a rate of interest which would not cause the effective rate to exceed the maximum legal rate and, if any principal remains outstanding with respect to the other Note, the effective interest rate for the other Note shall be increased in a manner such that the aggregate payment of interest due on the Notes after such adjustments shall be equal to the aggregate interest payment due on the Notes had no adjustment been necessary, but in no event shall such increase in the effective interest rate for such other Note exceed the maximum legal rate applicable to such Note.

(b) Commencing with the Payment Date on May 11, 1998, and on each and every Payment Date thereafter through but excluding the Stated Maturity Date with respect to each Note, the principal amount of each Note and interest thereon at the Fixed Rate shall be payable in monthly installments of (i) principal with respect to each Note based on the amortization schedule as set forth in the applicable Note, and (ii) interest at the Fixed Rate as computed in accordance with Section 2.5.2 (the aggregate of such amounts with respect to the Notes, the “Monthly Debt Service Payment Amount”). Unless otherwise elected by Lender, such payments shall be applied first to the payment of interest with respect to the Notes with the remainder of such payment being applied to the reduction of the outstanding principal balance of the Notes.

(c) From and after the Anticipated Prepayment Date, interest on the Tranche A Note shall accrue at the Revised Interest Rate and shall be payable as provided in Sections 2.2.2 and 9.4.2.

2.2.2 Accrued Interest. Each monthly payment of principal and interest under the Tranche A Note made by Borrower thereunder on and after the Anticipated Prepayment Date shall be applied first to the payment of interest computed at the Fixed Rate with the remainder of such payment being applied to the reduction of the outstanding principal balance of the Tranche A Note. All Accrued Interest accruing in respect of the Tranche A Note shall be deferred, be added to the principal balance of the Tranche A Note and, to the extent permitted by applicable law, accrue interest at the Revised Interest Rate. All Accrued Interest shall be due and payable on the Maturity Date with respect to the Tranche A Note.

2.2.3 Default Rate. If an Event of Default shall have occurred and is continuing, Borrower shall pay interest at the Default Rate on the outstanding principal amount of the Notes and due but unpaid interest thereon, upon demand from time to time (which interest is payable both before and after Lender has obtained a judgment with respect to the Loan), to the extent permitted by applicable law. Payment or acceptance of the increased rates provided for in this subsection is not a permitted alternative to timely payment or full performance by Borrower and, shall not constitute a waiver of any Default or Event of Default or an amendment to this Agreement or any other Loan Document and shall not otherwise prejudice or limit any rights or remedies of Lender.

Section 2.3 Loan Repayment and Defeasance.

2.3.1 Repayment. (a) Borrower shall repay any outstanding principal indebtedness of each Note in full on the Maturity Date with respect to each Note, together with all accrued and unpaid interest thereon to (but excluding) the date of repayment.

(b) Other than as set forth in Section 2.3.3 below, or as required or permitted pursuant hereto in connection with a Casualty or Condemnation, Borrower shall have no right to prepay all or any portion of the Loan during the period commencing on the Closing Date to but not including the Anticipated Prepayment Date; provided, however, that Borrower shall have the right to prepay the Tranche A Note in full, without penalty or premium, on the Payment Date occurring immediately prior to the Anticipated Prepayment Date in accordance with the remaining provisions of this Section 2.3.1(b). From and after the Anticipated Prepayment Date, the Tranche A Note may be prepaid in whole or in part, on any Payment Date, together with accrued interest to the date of such prepayment on the principal amount prepaid, without penalty or premium. Any such prepayment, shall be subject, in each case, to the satisfaction of the condition precedent that Borrower shall provide not less than five (5) Business Days’ prior written notice to Lender specifying the Payment Date on which such prepayment is to occur and indicating the principal amount of the Tranche A Note to be so prepaid.

2.3.2 Voluntary Defeasance of the Notes. (a) On or after the Optional Defeasance Date and subject to a Rating Confirmation having been obtained therefor and subject to the terms and conditions set forth in this Section 2.3.2, Borrower may defease all or any portion of either Note (hereinafter, a “Defeasance”). No Defeasance shall be permitted on or after the Anticipated Prepayment Date. Each Defeasance shall be subject, in each case, to the satisfaction of the following conditions precedent:

(i) Borrower shall provide not less than thirty (30) days’ prior written notice to Lender specifying a date (the “Defeasance Date”) on which the Defeasance is to occur. Such notice shall indicate whether both Notes or only one Note is to be defeased, whether such Defeasance will be partial or total, and if partial, the principal amount of the Notes or such Note to be defeased.

(ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Note or Notes to be defeased to but not including the Defeasance Date (and if the Defeasance Date is not a Payment Date, the Defeasance Deposit shall take into account the interest that would have accrued on such Note or Notes to but not including the next Payment Date).

(iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under such Note or Notes, this Agreement, the Mortgage and the other applicable Loan Documents (including, without limitation, in the event that an Event of Default shall then exist, all unpaid interest payable at the Default Rate and all sums expended by Lender in connection with such Event of Default).

(iv) If an Event of Default shall then exist, then the Defeasance must serve to cure such Event of Default and notwithstanding anything to the contrary contained herein, such Defeasance must be a total Defeasance.

(v) Borrower shall pay to Lender the required Defeasance Deposit for the Defeasance.

(vi) In the event only a portion of a Note or a portion of each Note is the subject of the Defeasance, Borrower shall execute and deliver all necessary documents to amend and restate such Note or Notes and issue two substitute notes for each such Note: one note having a principal balance equal to the defeased portion of such original Note (the “Defeased Note”) and one note having a principal balance equal to the undefeased portion of such original Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as such original Note (and the Defeased Note shall be cross-defaulted with the Undefeased Note), except for the principal balance. A Defeased Note cannot be the subject of any further Defeasance. An Undefeased Note may be the subject of a further Defeasance in accordance with the terms of this clause (vi) (the term “Note”, as used above in this clause (vi) for these purposes, being deemed to refer to the Undefeased Note that is the subject of the further defeasance) and the other provisions of this Section 2.3.2.

(vii) Borrower shall execute and deliver one or more security agreements, in form and substance reasonably satisfactory to Lender, creating a first priority lien on the Defeasance Deposit and the U.S. Government Securities purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.3.2 (the “Security Agreement”).

(viii) Borrower shall deliver to Lender an opinion of counsel for Borrower in form reasonably satisfactory to Lender, which opinion may be based on reasonable assumptions, representations and warranties of Borrower, stating, among other things, that Lender has a perfected security interest in the U.S. Government Securities purchased with the Defeasance Deposit.

(ix) If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower, if any, in form and substance satisfactory to the applicable Rating Agencies and reasonably satisfactory to Lender (it being understood and agreed that if such opinion is acceptable to the Rating Agencies, Lender will be deemed to have approved such opinion). In addition, if the Loan is included in any REMIC formed pursuant to a Securitization, Borrower shall also deliver or cause to be delivered an opinion of counsel, in form and substance reasonably satisfactory to Lender, stating that, after a Defeasance, the Loan will continue to be a “qualified mortgage” within the meaning of Section 860G of the Code and the REMIC will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance.

(x) Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.3.2(a) have been satisfied.

(xi) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request.

(xii) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the Defeasance, including, without limitation, reasonable attorneys’ fees and expenses.

(xiii) Borrower shall deliver to Lender an agreed upon procedures report issued by a “Big Five” independent certified public accounting firm documenting procedures performed regarding information prepared by Borrower, or a certification acceptable to Lender and the Rating Agencies from such firm, showing (a) the stream of income to be generated by the Defeasance Deposit, and (b) all Scheduled Defeasance Payments and other amounts required to be paid by Borrower hereunder in connection with the proposed Defeasance and a comparison of the same.

(b) In connection with each Defeasance of all or any portion of any Note, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Government Securities (which purchases, if made by Lender, shall be made on an arm’s-length basis at then prevailing market rates) which provide payments on or prior to, but as close as possible to, all successive Payment Dates after the Defeasance Date, in the case of a Defeasance for the entire outstanding principal balance of the Notes, or the Defeased Note or Notes, in the case of a Defeasance for only a portion of the outstanding principal balance of a Note or the Notes, as applicable (including the outstanding principal balance of either the Loan or the Defeased Note or Notes on the Anticipated Prepayment Date), and in amounts equal to the Debt Service due on such dates under the Note or Notes or the Defeased Note or Notes, as applicable (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall irrevocably authorize and direct that the payments received from the U.S. Government Securities may be made directly to Lender and applied to satisfy the obligations of Borrower under the Note or Notes or the Defeased Note or Notes, as applicable. In connection with any total Defeasance of the Loan, any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Government Securities required by this Section 2.3.2(b) and satisfy Borrower’s obligations under Section 2.3 shall be remitted to Borrower. In connection with any partial Defeasance of the Loan, any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Government Securities required by this Section 2.3.2(b) and satisfy Borrower’s obligations under Section 2.3 shall be retained by Lender in an Eligible Account as additional collateral for the Loan, and shall be invested in Permitted Investments, Borrower hereby granting to Lender a security interest in such account and in such Permitted

Investments. Any amounts received in payment on the U.S. Government Securities in excess of the amounts necessary to make monthly payments pursuant to Section 2.2 (including on the Anticipated Prepayment Date) shall be deposited into the Deposit Account and treated in accordance with the terms of Article 9 hereof. Borrower shall not be obligated to pay a Yield Maintenance Payment in addition to the Defeasance Deposit in connection with any Defeasance.

(c) In connection with a Defeasance under this Section 2.3.2 of the total aggregate outstanding principal amount of the Notes, Lender shall establish or designate one or more successor entities (the “Successor Borrower”) and Borrower shall transfer and assign all obligations, rights and duties under and to the Notes, together with the pledged U.S. Government Securities, to the Successor Borrower. The obligation of Lender to establish or designate a Successor Borrower shall be retained by the original Lender named herein notwithstanding the sale or transfer of this Agreement unless such obligation is specifically assumed by the transferee. The Successor Borrower shall assume the obligations hereunder and under the Notes (including all Defeased Notes) and the Security Agreement and, notwithstanding anything to the contrary contained in any Loan Document, the representations, warranties and covenants of the Loan Documents pertaining to the Property and the provisions of Section 6.1(i) hereof shall be of no further force or effect other than (i) Sections 11.13, 11.21 and 11.24 of this Agreement, (ii) the Environmental Indemnity, which shall terminate in accordance with its terms, and (iii) the Cooperation Agreement, which shall terminate in accordance with its terms. Borrower shall pay $1,000 to the Successor Borrower as consideration for assuming the obligations under the Notes and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Notes in accordance with this Section 2.3.2, but Borrower shall pay all out-of-pocket costs and expenses incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses, incurred in connection therewith.

2.3.3 Repayment Upon Default. If all or any part of the principal amount of the Notes is prepaid upon acceleration of the Loan following the occurrence of an Event of Default prior to the Anticipated Prepayment Date, then, in addition to such principal payment, Borrower shall be required to make such payments (the “Yield Maintenance Payments”) in an amount equal to the excess, if any, of (i) the sum of (A) the aggregate respective present values of all scheduled interest payments payable on each Payment Date in respect of the Notes (or the portion of all such interest payments corresponding to the portion of the principal of the Notes to be prepaid upon acceleration) for the period from the date of such prepayment upon acceleration to the Stated Maturity Date with respect to each Note, discounted monthly at a rate equal to the Treasury Constant Yield with respect to each Note and based on a 360-day year of twelve 30-day months and (B) the aggregate respective present values of all scheduled principal payments payable on each Payment Date in respect of the Notes (or the then unpaid portion thereof to be prepaid upon acceleration) assuming the then outstanding principal balance of the Notes is paid in full on the Stated Maturity Date with respect to each Note, discounted monthly at a rate equal to the Treasury Constant Yield with respect to each Note and based on a 360-day year of twelve 30-day months over (ii) the then current outstanding principal amount of the Notes (or the then unpaid portion thereof to be prepaid upon acceleration). If the Yield Maintenance Payments as calculated pursuant to this Section 2.3.3 would not be a positive number, the Yield Maintenance Payments shall be zero. The Yield Maintenance Payments, if any, to be paid in connection with any prepayment under this Section 2.3.3 shall be determined by Lender and written notice of the respective amounts and calculations thereof shall be furnished to Borrower by Lender promptly after the acceleration. For purposes of this Section 2.3.3, the amount of the Notes (or the portion of the principal of the Notes to be prepaid upon acceleration) on the date of prepayment shall be determined after giving effect to any payment of scheduled amortization made on such date.

Section 2.4 Release of Property. No repayment, prepayment or Defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Property from the lien of the Mortgage, except as set forth in Sections 2.4.1 and 2.4.2.

2.4.1 Total Defeasance. (a) If Borrower has elected to defease the Notes in their entirety, and the requirements of Section 2.3.2 have been satisfied, the Property shall be released from the lien of the Mortgage, and the U.S. Government Securities, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Notes.

(b) In connection with the release contemplated in Section 2.4.1(a), Borrower shall submit to Lender, not less than ten (10) days prior to the Defeasance Date, a satisfaction of mortgage (for execution by Lender) in a form appropriate for recording in the Commonwealth of Pennsylvania and otherwise satisfactory to Lender in its reasonable discretion and all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release (collectively, “Release Instruments”), together with an Officer’s Certificate certifying that such Release Instruments (i) are in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.

2.4.2 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all of the Debt in accordance with the terms of the Loan Documents, release the lien of the Mortgage and other Loan Documents not theretofore released.

2.4.3 Further Assurances. To the extent any Release Instrument executed and delivered under Section 2.4.1(b) is insufficient to effect the release to be effected in accordance with the terms hereof, Lender (and Servicer) shall remain obligated to execute and deliver, at Borrower’s expense, such further Release Instruments as Borrower may reasonably request and submit to Lender, together with an Officer’s Certificate covering the matters to be covered in the Officer’s Certificate described in Section 2.4.1(b).

Section 2.5 Payments and Computations.

2.5.1 Making of Payments. Each payment by Borrower hereunder or under the Notes shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11:00 a.m. New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such day.

2.5.2 Computations. Interest payable on the Loan on each Payment Date shall be computed on the basis of the actual number of days in the period in question (i.e., with respect to the monthly Debt Service Payment Amount, from and including the eleventh (11th) day of a calendar month to and including the tenth (10th) day of the next succeeding calendar month), and a 360-day year.

2.5.3 Loan Account. Lender shall maintain loan accounts on its books in the name of Borrower in which will be recorded the Loan and all payments and prepayments of principal of and interest on each Note (provided that any error in such loan accounts shall not in any manner affect the obligations of Borrower to repay the Loan in accordance with the terms of this Agreement, the Notes and the other Loan Documents). In addition to the rights of Borrower to have informational computer access to the accounts maintained hereunder in accordance with Section 9.1, Lender shall, upon the written request of Borrower, not more often than monthly, provide such information as it has in its possession regarding the records maintained in accordance with the first sentence hereof and information regarding funds on deposit in the Deposit Account. In addition, Lender shall, or shall direct Servicer, if any, to provide to Borrower, monthly reports showing deposits into and disbursements, transfers or credits, as the case may be, from the Tax and Insurance Escrow Account and each Reserve Account, and setting forth, as of the end of each month, a schedule of the Permitted Investments contained in each such account and schedules of all transactions involving Permitted Investments during the month. On the third Business Day preceding each Payment Date, Lender or Servicer, if any, shall notify Borrower (by telephone with confirmation by facsimile) if there is any insufficiency in the Deposit Account of funds required to make all of the transfers described in Sections 9.4.1(a) through (f) and 9.4.2(a) through (f), as applicable, hereof on such Payment Date, and the amount of such insufficiency, in each case as of the opening of business as of such third Business Day; provided that the failure to provide such notice shall not excuse Borrower’s performance of any of its obligations hereunder or under any other Loan Document.

III. CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to the Loan. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

(a) Representation and Warranties; Compliance with Conditions. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed. On the Closing Date, Borrower shall deliver to Lender an Officer’s Certificate certifying that (i) no Default or Event of Default has occurred and (ii) the conditions precedent set forth in Sections 3.1(c)(iv) and (viii), 3.1(g), 3.1(r), 3.1(s) and 3.1(y) of this Agreement have been fulfilled.

(b) Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note in each case duly executed and delivered on behalf of Borrower.

(c) Delivery of Loan Documents; Title Insurance; Reports; Leases.

(i) Mortgages, Assignments of Agreements. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Mortgage, Assignment of Leases and the Assignment of Agreements and evidence that a counterpart of the Mortgage has been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording a valid and enforceable Lien upon the Property, of first lien priority, in favor of Lender, subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the Environmental Indemnity, the other Loan Documents and appropriate UCC-1 financing statements.

(ii) Title Insurance. Lender shall have received a Qualified Title Insurance Policy (or a marked-up commitment for same which is legally effective as a Qualified Title Insurance Policy) from each of Commonwealth Land Title Insurance Company and Chicago Title Insurance Company, pursuant to which each of them shall, on a co-insurance basis, insure the lien of the Mortgage for an amount equal to one-half of the principal amount of the Loan. Lender shall have also received evidence that all premiums and other charges due in respect of each such Qualified Title Insurance Policy have been paid.

(iii) Survey. Lender shall have received a Qualified Survey.

(iv) Insurance. Lender shall have received valid certificates of insurance evidencing the insurance coverages, amounts and other requirements set forth in this Agreement, which name Lender as an additional insured or loss payee, as applicable, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all premiums payable for the current policy period.

(v) Environmental Report. Lender shall have received an environmental report in respect of the Property, addressed to Lender, in form and substance reasonably satisfactory to Lender.

(vi) Zoning. Borrower shall have used good faith efforts to deliver to Lender letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws, including without limitation, a current certification statement from the City of Philadelphia Department of Licenses and Inspections with respect to the zoning classification of the Property and the absence of any uncorrected code violations.

(vii) Engineering Report. Lender shall have received an engineering report in respect of the Property, addressed to Lender, in form and substance reasonably satisfactory to Lender.

(viii) Leases and Operating Agreements. Lender shall have received true and complete copies of all Leases executed and delivered on or before the Closing Date and all subleases executed and delivered on or before the Closing Date of which

Borrower has knowledge. Lender shall have received true and complete copies of all Material Agreements.

(ix) Capital Expenditures. Lender shall have received a schedule detailing all Capital Expenditures at the Property for Fiscal Years 1995, 1996 and 1997 and the year-to-date period through January 31, 1998 and a schedule detailing budgeted Capital Expenditures at the Property for Fiscal Year 1998, in each case reasonably satisfactory to Lender.

(x) Appraisal. Lender shall have received an MAI appraisal of the Property, addressed to Lender, which shall be prepared by a firm selected by Lender and shall be in form and substance reasonably acceptable to Lender.

(xi) Tax Lot. Lender shall have received evidence satisfactory to Lender that the Property or any portion thereof is not part of a tax lot owned by any third party.

(d) Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender (i) copies certified by the President or a Vice President or other authorized officer of Borrower (or of its general partner or managing member, as applicable) of all organizational documentation related to Borrower (and its general partner or managing member, as applicable) and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

(e) Opinions of Borrower’s Counsel. Lender shall have received opinions of Borrower’s counsel addressed to Lender and the Rating Agencies, (i) with respect to non-consolidation, and (ii) with respect to due execution, delivery, authority, enforceability of the Loan Documents and such other matters as Lender may reasonably require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

(f) Budgets. Borrower shall have delivered to Lender the Annual Budget for the Property for the 1997 and 1998 Fiscal Years and a comparison report for actual against budgeted amounts for Fiscal Year 1997, all in accordance with GAAP.

(g) Basic Carrying Costs. Borrower shall have deposited with Lender into an Eligible Account, all Basic Carrying Costs relating to the Property which are in arrears, including (i) accrued but unpaid insurance premiums, (ii) currently due and payable Taxes (including any in arrears), if any, and (iii) currently due and payable Other Charges, all of which amounts shall be funded with proceeds of the Loan.

(h) Deposit Account Agreement. Lender shall have received the Deposit Account Agreement duly executed by Borrower and the depository institution party thereto.

(i) Estoppels. Borrower shall have used good faith efforts to deliver to Lender executed estoppel letters from (i) each Tenant leasing one full floor or more of the

Improvements, (ii) such number of Tenants as, in the aggregate, lease at least 80% of the rentable square feet in the Property and (iii) IBM, in each case in form and substance satisfactory to Lender.

(j) Cooperation Agreement. Lender shall have received the Cooperation Agreement duly executed by Borrower and PM-AIT.

(k) Consent of Manager. Lender shall have received an executed Consent of Manager, which shall be in form and substance reasonably satisfactory to Lender.

(l) Financial Statements. Borrower shall have (i) provided, with respect to the Property, (A) audited balance sheets and income statements for Fiscal Years 1994, 1995 and 1996, (B) an unaudited balance sheet and income statement for Fiscal Year 1997, which unaudited balance sheet and income statement shall be satisfactory to Lender and accompanied by an Officer’s Certificate certifying that each such statement presents fairly the results of the Property and has been prepared in accordance with GAAP, without footnotes; and (ii) provided a pro forma, balance sheet for Borrower (estimated as of the day preceding the Closing Date), certified by the chief financial officer of Borrower, which certificate shall state, inter alia, that Borrower has incurred no Debt except as may be shown on such pro forma balance sheet.

(m) Certified Rent Rolls. Lender shall have received a rent roll for the Property, dated as of March 12, 1998, accompanied by an Officer’s Certificate certifying that such rent roll is true, complete and correct in all material respects as of the Closing Date.

(n) Certified Ownership Structure Chart. Lender shall have received a chart showing the direct ownership of Borrower, the direct ownership of Borrower’s partners and the ownership of the managing members of Borrower’s general partners, and otherwise in form and substance reasonably acceptable to Lender and accompanied by an Officer’s Certificate certifying that such chart is true, complete (to the extent required by the foregoing) and correct in all respects as of the Closing Date.

(o) Subordination and Attornment Agreements. Intentionally Deleted.

(p) Management Agreement. Lender shall have received a copy of the Management Agreement with the Current Manager, accompanied by an Officer’s Certificate that such copy is true, correct and complete.

(q) Searches. Lender shall have received current tax lien, pending litigation, bankruptcy, judgment lien and Uniform Commercial Code searches against Borrower, Prior Owner (under both of its prior names) and its general partners or managing members, if any, in such jurisdictions and offices as Lender shall designate and such searches shall not have revealed any lien, litigation, bankruptcy or filing against Borrower, Prior Owner (under both of its prior names) or such general partners or managing members which will not be terminated on the Closing Date.

(r) Agreement Consents. With respect to the Assignment of Agreements, Lender shall have received such consents to such assignment from third parties as Lender may require and such consents shall be in full force and effect.

(s) Other Consents. Lender shall have received copies of all other consents, licenses and approvals, if any, required in connection (i) with the execution, delivery and performance by Borrower under, and the validity and enforceability of, the Loan Documents and (ii) the consummation of the Bankruptcy Plan, and such consents, licenses and approvals shall be in full force and effect.

(t) Occupancy Reports. Lender shall have received occupancy reports for Fiscal Years 1995, 1996 and 1997.

(u) Lease Form. Lender shall have received and approved the standard form of Lease to be used in connection with the Property (the “Lease Form”).

(v) REA. Borrower shall have executed and delivered, pursuant to the provisions of Article 11 of the REA, a notice to the other party to the REA and the other notice parties to the REA with respect to the conveyance of the Property pursuant to the Bankruptcy Plan and with respect to the Loan. Borrower shall have provided evidence satisfactory to Lender that Prior Owner (i) has complied with the provisions of Section 16.12 of the REA or (ii) has waived such provisions with the consent of its mortgagee. Borrower shall have delivered to Lender an estoppel certificate from the other party to the REA, certifying as to the matters referred to in Section 16.19 of the REA and otherwise in form and substance reasonably satisfactory to Lender.

(w) Bankruptcy Documents. Borrower shall have delivered to Lender a copy of the Bankruptcy Plan and the Loan Sale Agreement and Contribution and Purchase Agreement referred to therein and all amendments and supplements to each of the foregoing, accompanied by an Officer’s Certificate that such copies are true, correct and complete. Borrower shall have delivered to Lender a copy of the Bankruptcy Plan certified by the Clerk of the Court.

(x) Mezzanine Documents. Borrower shall have delivered to Lender copies of the Mezzanine Loan Documents, accompanied by an Officer’s Certificate that such copies are true, correct and complete.

(y) Consummation of Plan. All conditions precedent to the consummation of the Bankruptcy Plan (other than the funding of the Loan), including without limitation, transfer of title to the Property from Prior Owner to Borrower, shall have been fulfilled.

(z) Bankruptcy Opinion. Borrower shall have delivered to Lender an opinion with respect to Prior Owner’s bankruptcy, which opinion shall be in form and substance reasonably satisfactory to Lender.

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations.

Borrower represents, warrants and covenants that, as of the Closing Date:

(a) Organization. It has been duly organized and is validly existing and in good standing with requisite corporate, partnership or limited liability company power, as applicable,

and authority to own its properties and to transact the businesses in which it is now engaged. It is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. It possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged (except where the failure to possess such rights, licenses, permits or authorizations would not have a Material Adverse Effect), and its sole business has been and is the ownership, management and operation of the Property.

(b) Proceedings. It has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by it and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) without offset, defense or counterclaim.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by it will not conflict in any material respect with or result in a material breach of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of its properties or assets pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other Material Agreement to which it is a party or to which any of its properties or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation applicable to it of any court or governmental agency or body having jurisdiction over it or any of its properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body or any other Person required for the execution, delivery and performance by it of this Agreement or any other Loan Documents to which it is a party or required for the consummation of the Bankruptcy Plan has been obtained and is in full force and effect in all material respects.

(d) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now commenced and to its Actual Knowledge there are no such actions, suits or proceedings threatened against or affecting it or the Property, which actions, suits or proceedings, alone or in the aggregate, if adversely determined, are reasonably likely to have a Material Adverse Effect.

(e) Agreements. It is not a party to any Material Agreement (excluding any Loan Document) which is reasonably likely to have a Material Adverse Effect. It is not in default (including, without limitation, by reason of succeeding to a default of the Prior Owner) in any material respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Permitted Encumbrance, the Management Agreement or any other Material Agreement or instrument to which it is a party or by which it or the Property is bound except to the extent such default is not reasonably likely to have a Material Adverse Effect.

(f) Title. It has good and indefeasible title in fee to the real property constituting a part of the Property and owns no leasehold estates, as tenant, to any properties, and it has good and indefeasible title to the balance of the Property, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Property subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, subject only to any applicable Permitted Encumbrances. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or current use or operation, of the Property, or the security intended to be provided by the Mortgage or the ability of Borrower to repay the Notes or perform its obligations under any other Loan Document in accordance with the terms of the Loan Documents. Except as indicated in and insured over by a Qualified Title Insurance Policy, it has no Actual Knowledge of any claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents (other than mechanics’ or materialmen’s liens for work or materials performed or supplied the costs for which are not yet past due or which are being contested in accordance with Section 5.1(b)(ii)). Nothing in this paragraph may be relied on by any title insurance company issuing a policy covering the Property. The Assignment of Leases, when properly recorded in the appropriate records, creates a valid first priority assignment of, or a valid first priority security interest in, Borrower’s rights under the Leases and the Rents, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to operate the Property and, subject to Section 9.1.2 hereof, to collect and receive Rents. No Person other than Borrower owns any interest in any payments due under such Leases that is superior to or of equal priority with the Lender’s interest therein.

(g) No Future Bankruptcy Filing; Prior Bankruptcy Filing. It is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and it has no Actual Knowledge of any Person contemplating the filing of any such petition against it. The Bankruptcy Plan has been confirmed by an order of the applicable bankruptcy court, and such order is a Final Order and is in full force and effect without any amendment or modification thereto. Upon the funding of the Loan, the Bankruptcy Plan will have been consummated. No motion has been filed or withdrawn and no hearing has been held relating to the Bankruptcy Plan since February 5, 1998. The Borrower is a party to all Material Agreements.

(h) Full and Accurate Disclosure. To Borrower’s Actual Knowledge there is no material fact or circumstance which has not been disclosed to Lender and which has or is reasonably likely to have a Material Adverse Effect.

(i) No Plan Assets. It is not an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA (an “Employee Benefit Plan”), and none of its assets constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

(j) Compliance. It and the Property and the use thereof comply in all respects with applicable Legal Requirements, including building and zoning ordinances and codes, except for non-compliances that would not be reasonably likely to have a Material Adverse Effect. To Borrower’s Actual Knowledge, the Property is not a non-conforming use or legal non-conforming use. It is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would reasonably be likely to have a Material Adverse Effect. There has not been committed by or on behalf of it or, to its Actual Knowledge, any other Person in occupancy of or involved with the operation or use of the Property, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of its obligations under any of the Loan Documents. It hereby covenants and agrees not to commit, and to use all reasonable efforts not to permit or suffer to exist, any act or omission affording such right of forfeiture.

(k) Contracts. Except for the Permitted Encumbrances, there are no contracts with terms exceeding one year and requiring payments by Borrower per annum in excess of $50,000 affecting the Property which are not terminable on one month’s notice or less without cause and without material penalty or premium. Each Material Agreement affecting the Property and the Management Agreement has been entered into at arm’s length in the ordinary course of business and provides for the payment of fees in amounts and upon terms not less favorable to Borrower than market rates and terms (except that Lender acknowledges that the management fee payable to the Current Manager under the existing Management Agreement may be higher than the fee which would be payable on an arm’s-length basis and Lender agrees to permit such fee for so long as Current Manager is an Affiliate of Borrower and such fee does not exceed three percent (3%) of gross revenues from the Property).

(l) Financial Information. To Borrowers Actual Knowledge, all financial data delivered to Lender prior to the date hereof, including, without limitation, the operating statements delivered pursuant to Section 3.1(1), (i) are true, complete and correct in all material respects, (ii) accurately represent the operating results of the Property with respect to the periods covered, and (iii) have been prepared in accordance with GAAP, except that unaudited information has been prepared without footnotes. To Borrower’s Actual Knowledge, Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected in said operating statements. To Borrower’s Actual Knowledge, since the date of the most recent operating statement, there has been no material adverse change in the financial operations of the Property from that set forth in said operating statement.

(m) Condemnation. No Condemnation or other proceeding has been commenced or, to its Actual Knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(n) Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of

Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

(o) Utilities and Public Access. The Property has rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its current uses. All public utilities necessary for the full use and enjoyment of the Property as currently used and operated are located in the public right-of-way abutting the Property or in or through a recorded irrevocable easement in favor of the Property, and all such utilities are connected so as to serve the Property without passing over other property, except to the extent that such utilities are accessible to the Property by virtue of a recorded irrevocable easement or similar agreement or right. All roads necessary for the use of the Property for its current purposes have been completed and are either part of the Property (by way of deed, easement or ground lease) or dedicated to public use and accepted by all Governmental Authorities.

(p) Not a Foreign Person. It is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(q) Separate Lots. The Property has been and is comprised of one (1) or more parcels which constitute one or more separate tax lots which do not include any property not a part of the Property.

(r) Basic Carrying Costs; Assessments. Except for Basic Carrying Costs deposited with Lender in accordance with Section 3.1(g) hereof, all Basic Carrying Costs due and payable as of the date hereof have been paid. Except as disclosed by any Qualified Title Insurance Policy, to its Actual Knowledge, there are no pending or proposed special or other assessments for public improvements or other matters affecting the Property, nor, to its Actual Knowledge, are there any contemplated improvements to the Property that are likely to result in such special or other assessments.

(s) Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(t) No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding, except in connection with indebtedness to be repaid in full from the proceeds of the Loan concurrently with the Closing.

(u) Insurance. It has obtained and has delivered to Lender insurance certificates and policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement, except as otherwise permitted pursuant to Section 3.1(iv) hereof. All premiums on such insurance policies required to be paid as of the date hereof have been paid for the current policy period.

(v) Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including certificates of completion and occupancy permits (or a temporary certificate of occupancy, or other local equivalent), required for the legal use, occupancy and operation of the Property (collectively, the “Licenses”), have been obtained and are in full force and effect in all material respects. The Property has a certificate of occupancy or other local equivalent (where required by applicable Legal Requirements) and the use being made of the Property is in conformity in all material respects with such certificate of occupancy.

(w) Flood Zone. The Improvements are not located in an area as identified by the Federal Emergency Management Agency or the Federal Insurance Administration as an area having special flood hazards (Zone A).

(x) Physical Condition. Except as disclosed in the engineering reports listed on Schedule 2, to its Actual Knowledge the Property, including the building, other improvements, parking facility, sidewalk, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior siding and doors, landscaping, irrigation system and all structural components, are in good condition, order and repair in all respects material to the use or operation of the Property. To its Actual Knowledge there exist no structural or other material defects or damages in the Property, whether latent or otherwise (except for Deferred Maintenance Conditions, in respect of which reserves are being established pursuant to this Agreement). It has not received written notice and is not otherwise aware from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(y) Leases. No person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases and any subleases relating thereto, and true and complete copies of all Leases (and, to the extent that Borrower has knowledge thereof, subleases) executed and delivered on or before the Closing Date have been delivered to Lender. Except as disclosed in the Tenant estoppel letters delivered to Lender prior to the date hereof (i) the Leases are in full force and effect, and are valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (ii) to its Actual Knowledge, there are no material defaults under any Lease or sublease by either party thereto (other than rent delinquencies specified on Schedule 4 attached hereto); (iii) to its Actual Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a material default under any Lease; and (iv) no Rent under any Lease or Operating Agreement has been paid for more than one month in advance, except for Security Deposits, which at the Closing Date have been deposited with the Lender in accordance with the provisions of Section 5.1(r) relating to Security Deposits received from and after the date hereof. Each Lease is subordinate to the Loan Documents or, if any Lease is not so subordinate, the Tenant under such Lease is required to execute and deliver a nondisturbance, subordination and attornment agreement effecting the subordination of such Lease to the Loan Documents. As to all present Leases and (upon execution thereof) all future Leases relating to the Property, Borrower is, or will be, the sole owner of the lessor’s interest. No Tenant has the right to terminate a Lease (other than in connection with a casualty or condemnation) except as set forth in Schedule 5 and no Lease contains an option to purchase, right of first refusal or similar provisions for the purchase of the Property. No Tenant or former tenant has any present or future right to participate in the proceeds of the Property. There are no obligations for Tenant Improvements or inducements requiring the expenditure of money by Borrower as lessor under any Lease that have not been satisfied in full prior to the date hereof, except as set forth in Schedule 6.

(z) Location of Office. The Borrower’s principal place of business is Philadelphia, Pennsylvania.

(aa) Survey. Except as otherwise shown on the Qualified Survey, (i) all of the Improvements relating to the Property lie wholly within the boundaries and building restriction lines of the Property, and (ii) no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, in either case, so as to have a Material Adverse Effect.

(bb) Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid in full. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, and the Lien intended to be created thereby, have been paid or deposited with a title company for payment upon recordation of the Mortgage.

(cc) Single-Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that:

(i) It has not owned and will not own any property or any other assets other than (A) the Property and (B) incidental personal and intangible property relating to the ownership, leasing, maintenance or operation of the Property.

(ii) It has not engaged and will not engage in any business other than the ownership, management, leasing, maintenance, financing and operation of the Property.

(iii) Other than the existing Management Agreement with the Current Manager and the Affiliate Office Leases, it has not entered and will not enter into any contract or agreement with any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with third parties.

(iv) It has not incurred and will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than the Permitted Indebtedness. Except as set forth in the immediately preceding sentence, no indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property or any portion thereof.

(v) It has not made and will not make any loans or advances to any other Person (including any Affiliate or constituent party or any Affiliate of any constituent party).

(vi) It is and will remain solvent and will pay its debts and liabilities (including employment and overhead expenses) from its assets as the same shall become due.

(vii) It has done or caused to be done and will do all things necessary to observe corporate, partnership or limited liability company formalities, as the case may be, and preserve its existence, and it will not, nor will it permit or suffer any constituent party to amend, modify or otherwise change its partnership certificate, partnership agreement, operating agreement, articles of incorporation and bylaws, trust or other organizational documents or those of such constituent party in a manner which would adversely affect its existence as a Single Purpose Entity.

(viii) It will maintain books and records and bank accounts separate from those of any other Person (including its Affiliates, any constituent party and any Affiliate of any constituent party) and it will file its own tax returns (except to the extent consolidation or inclusion is required as a matter of law).

(ix) It will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party), shall conduct business in its own name and shall maintain and utilize separate stationery, invoices and checks.

(x) It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(xi) Neither it nor any of its constituent parties will seek its dissolution or winding up, in whole or in part.

(xii) It will not commingle its funds and other assets with those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person.

(xiii) It has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person.

(xiv) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(xv) If it is a limited partnership (or a limited liability company), (i) at least one of its general partners (or the managing member) shall be a Single Purpose Entity that is a corporation whose sole assets are its interest in Borrower, or (ii) at least one of its general partners shall be a limited liability company which shall have at least two (2) members, one of which shall be the managing member and which shall be a Single Purpose Entity that is a corporation whose sole assets are its interest in such limited liability company, and Borrower shall be deemed hereby to have made each of the representations, warranties and covenants contained in this Section 4.1(cc) with respect to such general partner (or such managing member of such general partner) or managing member, as applicable.

(xvi) It shall at all times cause there to be at least one duly appointed member of its board of directors (or if Borrower is a general partnership or limited partnership (or a limited liability company), the board of directors of its general partner (or managing member or the board of directors of the managing member of its general partner)) (an “Independent Director”) who shall not be at the time of such individual’s appointment, who shall not be during the term of such individual’s appointment and shall not have been at any time during the two years preceding his or her appointment (i) a member, stockholder, partner, director, officer or employee of Borrower or any of Borrower’s Affiliates; or (ii) affiliated with a significant customer or supplier of Borrower or any of Borrower’s Affiliates; or (iii) any other Person receiving a material portion of his or her compensation or other financial remuneration from or who is otherwise financially dependent on, Borrower, an officer, director or employee of Borrower or any of Borrower’s Affiliates or an officer’s, director’s or employee’s family member by blood or marriage or a business entity owned or controlled by any of the foregoing; or (iv) a spouse, parent, sibling or child of any person described by (i), (ii) or (iii) above. As used in this Section 4.1(cc)(xvi), the term “controlled” means the ownership of 10% or more of the voting securities of a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

(xvii) It shall not, without the unanimous consent of its board of directors (including in all instances the Independent Director), or the consent of the board of directors of its general partner if it is a general or limited partnership or its managing member if it is a Limited liability company, or the board of directors of the managing member of its general partner, (A) dissolve or liquidate, in whole or in part; (B) engage in any business or activity other than as provided in clause (ii) above; (C) consolidate or merge with or into any other entity, convert into another form of business entity or convey or transfer or lease its property and assets substantially as an entirety to any entity or person; (D) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, conservator, custodian (or other similar official) of Borrower, or a substantial part of the property of Borrower, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, or take action in furtherance of any of the foregoing; (E) amend the provisions of Borrower’s certificate of incorporation or partnership agreement or operating agreement, if such amendment could materially adversely affect any of the Single Purpose Entity requirements; or (F) enter into any transaction with an Affiliate not in the ordinary course of Borrower’s business.

(xviii) It has no liabilities, contingent or otherwise, other than those normal and incidental to the ownership, operation and leasing of the Property and the Permitted Indebtedness.

(dd) Investment Company Act. It is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. Its sole business is the ownership, operation, maintenance, repair, financing, refinancing and disposition of the Property.

(ee) Fraudulent Transfer. It (i) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of its assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed its total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of its assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than their probable liabilities, including the maximum amount of their contingent liabilities or their debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of its obligations).

(ff) Material and Management Agreements. To its Actual Knowledge each of the Material Agreements and the Management Agreement is in full force and effect and is valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; there are no defaults, breaches or violations thereunder by Borrower or, to Borrower’s Actual Knowledge, any other party thereto, and, to Borrower’s Actual Knowledge, there are no conditions (other than payments that are due but not yet delinquent and other non-delinquent executory obligations) that, with the passage of time or the giving of notice, or both, would constitute a default by any party thereunder, where with respect to any such Agreement the effect of one or more of any such defaults described in this paragraph would have a Material Adverse Effect. Neither the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Mortgage, nor the exercise of any remedies by Lender, will have a Material Adverse Effect.

(gg) Employees. It either has no employees or has no material liability which has been incurred by it and remains unsatisfied for any taxes or penalties with respect to (i) any Employee Benefit Plan established, sponsored, maintained or contributed to by it on behalf of its employees at the Property or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) as to which it is making or has an obligation to make contributions or (iii) any lien which has been imposed on its assets pursuant to Section 412 of the Code or Sections 302 or 4068 of ERISA.

(hh) Rent Roll. The rent roll for the Property delivered to Lender on or prior to the Closing Date is true, correct and complete in all material respects.

(ii) Legal Compliance. To its Actual Knowledge, neither the Property nor any portion thereof is on the date hereof in violation of any Legal Requirement or any Insurance Requirement in a manner that is reasonably likely to have a Material Adverse Effect.

(jj) Security Deposits. It is in compliance with all applicable material Legal Requirements with respect to the Security Deposits.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt is outstanding (it being acknowledged by Lender that such representations and warranties have been made as of the Closing Date). Borrower acknowledges and agrees that all representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower are a material inducement to the making of the Loan hereunder by Lender.

V. AFFIRMATIVE COVENANTS

Section 5.1 Borrower Covenants. Borrower hereby covenants and agrees with Lender that:

(a) Existence; Compliance with Legal Requirements. It shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property. It shall at all times maintain and preserve the Property and all of its property used in the conduct of its business in a commercially prudent manner (taking into consideration the size, type, nature and location of the Property) and shall keep the Property in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. It will operate, maintain, repair and improve the Property in compliance with all Legal Requirements (including the maintenance of all licenses required by applicable Legal Requirements) and will not cause or allow the Property to be misused or wasted or to deteriorate. Without limiting the foregoing, Borrower shall perform the work set forth on Schedule 1 hereto with respect to the Property listed thereon in a diligent manner and shall complete the same not later than the first anniversary hereof (subject to delays due to force majeure).

(b) Taxes and Other Charges; Contest for Taxes and Other Charges, Legal Requirements and Liens.

(i) Subject to the provisions of Section 5.1(b)(ii), it shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date on which such amounts become delinquent. It will deliver to Lender, upon request, receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.3.2 hereof). Subject to the provisions of 5.1(b)(ii) and other than Permitted Encumbrances, it shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property and shall promptly pay for all utility services provided to the Property. Subject to Section 5.1(b)(ii), within thirty (30) days of obtaining knowledge thereof, it shall pay, bond or otherwise discharge, from time to time when the same shall become due, all claims and demands of mechanics, materialmen, laborers and others that, if unpaid, might result in, or permit the creation of, a lien or encumbrance on the Property or on the Rents arising therefrom.

(ii) Notwithstanding the foregoing, after prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal, administrative or other proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or any Lien therefor or any Legal Requirement or Insurance Requirement or the application of any instrument of record affecting the Property or any part thereof (other than the Loan Documents) or any claims or judgments of mechanics, materialmen, suppliers, vendors or other Persons or any Lien therefor, and may withhold payment of the same pending such proceedings if permitted by law; provided that (A) no Default or Event of Default has occurred and remains uncured other than a Default or Event of Default resulting solely from the matter in question, (B) such proceeding shall suspend any collection of the contested Taxes, Other Charges or Liens from the Property, Borrower and Lender, (C) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (D) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (E) to the extent not already escrowed with Lender under Section 9.3 hereof, Borrower shall have furnished Lender with security (in an amount or type reasonably approved by Lender) to insure the payment of any such Taxes or Other Charges, or the cost of the contested Legal Requirement or Insurance Requirement or the removal of the Lien, in each case together with all reasonably anticipated interest and penalties thereon, (F) in the case of an Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower hereunder or the right to full payment of any claims thereunder, (G) in the case of any essential or significant service with respect to the Property, any contest or failure to pay will not result in a discontinuance of any such service, (H) in the case of any instrument of record affecting the Property or any part thereof, the contest or failure to perform under any such instrument shall not result in the placing of any Lien on the Property or any part thereof

(except if such Lien would be removed upon completion of such proceedings and the compliance by the parties with the terms of the resulting order, decision or determination and the removal costs for such Lien have been escrowed with Lender or in the proceeding), (I) except to the extent Borrower has provided sufficient Eligible Collateral therefor, neither the failure to pay or perform any obligation which Borrower is permitted to contest under this Section nor an adverse determination of any such contest shall result in a Material Adverse Effect, and (J) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or Liens, if any, together with all costs, interest and penalties which may be payable in connection therewith. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the good faith judgment of Lender, the entitlement of such claimant is finally established, and Lender shall otherwise remit any remaining such amounts to Borrower. Subject to the foregoing, at Borrower’s timely request, Lender shall not pay from the Tax and Insurance Escrow Account the contested Taxes or Other Charges being contested.

(c) Litigation. It shall give prompt written notice to Lender of any litigation or governmental proceedings commenced or to its Actual Knowledge threatened in writing against it which, if determined adversely to it, might reasonably be likely to have a Material Adverse Effect.

(d) Premises. It shall permit agents, representatives and employees of Lender (including Servicer and Special Servicer) to inspect the Property or any part thereof on any Business Day at reasonable hours upon reasonable advance notice subject to the rights of any Tenants.

(e) Notice of Default. It shall promptly advise Lender of any Default or Event of Default of which it has Actual Knowledge.

(f) Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, it shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

(g) Perform Loan Documents. It shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the other Loan Documents executed and delivered by, or applicable to, it.

(h) Insurance Benefits. Subject to the terms of Section 8.1.2 hereof, it shall cooperate with Lender in obtaining for Lender the benefits of any insurance proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the reasonable expense of an appraisal on behalf of Lender in case of a fire or other casualty affecting the Property or any part thereof) out of such insurance proceeds.

(i) Further Assurances. It shall, at its sole cost and expense:

(i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Lien of the Lender at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(ii) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(j) Financial Reporting and Other Information.

(i) It will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP, to the extent applicable, proper and accurate books, records and accounts reflecting all of its financial affairs including operating income, operating expenses and Capital Expenditures, Tenant Improvements and Leasing Commissions. Lender shall have the right from the to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof, as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine the accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate.

(ii) Borrower shall furnish to Lender within eighty-five (85) days following the end of each Fiscal Year, a complete copy of its annual financial statements, prepared in accordance with GAAP, audited by a “Big Five” accounting firm or another independent certified public accounting firm reasonably acceptable to Lender, including a balance sheet and statement of operations, all in such form and such detail as Lender may reasonably request; provided, however, that Lender agrees that the form of Prior Owner’s financial statements with respect to the Property are in a form acceptable to Lender. All such statements shall set forth the financial condition and the income and expenses for the Property for the immediately preceding Fiscal Year. Borrower’s audited annual financial statements shall be accompanied by a management report, in form and substance reasonably satisfactory to Lender, discussing the reconciliation between the financial statements for such Fiscal Year and the most recent Annual Budget. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender (A) an Officer’s Certificate certifying as of the date thereof (i) whether, to Borrower’s Actual Knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same and (ii) that the rent roll attached thereto is true, correct and complete in all material respects; and (B) an annual report, for the most recently completed fiscal year, containing:

(1) A statement of the Capital Expenditures, Leasing Commissions and Tenant Improvements made with respect to the Property, including separate line items (stated separately with respect to any project costing in excess of $25,000) for (x) maintenance (i.e., roof, parking garage, equipment and HVAC), (y) Tenant Improvements and Leasing Commissions, and (z) renovations, expansions and enhancements and the status of each such project, and

(2) occupancy levels for such period.

(iii) Borrower will furnish, or cause to be furnished, to Lender on or before the thirtieth (30th) day after the end of each calendar month, the following items, accompanied by an Officer’s Certificate, certifying that such items are true, correct, accurate, and complete and fairly present the results of the operations of the Property in accordance with GAAP, without footnotes (as applicable and subject to normal year end adjustments), to the extent applicable:

(A) any written notice received from a Tenant or subtenant under a Lease or sublease affecting 25,000 or more rentable square feet in the Property threatening non-payment of rent or other material default by landlord, alleging or acknowledging a default by landlord, requesting a termination or modification of a Lease or sublease or notifying Borrower of the exercise or non-exercise of any option provided for in such Lease or sublease, or any other similar material correspondence received by Borrower during the subject month;

(B) monthly and year-to-date operating statements prepared for each calendar month, noting Net Operating Income and other information necessary and sufficient to fairly represent the results of operations of the Property during such calendar month, all in form reasonably satisfactory to Lender (it being agreed that the current operating statements delivered to Lender are in form reasonably satisfactory to Lender);

(C) a statement of the Capital Expenditures, Leasing Commissions and Tenant Improvements made in respect of the Property, including separate line items (stated separately with respect to any project costing in excess of $25,000) for (x) maintenance (i.e., roof, parking garage, equipment and HVAC, (y) Tenant Improvements and Leasing Commissions, and (z) renovations, expansions and enhancements and the status of each such project; and

(D) a report setting forth the material terms of (i) any new Lease or Lease renewal or any new sublease or sublease renewal of which Borrower has knowledge, and (ii) any termination or modification of a Lease or sublease of which Borrower has knowledge, in each case affecting 25,000 or more square feet of rentable space at the Property.

(iv) Borrower will furnish, or cause to be furnished, to Lender on or before the fortieth (40th) day after the end of each fiscal quarter, the following items, accompanied by an Officer’s Certificate, certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in a manner consistent with GAAP, without footnotes (as applicable and subject to normal year-end adjustments), to the extent applicable:

(A) quarterly and year-to-date financial statements, including a balance sheet and operating statement, prepared for such fiscal quarter with respect to the Property, with a balance sheet as of the end of such quarter together with a supplemental schedule of Net Operating Income for such quarter which ties (subject to adjustments to reconcile accounting principles) to the operating statements prepared in accordance with GAAP, as required by this Agreement;

(B) a comparison of the budgeted income and expenses and the actual income and expenses for such quarter and year-to-date for the Property, together with a detailed explanation of any variances of at least the greater of five percent (5%) or $10,000 between budgeted and actual amounts for such period and year to date;

(C) an occupancy report for such period;

(D) a current rent roll for the Property in the same form as the rent roll delivered on or prior to the Closing Date; and

(E) a statement that the representations and warranties of Borrower set forth in Section 4.1(cc)(iv) are true and correct as of the date of such certificate.

Borrower shall also provide the Lender with the reports and shall make the payments required by Section 9.4.4 hereof.

(v) Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(vi) Borrower shall furnish to Lender, promptly after receipt, a copy of any notice received by or on behalf of Borrower from any Governmental Authority having jurisdiction over the Property with respect to a condition existing or alleged to exist or emanate therefrom or thereat which condition is reasonably likely to have a Material Adverse Effect.

(vii) Borrower will, at any and all times, within a reasonable time after written request by Lender, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such information as may be necessary to permit Lender to comply with any request for information made by an investor or prospective investor in the Certificates and to be furnished under Rule 144A(d) under the Securities Act of 1933, as amended (the “Securities Act”).

(viii) If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 5.1(j) within thirty (30) days after the date upon which such Required Record is due, the same shall be an Event of Default; provided that Lender shall have given to Borrower at least five (5) Business Days’ prior written notice (with respect to any of the foregoing specifically identified herein) or twenty (20) days’ prior written notice (with respect to any of the foregoing not specifically identified herein) of such failure by Borrower to timely submit the applicable Required Record. Notwithstanding anything to the contrary contained herein, if following written notice from Borrower to Lender of Lender’s (or Servicer’s) failure to provide any financial information pursuant to Section 2.5.3 and the exercise by Borrower of reasonable diligence to obtain the same, Borrower is unable to include certain financial information required to be included in such Required Record or to make certain calculations required therefor, due to the failure of Lender or Servicer or either of their agents, representatives or employees to deliver such financial information, Borrower shall prepare and deliver to Lender the Required Records without such information, and calculations to the extent feasible (and, to the extent feasible, with good-faith estimates with respect to such missing information, clearly stated as estimates); provided, further that Borrower shall deliver revised financial reports or statements promptly following receipt of the necessary financial information from Lender, Servicer or other sources.

(ix) The information required to be furnished by Borrower to Lender under Sections 5.1(j)(ii), (iii) (other than (iii)(A) and (D)) and (iv) shall be provided in both hard copy format and electronic format and it is hereby agreed that such electronic information may be provided in print file only format.

(x) Borrower shall use reasonable efforts to deliver, or cause to be delivered, to Lender, simultaneously with the delivery of Borrower’s annual audited financial statements pursuant to Section 5.1(j)(ii) above, a consent of Borrower’s auditors consenting to the use or incorporation by reference of their audit report to the extent required by the Securities Act or the Securities Exchange Act of 1934 in connection with filings required to be made by the holder of the Loan under the Securities Act or Securities Exchange Act of 1934, together with an original executed copy of such audit report.

(xi) On or prior to March 31, 1998, Borrower shall deliver to Lender (A) an audited balance sheet and income statement for Fiscal Year 1997 or (B) an unaudited balance sheet and income statement for Fiscal Year 1997, accompanied by a report from a “Big Five” accounting firm or another independent certified public accounting firm reasonably acceptable to Lender, setting forth the results of performance of agreed upon procedures with respect to the amounts set forth in such balance sheet and income statement.

(k) Business and Operation. It will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Property. It will qualify to do business and will remain in good standing under the laws of the Commonwealth of Pennsylvania.

(l) Title to the Property. It will warrant and defend against the claims of all Persons whomsoever (i) the title to the Property and every part thereof and (ii) the validity and priority of the Lien of the Mortgage, subject only to Permitted Encumbrances.

(m) Costs of Enforcement. In the event (i) that the Mortgage is foreclosed in whole or in part or that either Note, or any Loan Document, including the Mortgage, is put into the hands of an attorney for collection, suit, action or foreclosure, (ii) of the foreclosure of any Lien prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (iii) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or an assignment by Borrower for the benefit of its creditors, or (iv) Lender shall attempt to remedy any Event of Default hereunder, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs incurred by Lender as a result thereof, including costs of collection and defense, including reasonable attorneys’ fees (and experts’, consultants’ and witnesses’ fees) and disbursements in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

(n) Estoppel Statement. After written request by Lender, which request shall not be made more than twice in the twelve (12) month period following the date of this Agreement nor more than once in any twelve (12) month period thereafter occurring, Borrower shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified, setting forth (A) the original principal amount of each Note, (B) the unpaid principal amount of each Note, (C) the Interest Rate of the Notes, (D) the date installments of interest and/or principal were last paid on each Note, (E) any offsets or defenses to the payment of the Debt, (F) that the Notes, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, and (G) such other matters as Lender may reasonably request. If at the time of any such request the Tranche B Note has been paid in full, Borrower’s estoppel statement shall relate only to the Tranche A Note.

(o) Loan Proceeds. Borrower shall use the proceeds of the Loan received by Borrower on the Closing Date only for the purposes set forth in Section 2.1.4.

(p) Annual Budget. Provided no Event of Default has occurred and is continuing, Borrower shall prepare and deliver to Lender, for informational purposes only, on or before December 1 of each year an Annual Budget in respect of the Property for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to such Annual Budget. It is hereby understood and agreed that provided no Event of Default exists hereunder, and prior to the Anticipated Prepayment Date, Borrower may make revisions to the Annual Budget when and if it desires, without Lender’s consent or approval. From and after the Anticipated Prepayment Date or if an Event of Default has occurred and is continuing, (i) Borrower shall prepare and deliver such Annual Budget to Lender for its approval, on or before November 1 of each year during the Term and, promptly after preparation thereof, any subsequent revisions to such Annual Budget necessitated by unforeseeable events; provided that no more than one (1) such subsequent revision shall be permitted in any two (2) month period, (ii) such Annual Budget and any such subsequent revisions thereto shall be subject to Lender’s approval (which shall not be unreasonably withheld, conditioned or delayed), (iii) Borrower shall operate the Property in accordance with each such Annual Budget, subject to a five percent (5%) variance on Operating Expenses on a line-item basis (except that up to three (3) line items totaling no more than $250,000 may be aggregated for such variance), but in no event shall such additional amount exceed more than five percent (5%) of such month’s budgeted amount for all Operating Expenses, and (iv) if the period as to which any Annual Budget relates has expired and an Annual Budget for the next period has not been approved, then Borrower shall operate the Property in accordance with the last approved Annual Budget until a new Annual Budget has been approved; provided, however, that Borrower agrees to promptly submit revised Annual Budgets to Lender for its approval and shall work diligently and in good faith to respond to Lender’s objections to any Annual Budget. Notwithstanding the foregoing, Borrower shall have the right, without obtaining Lender’s prior approval (but subject to notifying Lender of the same and the amount thereof as soon as possible) to incur expenses in excess of the approved Annual Budget in the event of an emergency which, in the reasonable judgement of Borrower, requires immediate action to avoid imminent personal injury, material physical property damage or material devaluation or criminal liability.

(q) No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) unless required by applicable law, with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

(r) Security Deposits. Borrower shall, within two Business Days of receipt thereof, deposit, directly into the escrow account referred to below, all security deposits, letters of credit or other collateral (“Security Deposits”) that it receives from time to time from any Tenant as security for the performance by such Tenant of its obligations under its Lease. Lender shall deposit any cash received from Borrower pursuant to the preceding sentence in an escrow account in the name of Lender (the “Security Deposit Account”) and, except to the extent required by law or the applicable Lease, the Security Deposit Account shall be maintained in accordance with the terms of Section 11.2. Borrower shall require each applicable Tenant to maintain in effect all existing and future letters of credit, bonds or other similar collateral which constitute Security Deposits (unless replaced by cash deposits) during the term of the applicable Lease (or so long as such tenant is required to maintain such Security Deposit under its Lease). Each future letter of credit, bond or other similar collateral that is a Security Deposit shall be issued by an institution reasonably satisfactory to Lender, shall, if permitted by applicable Legal Requirements, name Lender as payee, mortgagee or beneficiary (or, at Lender’s option, be fully assignable to Lender without any action being required to be taken by Borrower) and shall in all respects comply with all applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrower shall have the right to replace any Cash which was initially placed in the Security Deposit Account in lieu of a letter of credit, bond or similar collateral with a letter of credit, bond or similar collateral meeting the requirements of this Section 5.1(r). Lender shall comply with all applicable Legal Requirements in holding such Security Deposits and, subject thereto, shall make such Security Deposits available to Borrower or the applicable Tenant on or prior to the tenth (10th) Business Day after notice from Borrower to the extent required to comply with obligations owed to such Tenant under the terms of its Lease or to Borrower, in the event Borrower is entitled to such deposit in accordance with the applicable Lease and applicable law by reason of such Tenant’s default under its Lease. Lender may commingle funds in the Security Deposit Account and Lender shall not be obligated to segregate, designate or separately account for any specific Security Deposit, except to the extent that such Security Deposit is required to be segregated by the applicable Lease or under applicable law.

(s) Management Agreements; Material Agreements. Borrower shall:

(i) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement and any Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its material rights thereunder;

(ii) promptly notify Lender of the giving of any written notice of any material default by any party under any Material Agreement to which it is a party or any Management Agreement;

(iii) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party and any Management Agreement; and

(iv) keep the Property managed at all times by an Acceptable Manager pursuant to a Management Agreement (it being understood that except as expressly provided to the contrary in the Consent of Manager, in the event that any Manager is terminated by Lender pursuant to the Consent of Manager, such Manager shall no longer be deemed to be an Acceptable Manager).

Notwithstanding anything to the contrary contained in the foregoing (except the parenthetical contained in Section 5.1(s)(iv)), and provided that no Event of Default has occurred and is continuing, Borrower shall at all times have the right to (A) replace the Current Manager or any other then current Manager, provided that (x) such Manager is at all times an Acceptable Manager, (y) Borrower shall comply with the provisions of Section 6.1(a) hereof and (z) such manager shall execute and deliver a consent agreement in form and substance substantially similar to the Consent of Manager referred to in Section 3.1(k) and (B) enter into new Material Agreements provided that such Agreements contain commercially reasonable terms and are negotiated on an arm’s-length basis and provided that Borrower is otherwise in compliance with the terms of this Agreement.

(t) Insurance Policies. On or prior to March 31, 1998, Borrower shall deliver to Lender copies of the Policies applicable to the Property, which Policies shall comply in all material respects with the requirements of this Agreement. Such Policies shall be accompanied by an Officer’s Certificate certifying that such Policies are true, correct and complete and comply in all material respects with the requirements of this Agreement.

VI. NEGATIVE COVENANTS

Section 6.1 Borrower’s Negative Covenants. Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

(a) Operation of Properties. It shall not, without Lender’s prior consent (except as elsewhere herein expressly provided): (i) surrender, terminate or cancel any Material Agreement to which it is a party (unless, other than with respect to the REA, the other party thereto is in default or the termination of such agreement would be commercially reasonable), (ii) materially increase or consent to the material increase of the amount of any charges due from Borrower under any Material Agreement to which it is a party or any Management Agreement, except, other than with respect to the REA, as provided therein or on an arm’s-length basis and commercially reasonable terms; or (iii) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party or any Management Agreement in any material respect, except, other than with respect to the REA, on an arm’s-length basis and commercially reasonable terms.

(b) Liens. Subject to Section 5.1(b)(ii), it shall not, without the prior written consent of Lender, which consent may be withheld in the sole discretion of Lender, create, incur, assume, permit or suffer to exist any Lien on any portion of the Property, except Permitted Encumbrances.

(c) Dissolution. It shall not dissolve, terminate, liquidate, merge with or consolidate into another Person.

(d) Change in Business. It shall not enter into any line of business other than the ownership, maintenance, financing, refinancing and operation of the Property (in each case subject to the terms hereof), or make any material change in the scope or nature of its business objectives or purposes, or undertake or participate in activities other than the continuance of its present business.

(e) Debt Cancellation. It shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, including any arising under any of the Leases, the Management Agreement and the Material Agreements except (i) with respect to the Leases, Management Agreements and Material Agreements, in accordance with and subject to the terms hereof and thereof and (ii) with respect to other matters, for adequate consideration in the ordinary course of Borrower’s business and on commercially reasonable terms, subject to other restrictions contained herein, if any, or in any other Loan Document.

(f) Affiliate Transactions. Except with respect to the existing Management Agreement with the Current Manager and the Affiliate Office Leases, it shall not enter into, or be a party to, any transaction with any of its Affiliates or any of its shareholders, partners or members or Affiliates thereof except in the ordinary course of business and on terms which are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

(g) Zoning and Uses. Except to the extent the same (a) shall not result in a change in use of the Property and (b) shall not have a material adverse effect on cash flow from or value of the Property (in which such case Borrower may proceed without Lender’s consent), it shall not without Lender’s prior written consent, which may be granted or withheld in Lender’s sole discretion, (i) initiate or support any limiting change in the permitted uses of the Property (or to the extent applicable, the zoning reclassification of the Property) or any portion thereof or, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, the zoning ordinances) applicable to the Property, (ii) use or permit the use of the Property in a manner that is reasonably likely to have a Material Adverse Effect or that would violate the material terms of any Lease, Operating Agreement, Legal Requirements or any Permitted Encumbrance, (iii) modify, amend or supplement any Permitted Encumbrance in a manner adverse in any material respect to the interests of Lender, (iv) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances upon the Property in any manner that is reasonably likely to have a Material Adverse Effect, (v) execute or file any subdivision plat affecting the Property, (vi) institute, or permit the institution of proceedings to alter any tax lot comprising the Property, or (vii) permit or suffer the Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or implied easement.

(h) Debt. It shall not create, incur or assume any debt (secured or unsecured) other than the Debt and Permitted Indebtedness nor shall it permit the creation, incurrence or assumption of any debt which is secured by a pledge of the direct or indirect ownership interests in Borrower except for the Mezzanine Loan. Neither the Mezzanine Loan nor any Subordinate Mezzanine Loan may be modified, changed, supplemented, altered or amended in any respect which is materially adverse to Lender without the prior consent of Lender, which consent may be withheld in its sole discretion. Borrower shall deliver to Lender copies of all modifications to the Mezzanine Loan Documents or to the documents evidencing or securing any Subordinate Mezzanine Loan within five (5) Business Days after execution thereof. All of the lender’s and agent’s right, title and interest in the Mezzanine Loan and any Subordinate Mezzanine Loan (including, without limitation, all participation interests therein) shall at a times be held by a Person meeting the requirements of clause (II) of the definition of Permitted Owner and not violating the provisions of Section 6.1(i)(ii) relating to ERISA; provided, however, that for purposes of this sentence, subparagraph (2) of such definition shall be deemed to include a Person (i) which has a current net worth of at least $500 million and controls mortgages on office buildings, which mortgages have a then current outstanding principal balance of at least $600,000,000 and which office buildings have a fair market value of at least $1 billion or (ii) which is listed on Schedule 10 attached hereto and subparagraph (3) of such definition shall be deemed to include any Person which is listed on Schedule 10 attached hereto.

(i) Transfers.

(i) General Limitation. Unless (1) such action is permitted by the subsequent provisions of this Section 6.1(i) or (2) if such action occurs prior to Securitization, such action is otherwise approved by Lender in its sole discretion, or if such action occurs after Securitization, such action is otherwise approved by Lender and the Rating Agencies in their sole discretion and Lender shall have received a Rating Confirmation in respect thereof and, in either case, Borrower shall have complied with any requirements imposed by Lender or any Rating Agency with respect thereto, and with the exception of Leases entered into in accordance herewith and Permitted Encumbrances, Borrower shall not (A) sell, assign, convey, transfer or otherwise dispose of or encumber legal, beneficial or equitable interests in all or any part of the Property, (B) permit or suffer any owner, directly or indirectly, of a beneficial interest in the Property to transfer such interest, whether by transfer of stock or other beneficial interest in any entity or otherwise, (C) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the Property or (D) file a declaration of condominium with respect to the Property.

(ii) Sale of the Property or Partnership Interest .

(1) So long as no Event of Default shall have occurred and be continuing and all and any loans evidenced by the Mezzanine Loan Documents shall have been repaid in full in accordance with the terms thereof, and subject to the other requirements and conditions set forth in this clause (ii) or set forth elsewhere in this Section 6.1 which are not contrary to the rights afforded by this Section 6.1(i)(ii)(l), Borrower may sell, assign, convey, transfer or otherwise dispose of legal or equitable title to the Property (but not less than all of the Property) or the partners of Borrower may sell, assign, convey, transfer or otherwise dispose of their partnership interests in Borrower (but not less than all of such partnership interests) in a single transaction if, after giving effect to the proposed transaction,

(A) such transaction satisfies the requirements for a Special Transfer or Special Partnership Transfer, except that no Rating Confirmation is necessary if the transfer is to a Permitted Owner listed on Schedule 9 (or a direct or indirect wholly-owned subsidiary thereof) and such transfer is made prior to the date which is thirty-six (36) months after the Closing Date (provided, however, that if any such transfer is made on or after the date which is twenty-four (24) months after the Closing Date, the Rating Agencies or Lender may in their sole discretion prohibit such transfer if the proposed Permitted Owner shall have suffered a material adverse change since the Closing Date in its business operations, economic performance, assets or condition (financial or otherwise)),

(B) the Property will be owned directly by a Single Purpose Entity, which at the time of such transfer will be in compliance with the covenants contained in Section 4.1(cc) hereof, and which, in the case of a transfer of the Property, shall have assumed in writing (subject to the terms of Section 11.24 hereof) and agreed to comply with all the terms, covenants and conditions set forth in this Agreement and the other Loan Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to Lender, and shall have delivered to Lender such other documents and deliveries as Lender may reasonably require to confirm its security interests pursuant to the Loan Documents, consistent with the documents and deliveries required hereunder,

(C) the transferee will be a Permitted Owner or be wholly owned, directly or indirectly, by a Permitted Owner,

(D) if the Property will be managed by an unaffiliated third party property manager that is not an Acceptable Manager, then such property manager must be approved by Lender and Lender must have received a Rating Confirmation therefor, and

(E) no Event of Default will occur as a result of such transaction.

(2) So long as no Event of Default shall have occurred and be continuing and subject to the other requirements and conditions set forth in this clause (ii) or set forth elsewhere in this Section 6.1 which are not contrary to the rights afforded by this Section 6.1(i)(ii)(2), Borrower may sell, assign, convey, transfer or otherwise dispose of legal or equitable title to the Property (but not less than all of the Property) to an Affiliate of Borrower in a single transaction if, after giving effect to the proposed transaction,

(a) such transaction satisfies the requirements for a Special Transfer,

(b) the, Property will be owned directly by a Single Purpose Entity, which at the time of such transfer will be in compliance with the covenants contained in Section 4.1(cc) hereof, and which shall have assumed in writing (subject to the terms of Section 11.24 hereof) and agreed to comply with all the terms, covenants and conditions set forth in this Agreement and the other Loan Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to Lender, and shall have delivered to Lender such other documents and deliveries as Lender may reasonably require to confirm its security interests pursuant to the Loan Documents, consistent with the documents and deliveries required hereunder,

(c) 50% of the partnership interests in such transferee shall be controlled by either Lazard Frères Real Estate Investors, L.L.C. or by a Person or Persons which control or are under common control with Lazard Frères Real Estate Investors, L.L.C. and 50% of such partnership interests shall be controlled by James A. Thomas,

(d) if the Property will be managed by an unaffiliated third party property manager that is not an Acceptable Manager, then such property manager must be approved by Lender and Lender must have received a Rating Confirmation therefor, and

(e) no Event of Default will occur as a result of such transaction.

(3) So long as no Event of Default shall have occurred and be continuing and subject to the other requirements and conditions set forth in this clause (ii) or set forth elsewhere in this Section 6.1 which are not contrary to the rights afforded by this Section 6.1.(i)(ii)(3), (A) either of the two partners of Borrower which are indirectly owned by Lazard Frères Real Estate Investors, L.L.C., may, in accordance with the partnership agreement of Borrower, purchase the partnership interests in Borrower which are indirectly controlled by James A. Thomas, and (B) either of the two partners of Borrower which are indirectly controlled by James A. Thomas may, in accordance with the partnership agreement of Borrower, purchase the partnership interests in Borrower which are indirectly owned by Lazard Frères Real Estate Investors, L.L.C., provided that as a condition to (i) any such purchase referred to clause (A), such purchase shall have been, if such action occurs prior to Securitization, approved by Lender in its reasonable discretion, (ii) any such purchase referred to in clause (B), such purchase shall have been, if such purchase occurs prior to Securitization, approved by Lender in its sole discretion, or (iii) any such purchase referred to in clause (A) or (B), if such purchase occurs after Securitization, such purchase shall have been approved by the Rating Agencies in their sole discretion and Lender shall have received a Rating Confirmation in respect thereof and, in any of the foregoing cases, Borrower shall have complied with any requirements imposed by Lender or any Rating Agency with respect thereto.

(4) So long as no Event of Default shall have occurred and be continuing, and subject to the other requirements and conditions set forth in this clause (ii) or set forth elsewhere in this Section 6.1 which are not contrary to the rights afforded by this Section 6.1(i)(ii)(4), each of the partners of Borrower may assign their respective partnership interests in Borrower to any Person which controls or is under common control with such partner and each of the other indirect owners of interests in Borrower may assign their respective ownership interest in Borrower if, after giving effect to the proposed transaction,

(a) the Property will be owned directly by a Single Purpose Entity, which at the time of such transfer will be in compliance with the covenants set forth in Section 4.1(cc) hereof,

(b) 50% of the partnership interests in Borrower shall be controlled by either Lazard Frères Real Estate Investors, L.L.C. or by a Person or Persons which control or are under common control with Lazard Frères Real Estate Investors, L.L.C. and 50% of such partnership interests shall be controlled by James A. Thomas, and

(c) no Event of Default will occur as a result of such transaction.

Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 6.1(i), in the event of the death of James A. Thomas, the interests in Borrower then controlled by him may be controlled by a trust or trusts for the benefit of his immediate family members, if the trustee or trustees thereof have been approved by Prometheus Investment

Holding, LLC in accordance with the provisions of the Equityholders Agreement. Prior to the Defeasance in full of the Loan, the Equityholders Agreement may not be amended, restated, replaced, supplemented or otherwise modified without the prior approval of Lender, which approval may be withheld in the sole discretion of Lender.

Prior to any transfer permitted under this Section 6.1(i)(ii), the proposed transferee must deliver to Lender an Officer’s Certificate stating that:

(x) such transferee is an Employee Benefit Plan that is subject to Title I of ERISA or an entity the underlying assets of which constitute “plan assets” within the meaning 29 C.F.R. § 2510.3-101 or a “plan” (a “Plan”) within the meaning of Section 4975 of the Code and the obligations under this Agreement are not, and the exercise of rights under this Agreement will not, constitute a non-exempt prohibited transaction as a result of such transfer, or

(y) the transferee is a “governmental plan” (as defined in Section 3(32) of ERISA), and the obligations under this Agreement, and the exercise of rights under this Agreement, do not and will not violate any applicable state statutes regulating investments by or fiduciary obligations with respect to governmental plans as a result of such transfer, or

(z) the proposed transferee is neither an Employee Benefit Plan, a “governmental plan” or a Plan, and (i) such proposed transferee is not subject to state statutes regulating investments by or fiduciary obligations with respect to “governmental plans” and (ii) the underlying assets of the proposed transferee do not, for purposes of ERISA, constitute “plan assets” of one or more Employee Benefit Plans within the meaning of 29 C.F.R. § 2510.3-101.

As used herein, a “Permitted Owner” shall mean either (I) any Person listed on Schedule 9 hereto, provided that the transfer to such Person is closed within thirty-six (36) months after the Closing Date (provided, however, that if any such transfer is closed on or after the date which is twenty-four (24) months after the Closing Date, the Rating Agencies or Lender may in their sole discretion prohibit such transfer if the proposed Permitted Owner shall have suffered a material adverse change since the Closing Date in its business operations, economic performance, assets or condition (financial or otherwise)) or (II) any other Person that meets all of the following conditions:

(1) such Person’s long-term unsecured debt, if any, is at least Investment Grade as determined by the applicable Rating Agencies;

(2) Either (i) such Person has a current net worth of at least $500 million and controls office building real estate equity assets of at least $1 billion, in each case exclusive of the Property (or, in the case of a pension fund adviser, controls at least $1 billion of office building real estate equity assets, exclusive of the Property), or (ii) such Person is a pension fund, pension trust or pension account that has total assets of at least $500 million (exclusive of the Property), managed by a Person that controls at least $1 billion of office building real estate equity assets (exclusive of the Property);

(3) such Person is, or is controlled by, either a pension fund, a pension trust or pension account, an insurance company, a national money-center bank, or a Person whose long-term unsecured debt, if any, is rated at least Investment Grade by each of the applicable Rating Agencies; and

(4) the corporate or entity structure of such Person has been approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned).

For purposes of this Section 6.1(i), “control” or “controlling” means having (either directly or indirectly) primary responsibility to make or veto all material decisions with respect to the operation, management and disposition of another Person’s real estate assets (including decisions regarding sales, acquisitions and financings) rather than a beneficial ownership requirement, and without being compromised by the fact that responsibility for such day-to-day operating and management functions or leasing activities as are ordinarily handled by a property manager has been delegated by such controlling Person pursuant to an agreement in writing.

Borrower shall pay all reasonable out of pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender or its agents in connection with any transfer pursuant to this Section 6.1(i), subject to a maximum amount equal to 0.25% of the outstanding principal amount of the Loan at the time of such transfer.

(iii) Notice Required. Not less than ten (10) Business Days prior to the closing of any transaction subject to the provisions of this Section 6.1(i), Borrower shall deliver to Lender (A) an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Agreement and the other Loan Documents, together with any documents upon which such Officers Certificate is based, and (B) a legal opinion of counsel to Borrower or the transferee selected by either of them (unless reasonably disapproved by Lender), which may be based on reasonable assumptions (and, to the extent supported by the facts and law at the time of delivery of such opinion, the assumptions in the opinions delivered in connection with the closing of the Loan, shall be deemed to be reasonable assumptions for the purposes of the new opinion) and representations and warranties of Borrower, in form and substance consistent with similar opinions then being required by the applicable Rating Agencies, confirming, among other things, that Borrower’s or the new Borrower’s assets will not be substantively consolidated with the assets of certain owners or controlling Persons of Borrower or new Borrower in a bankruptcy or similar proceeding.

(iv) Sale of Equipment. Notwithstanding the above provisions of this Section 6.1(i), Borrower may transfer or dispose of Equipment that is either being replaced or that is no longer necessary in connection with the operation of the Property free from the interest of Lender under this Agreement or any other Loan Document, provided such transfer or disposal (when compared to the non-transfer or non-disposal of such Equipment) will not materially adversely affect the value of the Property, will not materially impair the utility thereof, will not constitute a bulk transfer under applicable State bulk transfer laws and will not result in a reduction or abatement of, or right of offset against, the rentals or other amounts payable under any material Lease or any Operating Agreement, in either case as a result thereof, provided that any new Equipment acquired by Borrower (and not so disposed of) shall be subject to the interest of Lender under this Agreement and the other Loan Documents unless leased to Borrower (in which event, Lender shall be made a collateral assignee of Borrower’s interest in such lease to the extent permitted pursuant to the terms of such lease (but, unless expressly subsequently assumed by Lender, Lender shall have no obligations under Borrower’s interest therein)).

(v) Pledges to Mezzanine Lender. Notwithstanding the foregoing terms of this Section 6.1(i), the pledge of (a) partnership interests by the Partner Borrowers, (b) the stock of the corporations which are the managing members of the general partners of Borrower and (c) the membership interests held by the non-managing members of the general partners of Borrower, in each case to the Mezzanine Lender pursuant to a Mezzanine Loan which has been approved in accordance with Section 6.1(h) or to the lender of a Subordinate Mezzanine Loan, and any transfer of such partnership interests, stock or membership interests upon or in lieu of foreclosure in respect of such pledges, and any transfer by such pledgee after either foreclosure or transfer in lieu of foreclosure, shall not be a default hereunder provided that at all times the lender’s and agent’s interest (including without limitation, all participation interests therein) in the Mezzanine Loan or Subordinate Mezzanine Loan, as the case may, or such partnership interests, stock and membership interests shall be held directly by a Person meeting the requirements of clause (II) of the definition of Permitted Owner and not violating the provisions of Section 6.1(i)(ii) relating to ERISA; provided, however, that for purposes of this sentence, subparagraph (2) of such definition shall be deemed to include a Person (i) which has a current net worth of at least $500 million and controls mortgages on office buildings, which mortgages have a then current outstanding principal balance of at least $600,000,000 and which office buildings have a fair market value of at least $1 billion or (ii) which is listed on Schedule 10 attached hereto and subparagraph (3) of such definition shall be deemed to include any Person which is listed on Schedule 10 attached hereto.

(vi) Transfer of Limited Partnership Interests. So long as no Event of Default shall have occurred and be continuing and subject to the other requirements and conditions set forth elsewhere in this Section 6.1 which are not contrary to the rights afforded by this Section 6.1(i)(vi), transfers of limited partnership interests in each of the limited partners of Borrower which in the aggregate during the term of the Loan do not exceed 49% of the total limited partnership interests in any such limited partner shall be permitted without the consent of Lender; provided, however, that all rights to receive distributions with respect to Series B Preferred Capital Contributions (as defined on the date hereof in the partnership agreement of Borrower) set forth in Section 5.1(a)(ii) of the partnership agreement of Borrower must be held by, and the Preferred Equity Holder must be, or must be wholly owned, directly or indirectly by, a Person meeting the requirements of clause (II) of the definition of Permitted Owner and not violating the provisions of Section 6.1(i)(ii) relating to ERISA, provided, however, that for purposes of this sentence, subparagraph (2) of such definition shall be deemed to include a Person (a) which has a current net worth of at least $500 million and controls mortgages on office buildings, which mortgages have a then current outstanding principal balance of at least $600,000,000 and which office buildings have a fair market value of at least

$1 billion and (b) which is listed on Schedule 10 attached hereto and subparagraph (3) of such definition shall be deemed to include any Person is listed on Schedule 10 attached hereto. Within three Business Days of any such transfer, Borrower shall deliver to Lender true, correct and complete copies of all documents effectuating any such transfer.

(j) Nonexempt ERISA Transactions. It shall not engage in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such sections relate to it, or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Mortgage or any other Loan Document) to be a non-exempt prohibited transaction under ERISA which results or would reasonably be expected to result in a material liability of Borrower.

(k) Issuance of Ownership Interests. Other than in connection with a transaction which has been approved or is otherwise permitted by Section 6.1(i) and is made pursuant to the provisions of Section 6.1(i), it shall not issue or allow to be created any stocks, shares, partnership interests, membership interests or other ownership interests, as applicable, in Borrower or its general partners or managing member (other than the stocks, shares, partnership interests, membership interests, or other ownership interests which are issued on the Closing Date) or any security or other instrument which by its terms is convertible into or exercisable or exchangeable for ownership interests in Borrower.

(l) Change of Principal Place of Business. It shall not change its principal place of business without giving Lender at least thirty (30) days’ prior written notice and promptly providing Lender with such information as Lender may reasonably require in connection therewith.

(m) Amendment of Partnership Agreement. The provisions of the partnership agreement of Borrower relating to the payment of distributions with respect to Series B Preferred Capital Contributions (as defined on the date hereof in the partnership agreement of Borrower) to the Preferred Equity Holder and the remedies available to the Preferred Equity Holder in the event any such payment is not made, shall not be amended, supplemented or otherwise modified in any way without the prior consent of Lender and the Rating Agencies, which consent may be withheld in their sole discretion.

VII. ALTERATIONS AND EXPANSIONS; LEASING

Section 7.1 Alterations and Expansion. Borrower will not make or permit any demolition, alteration, installation or improvement (including in connection with its compliance with any Legal Requirement) to the Property or any part thereof (an “Alteration”) or expand or reduce the Property or the Improvements thereon (an “Expansion”), except in accordance with the following terms and conditions (except that it need only comply with the provisions of clauses (a), the first sentence of (c), and (d) below with respect to those improvements required to be made by it pursuant to Section 5.1(a) hereof):

(a) Such Alteration or Expansion shall be undertaken in accordance with the applicable provisions of this Agreement, the other Loan Documents, the Operating Agreements and the Leases and Legal Requirements.

(b) No Event of Default shall have occurred and be continuing (except in the case of an Alteration that is required to cure an Event of Default or to comply with Borrower’s obligations under Leases) or shall occur as a result of such action.

(c) All work done in connection with any Alteration or Expansion shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration or Expansion shall be not less than the standard of quality of the materials generally used at the Property as of the date hereof (or, if greater, the then-current customary quality in the Philadelphia, Pennsylvania area) and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements. If at any time during any Alteration or Expansion Borrower decides, in its sole discretion, not to complete such Alteration or Expansion, Borrower agrees that it will thereafter use commercially reasonable efforts to restore the affected portion of the Property to at least the level of utility and value that existed as of the commencement of such Alteration or Expansion.

(d) The cost of any Alteration or Expansion shall be promptly and fully paid for by Borrower or the Tenant or subtenant performing the Alteration or Expansion (subject to Borrower’s right to contest in accordance with Section 5.1(b)(ii) hereof).

(e) The Alteration or Expansion will not, either during the Alteration or Expansion or upon completion and any related lease-up (such period, from commencement of the Alteration or Expansion through such lease-up, being referred to herein as the “Alteration Period”), have a Material Adverse Effect.

(f) The Alteration or Expansion will not entitle any party to a Material Agreement to terminate such Material Agreement or otherwise give rise to any other rights of such parties (such as the right to terminate an operating covenant) that could have a Material Adverse Effect unless, in each case, the Lender consents thereto and Rating Confirmations are obtained in connection therewith.

(g) In case of a Material Alteration or Material Expansion:

(i) Borrower shall have delivered to Lender (x) a Credit Facility or (y) Eligible Collateral in an amount equal to at least the total remaining unpaid costs of such Material Alteration or Material Expansion (as estimated by Borrower and concurred to by the Independent Architect in its reasonable good faith judgment) which Credit Facility and/or Eligible Collateral shall be held by Lender as security for the Debt and released to Borrower as such work progresses in accordance with Section 7.1(g)(iii); provided, however, in the event that any Material Alteration or Material Expansion shall be made in conjunction with any Restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 8.1.2(b) hereof (including any Proceeds remaining after completion of such Restoration), the amount of the Credit Facility or Eligible Collateral to be furnished pursuant hereto need not exceed the aggregate cost of such Restoration and such Material Alteration or Material Expansion (in either case, as estimated by the Independent Architect) less the sum of the amount of any Proceeds which Borrower is entitled to withdraw pursuant to Section 8.1.2(b) hereof,

(ii) At the commencement of construction of such Material Alteration or Material Expansion, Borrower shall deliver to Lender a schedule (which shall be concurred to by the Independent Architect in its reasonable good faith judgment) setting forth the anticipated stages of completion of such Material Alteration or Material Expansion and, in each case, the corresponding amounts expected to be due and payable by or on behalf of Borrower in connection with such completion, such schedule to be updated quarterly by Borrower (and concurred with by an Independent Architect in its reasonable good faith judgment) during the term of such Material Alteration or Material Expansion;

(iii) Any Eligible Collateral that Borrower delivers to Lender pursuant hereto (and the proceeds of any such Eligible Collateral or of any Credit Facility) shall be invested by Lender in Permitted Investments for a period of time consistent with the date on which Borrower notifies Lender that Borrower expects to request a release of such Eligible Collateral or Credit Facility in accordance with the next succeeding sentence. From time to time as the Material Alteration or Material Expansion progresses, the amount of any Eligible Collateral so furnished may, upon the written request of Borrower to Lender, be withdrawn by Borrower and paid or otherwise applied by or returned to Borrower in an amount equal to the amount Borrower would be entitled to so withdraw if Section 8.1.2(e) hereof were applicable, and any Credit Facility so furnished may be reduced by Borrower in an amount equal to the amount of the reduction to which Borrower would be entitled to if Section 8.1.2(e) hereof were applicable, subject, in each case, to the satisfaction of the conditions precedent to withdrawal of funds or reduction of the Credit Facility set forth in clause (i) of Section 8.1.2(e). In connection with the above-described quarterly update of the anticipated stages of completion of the Material Alteration or Material Expansion (as concurred with by an independent Architect in its reasonable good faith judgment), Borrower shall increase (or be permitted to decrease, as applicable) the Credit Facility and/or Eligible Collateral then deposited with Lender, as necessary to comply with clause (g)(i) above in accordance with clause (g)(v) below;

(iv) At any time after Final Completion of any Material Alteration or Material Expansion in respect of which a Credit Facility or Eligible Collateral was deposited pursuant hereto, the whole balance of any Eligible Collateral which constitutes Cash and then remaining on deposit may be requested to be withdrawn by Borrower shall be paid by Lender to Borrower, and any Credit Facility or other Eligible Collateral so deposited shall, to the extent it has not been called upon, reduced or theretofore released, be released by Lender to Borrower, in each case within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer’s Certificate, and as to the following clauses (A) and (B) of this clause also a certificate of the Independent Architect, setting forth in substance as follows:

(A) that the Material Alteration or Material Expansion in respect of which such Eligible Collateral or Credit Facility was deposited has been completed substantially in accordance with any plans and specifications therefor (and amendments thereto) previously filed with Lender under Section 7.1(g)(vii) hereof,

(B) that to the knowledge of the certifying Person (such certification to be given on a form AIA certification if available in the applicable jurisdiction), (x) such Material Alteration or Material Expansion has been completed substantially in compliance with all Legal Requirements, and (y) to the extent required for the legal use or occupancy of the portion of the Property affected by such Material Alteration or Material Expansion, Borrower has obtained a temporary or permanent certificate of occupancy (or similar certificate) or, if no such certificate is required, a statement to that effect from such Person;

(C) that to the knowledge of the certifying Person, all amounts that Borrower is or may become liable to pay in respect of such Material Alteration or Material Expansion have been paid in full or adequately provided for and, to the extent that such are customary and reasonably obtainable by prudent property owners in the area where the Property is located, that Lien waivers and releases have been obtained from the general contractor and major subcontractors performing such Material Alteration or Material Expansion or at its sole cost and expense, Borrower shall cause a nationally recognized and reputable title insurance company to deliver to Lender an endorsement to each Qualified Title Insurance Policy for the Property, updating such policy without further exceptions to such policy other than Permitted Encumbrances, or shall, at its sole cost and expense, cause a nationally recognized and reputable title insurance company to deliver a lender’s title insurance policy, in such form, in such amounts and with such endorsements as the Qualified Title Insurance Policy or Policies, which policy shall be dated any date after Final Completion of the Material Alteration or Material Expansion and shall contain no exceptions other than Permitted Encumbrances; provided, however, that if, for any reason, Borrower is unable to deliver the certification required by this clause (C) with respect to any costs or expenses relating to the Material Alteration or Material Expansion, then, assuming Borrower is able to satisfy each of the other requirements set forth in clauses (A) and (B) above, Borrower shall be entitled to the release of the difference between the whole balance of such Credit Facility and Eligible Collateral and the total of all costs and expenses to which Borrower is unable to certify; and

(D) that to the knowledge of the certifying Person, no Event of Default has occurred and is continuing;

(v) (A) if the amount of any Eligible Collateral and/or Credit Facility that Borrower previously provided to Lender pursuant to clause (g)(i) above either exceeds or is less than the minimum amount required for compliance with clause (g)(i) above, then, as applicable, Lender shall, upon the written request of Borrower and so long as no Event of Default has occurred and is continuing, return all such excess Eligible Collateral and/or Borrower shall be entitled to release all such excess amounts from the

Credit Facility or Borrower shall be required to deliver additional Eligible Collateral and/or Credit Facility,

(B) consistent with clause (A) above, so long as no Event of Default has occurred and is continuing, Lender shall, upon written request from Borrower, return to Borrower all Eligible Collateral and any Credit Facility delivered to Lender pursuant to clause (g)(i) above, and Borrower’s obligations to provide security with respect to such Material Alteration or Material Expansion shall end, at such time as the Material Alteration or Material Expansion reaches Final Completion;

(vi) (A) So long as no Event of Default has occurred and is continuing Borrower shall be entitled, upon ten (10) days’ notice to Lender but no more frequently than once per month, to receive any interest or income earned in respect of such Eligible Collateral;

(B) Lender shall execute and deliver to Borrower such instruments and agreements as are reasonably requested of it by Borrower, at Borrower’s expense, in order to consummate any Material Alteration or Material Expansion permitted hereby; and

(C) if Lender shall have notified Borrower that any letter of credit held by Lender in connection with any Material Alteration or Material Expansion no longer qualifies as a Credit Facility, Lender may draw upon such letter of credit no earlier than thirty (30) days after such notification unless, within such 30-day period, Borrower has replaced such letter of credit with a Credit Facility. If Lender draws upon any such letter of credit, the proceeds thereof shall be administered as if Borrower had originally deposited such proceeds with Lender in Cash, rather than having delivered the letter of credit in question;

(D) Such Material Alteration or Material Expansion shall be conducted under the supervision of an Independent Architect and shall not be undertaken until ten (10) Business Days after there shall have been delivered to Lender detailed plans and specifications and cost estimates therefor, prepared and reviewed by such Independent Architect; such plans and specifications may be revised at any time and from time to time, provided that material revisions of such plans and specifications are delivered to Lender prior to undertaking any work described in such revisions; and

(vii) No payment made prior to the Final Completion of such Material Alteration or Material Expansion to any contractor, subcontractor, materialman, supplier, engineer, architect, project manager or other Person who renders services or furnishes materials in connection with such Material Alteration or Material Expansion shall exceed ninety-five percent (95%) of the value of the work performed from time to time and materials furnished and incorporated into the Improvements.

(h) Borrower shall permit Lender, the Independent Architect, and Lender’s agents and representatives (including Servicer, Special Servicer, Lender’s engineer, architect or inspector) to enter onto the Property during normal business hours after reasonable notice considering the circumstances (subject to the rights of Tenants under the Leases) to inspect the progress of any work being performed by or on behalf of Borrower, including any Alterations or Expansions, and all materials being used in connection therewith, to examine all plans and shop drawings relating thereto and, following an Event of Default and during the continuance thereof, to undertake and complete any work required to be undertaken in accordance with the terms hereof Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.1(h) or the undertaking or completion of work pursuant to this Section 7.1(h).

(i) Borrower shall collaterally assign to Lender, as additional security for the Loan, all rights and claims Borrower may have against all Persons supplying labor or materials in connection with any Alterations or Expansions; provided, however, Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.2 Leasing.

(a) Borrower shall have the right, without the prior written consent of Lender to, enter into a new individual Lease or a Lease renewal affecting less than 75,000 rentable square feet of the Property, and thereafter to modify or amend the same, in each case without the consent of Lender but subject to the provisions of clauses (b) and (c) below. Borrower shall have the right, without the prior written consent of Lender, to terminate an individual Lease affecting less than 75,000 rentable square feet of the Property; provided that, in the aggregate over any six (6) month period, individual Leases affecting 125,000 rentable square feet or more may not be terminated without Lender’s prior written consent and provided that such termination is on commercially reasonable terms and shall not materially adversely affect the value of the Property. Borrower shall not, without the prior written consent of Lender, enter into a new individual Lease or a Lease renewal (other than a renewal it is obligated to enter into pursuant to the existing Lease) or terminate any individual Lease after the date hereof affecting 75,000 or more rentable square feet of the Property.

(b) All new Leases entered into from and after the date hereof shall be on the Lease Form approved by Lender pursuant to Section 3.1(v), without any changes to such Lease Form which would be materially adverse to Lender, shall be the result of arm’s-length negotiations, shall in the aggregate (taking into account all terms of such Lease, such as rent concessions, landlord’s obligations on Tenant Improvements and other economic benefits or concessions) provide for “market” rental rates and other market terms and shall not contain any additional terms which would materially adversely affect Lender’s rights under the Loan Documents (provided that the rent payable under a new Lease may be below market rate if (x) the lessee is a managing and/or leasing agent for Borrower and the space leased under the new Lease is to be used solely in connection with the managing and leasing of the Property and is of a size reasonably required for an office for such agent for such purposes, or (y) the rents from the space leased under the new Lease were, immediately prior to the entry into that Lease, below market rate, such new Lease was given in exchange for the surrender of the prior Lease and the below market discount reflected in such new Lease is not more than the below market discount of the Lease being surrendered); all future Leases shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender at Lender’s request and may, in the case of the Leases described in clause (e) below, make subordination conditioned upon the granting of non-disturbance rights acceptable to Lender.

(c) Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the rents more than one (1) month in advance (other than Security Deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except for the Assignment of Leases); (v) shall not alter, modify or change the terms of the Leases in a manner which shall materially adversely effect Lender’s rights or remedies under the Loan Documents; and (vi) subject to the provisions of Section 5.1(n), shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(d) With respect to Leases affecting 75,000 or more rentable square feet of the Property, Borrower may, at its discretion, submit for Lender’s approval (which shall not be unreasonably withheld, conditioned or delayed) leasing guidelines (the “Leasing Guidelines”) (provided that in all events Leasing Guidelines shall expire not later than one year after their initial approval). Subject to clause (b) above, any such Lease, which conforms in all material respects with approved Leasing Guidelines and the approved Lease Form will not be subject to Lender’s prior written consent. Any Lease submitted to Lender for Lender’s approval, which shall be accompanied by (x) an Officer’s Certificate on behalf of Borrower stating that said Lease complies in all respects with the requirements of clause (b) above and (y) a summary of the material terms of such Lease (including the economic terms and any termination options), shall be deemed approved if Lender shall have not notified Borrower in writing of its disapproval (together with a statement of the grounds of such disapproval) within three Business Days after Borrower has given Lender written notice that at least three (3) Business Days have elapsed since such submission).

(e) Lender shall enter into, execute and deliver a nondisturbance and attornment agreement, in form and substance acceptable to Lender in its reasonable discretion, among Lender and any Tenant under a Lease which is permitted under or which has been approved (or deemed to have been approved) in accordance with the terms of this Agreement and which (i) with respect to a Lease of retail space, affects 1,000 square feet or more of rentable space in the Property or (ii) with respect to all other Leases, affects 14,000 or more rentable square feet of the Property, provided that, in each such case, such Tenant also executes and delivers such agreement in favor of Lender.

(f) Borrower shall be entitled to retain (i) any termination payment paid by former tenants Clark, Ladner, Fortenbaugh and Young or LeShoppe, Inc. or (ii) any other payment, fee or penalty (“Termination Fee”) paid by a Tenant in connection with the exercise of an express cancellation or termination clause provided in such Lease, if and only if at the time of such cancellation or termination, the Net Operating Income for the Property (exclusive of the then applicable Above Market IBM Rent Component) for the most recent trailing 12-month period for which Borrower has furnished the statements required by Section 5.1(j)(iii)(B) (excluding any Net Operating Income received during such period in respect of the Lease being canceled or terminated) is $7,500,000 or more. In all other circumstances not covered by the first sentence of this clause (f), and provided that no Default or Event of Default has occurred and is continuing, any Termination Fee shall be deposited in the Deposit Account within two (2) Business Days of receipt thereof and shall be applied, on the next Payment Date, in the following order of priority: (i) to the funding of the Tax and Insurance Escrow Account to the extent required to cause such account to be in the amount required under Section 9.3; (ii) to the payment of the Monthly Debt Service Payment Amount; (iii) to the funding of the Leasing Reserve Account to the extent required to cause such account to be in the amount required under Section 9.4; (iv) to the funding of the Capital Reserve Account to the extent required to cause such account to be in the amount required under Section 9.4; and (v) to the funding of the Low Debt Service Reserve Account to the extent required under Section 9.4. After payment of the foregoing items, all remaining funds shall be deposited in a separate Eligible Account in which Lender is hereby granted a security interest (the “Termination Payment Account”), which funds are only to be released from such account (a) to reimburse Borrower for the capital costs and expenses required to lease that portion of the Improvements affected by such cancellation or termination, such reimbursement to be made in the manner provided by, and in accordance with, the provisions of Section 9.2.2 relating to Leasing Commissions and Tenant Improvement costs (and for so long as there are funds in the Termination Payment Account, funds in the Leasing Reserve Account shall not be available for the reimbursement of such capital costs and expenses) or (b) to Borrower if Borrower delivers to Lender evidence satisfactory to Lender that the premises which were affected by such cancellation or termination have been fully relet to a tenant and that Borrower has no obligation whatsoever to pay for or perform any tenant improvement work in connection with such reletting; provided that the foregoing provisions shall not apply if a Default or an Event of Default has occurred and is continuing.

(g) Borrower acknowledges that, because an Affiliate of Borrower owns the property which is immediately adjacent to the Property (the “Adjacent Property”), Borrower may have the opportunity to direct potential tenants to the Property or to the Adjacent Property. Recognizing such conflict of interest, and recognizing that it is in the best interest of Lender for the Property to be occupied fully, Borrower agrees that it will at all times conduct its leasing activities in a manner which is commercially fair and reasonable to the Property.

(h) On or before April 15, 1998, Borrower shall deliver to Lender Subordination, Nondisturbance and Attornment Agreements in substantially the same form as the Subordination and Attornment Agreements granted by The Mitsubishi Trust and Banking Corporation, or such other form as may be reasonably Acceptable to Lender, executed by each Tenant set forth on Schedule 3.

VIII. CASUALTY AND CONDEMNATION

Section 8.1 Insurance Casualty and Condemnation.

8.1.1 Insurance. (a) Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall keep the Property insured and obtain and maintain policies of insurance insuring against loss or damage by standard perils included within the classification “All Risks of Physical Loss”, including earthquake damage to the extent commercially available at reasonable rates if it is customarily obtained for similar properties in the vicinity. Such insurance (i) shall be in an amount equal to the then full replacement cost of the improvements and the Equipment (without deduction for physical depreciation), and (ii) shall have deductibles no greater in the aggregate than the greater of (x) five percent (5%) of Net Operating Income for the Property (inclusive of the then applicable Above Market IBM Rent Component) for the twelve (12) month period immediately preceding the Closing Date and (y) $100,000. The policies of insurance carried in accordance with this paragraph shall be paid annually in advance and shall contain a “Replacement Cost Endorsement” with a waiver of depreciation.

(b) Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall also obtain and maintain during the Term the following policies of insurance:

(i) Flood insurance if any part of the Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain” and (A) flood insurance is generally available at commercially reasonable premiums and in such amount as generally required by institutional lenders for similar properties or (B) if not so available from a private carrier, from the federal government at commercially reasonable premiums to the extent available. In either case, the flood insurance shall be in an amount at least equal to Loan or the maximum limit of coverage available with respect to the Property under said program, whichever is less;

(ii) Comprehensive general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 and in the aggregate of $2,000,000 for any policy year. In addition, at least $20,000,000 excess and/or umbrella liability insurance shall be obtained and, at all times, at least $10,000,000 excess and/or umbrella liability insurance shall be available (such that, at a times, such coverage shall be maintained against which no claim shall have been asserted) and maintained for any and all claims, including all legal liability imposed upon Borrower and all related court costs and attorneys’ fees.

(iii) Rental loss and/or business interruption insurance in an amount sufficient to avoid any co-insurance penalty and equal to the greater of (A) the estimated gross revenues from the operations of the Property (including (x) the total payable under the Leases and (y) the total amount of all other amounts to be received by Borrower or third parties that are the legal obligation of the Tenants) for a period of at least two (2) succeeding years or (B) the anticipated Operating Expenses (including debt service) for the maintenance and operation of the Property for a period of at least the next succeeding two (2) years. Subject to the provisions of Section 8.1.1(d), the amount of such insurance shall be adjusted from time to time during the Term as and when the foregoing amounts (or the estimates thereof) increase or decrease;

(iv) Insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at commercially reasonable premiums and are generally required by institutional lenders for properties comparable to the Property;

(v) Worker’s compensation insurance with respect to any employees of Borrower, as and to the extent required by any Governmental Authority or Legal Requirement;

(vi) During any period of repair or restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as are customarily obtained for such work by prudent owners in the locality where the Property is located;

(vii) Coverage to compensate for the cost of demolition and the increased cost of construction for the Property in an amount reasonably satisfactory to Lender, and

(viii) Such other insurance as may from time to time be reasonably required by Lender in order to protect its interests.

(c) All policies of insurance (the “Policies”) required pursuant to this Section 8.1.1(i) shall be issued by companies approved by Lender and licensed to do business in the Commonwealth of Pennsylvania, and unless otherwise approved by Lender and the applicable Rating Agencies in writing, shall have a claims paying ability rating of “AA” or better by the applicable Rating Agencies, provided that, for so long as United States Fidelity and Guaranty Corp. (“USF&G”), American Protection Insurance Company or The Travellers Indemnity Company has a claims paying ability rating of not less than its rating as of the Closing Date, USF&G, American Protection Insurance Company and The Travellers Indemnity Company shall each be deemed an approved company pursuant to this clause (i); (ii) shall name Lender and its successors and/or assigns as their interest may appear as an additional insured and as a loss payee (except that in the case of general liability insurance, Lender shall be named an additional insured and not a loss payee); (iii) shall contain a non-contributory standard lender clause and, except with respect to general liability insurance and worker’s compensation insurance, a Lender’s Loss Payable Endorsement, or their equivalents, and a separate endorsement naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insured (other than Borrower) and all rights of subrogation against any loss payee, additional insured or named insured; (v) subject to the provisions of Section 8.1.1(a), shall be subject to a deductible, if any, not greater in any material respect, in proportion to the coverage maintained, than the deductible for such coverage on the date hereof; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies and that no modification, reduction, cancellation or termination in amount of, or material change (other than an increase) in, coverage of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof, (vii) shall permit Lender to pay the premiums and continue any insurance upon failure of Borrower to pay premiums when due, upon the insolvency of Borrower or through foreclosure or other transfer of title to the Property (it being understood that Borrower’s rights to coverage under such policies may not be assignable without the consent of the insurer); and (viii) shall provide that the insurance shall not be impaired or invalidated by virtue of (A) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by, Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy, (B) the occupation, use, operation or maintenance of the Property for purposes more hazardous than permitted by the terms of the Policy, (C) any foreclosure or other proceeding or notice of sale relating to the Improvements or the Equipment or (D) any change in the possession of the Improvements or Equipment without a change in the identity of the holder of actual title to such Improvements or Equipment (provided that with respect to items (C) and (D), any notice requirements of the applicable Policies are satisfied).

(d) Insurance Premiums; Certificates of Insurance.

(i) Borrower shall pay (or cause to be paid) the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lender the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such evidence of payment to Lender if such Insurance Premiums are to be paid by Lender pursuant to the terms of this Agreement). Within thirty (30) days after request by Lender, but not more frequently than once annually, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in liability and/or laws, changes in prudent customs and practices. In the event Borrower satisfies the requirements under this Section 8.1.1 through the use of a Policy covering other properties, then (unless such policy is provided in substantially the same manner as it is as of the date hereof), Borrower shall provide evidence reasonably satisfactory to Lender that the Insurance Premiums for the Property is separately allocated under such Policy to the Property and that payment of such allocated amount shall maintain the effectiveness of such Policy as to the Property notwithstanding the failure of payment of any other portion of premiums. If no such allocation is available, Lender shall have the right to increase the Tax and Insurance Escrow in an amount sufficient to purchase a non-blanket Policy covering only the Property from insurance companies which qualify under this Agreement.

(ii) Borrower shall deliver to Lender on or prior to the Closing Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be canceled, modified, reduced or terminated without thirty (30) days’ prior notice to Lender and stating that all premiums then due thereon have been paid to the applicable insurers for the current period and that the same are in full force and effect. Borrower shall deliver to Lender, concurrently with each material change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Borrower pursuant to the first sentence of this clause (d)(ii) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and report shall not be obtainable by Borrower, Borrower may deliver an Officer’s Certificate to such effect in lieu thereof).

(e) Renewal and Replacement of Policies.

(i) Not less than fifteen (15) days prior to the expiration, termination or cancellation of any Policy, Borrower shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Lender a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Borrower pursuant to clause (d)(ii) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

(ii) If Borrower does not furnish to Lender the certificates as required under clause (e)(i), Lender may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand.

(iii) Concurrently with the delivery of each replacement policy or a binding commitment for the same pursuant to this clause (e), Borrower shall deliver to Lender a report from a reputable and experienced insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Borrower pursuant to this Section 8.1.1 and then in effect and stating that all Insurance Premiums then due thereon have been paid in full to the applicable insurers, that such insurance policies are in full force and effect and that, in the opinion of such insurance broker or insurer, such insurance otherwise complies in all material respects with the requirements of this Section 8.1.1 (or if such report shall not be available after Borrower shall have used its reasonable efforts to provide the same, Borrower will deliver to Lender an Officer’s Certificate containing the information to be provided in such report).

(f) Separate Insurance. Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 8.1.1 unless such insurance complies with clause (c) above.

(g) Securitization. In the event of a Securitization, Borrower shall name any trustee, Servicer or Special Servicer designated by Lender as a loss payee, and any trustee, Servicer and Special Servicer as additional insureds, with respect to any Policy for which Lender is to be so named hereunder.

8.1.2 Casualty; Application of Proceeds.

(a) Right to Adjust.

(i) If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall (except to the extent such damage or destruction is in a de minimis amount) give prompt written notice thereof to Lender, generally describing the nature and extent of such Casualty. Following the occurrence of a Casualty, Borrower, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace, or rebuild the Property to the extent practicable to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations.

(ii) Subject to clause (iv) below, in the event of any Casualty, Borrower may settle and adjust any claim with respect thereto; provided that such adjustment is carried out in a competent and timely manner. In such case, Borrower is hereby authorized to collect and receipt for Lender any Proceeds.

(iii) All Proceeds shall be due and payable solely to Lender and held and applied in accordance with the terms hereof or, if paid to Borrower, shall be held in trust by Borrower for the benefit of Lender and shall be paid over to Lender by Borrower within one Business Day of receipt.

(iv) Lender shall have the sole authority to adjust any claim with respect to a Casualty and to collect all Proceeds if an Event of Default shall have occurred and is continuing.

(b) Borrower’s Right to Apply to Restoration or Repayment. In the event of a Casualty or Condemnation where the loss is in an aggregate amount less than thirty percent (30%) of the original principal amount of the Loan, where access to the Improvements is not materially adversely affected by such Casualty or Condemnation and where Lender has received evidence satisfactory to it that no individual Lease affecting 150,000 rentable square feet or more, and no Leases in the aggregate affecting 150,000 rentable square feet or more, will be terminated or canceled as a result of such Casualty or Condemnation (a “Minor Loss”), Lender shall permit the application of the Proceeds to pay, or to reimburse Borrower, at the option of Borrower, for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner required hereby, provided and on the condition that, no Event of Default shall have occurred and be then continuing and, in the reasonable judgment of Lender exercised in good faith:

(i) the Property can be restored to an economic unit not less valuable and not less useful than the same was prior to the Casualty or Condemnation,

(ii) the Restoration can be completed by the earliest to occur of:

(A) the 365th day after the Casualty or Condemnation or, with Rating Confirmation, such longer period as may reasonably be required,

(B) the 180th day prior to the Stated Maturity Date with respect to the Tranche A Note, and

(C) with respect to a Casualty only, the expiration of the payment period on the rental-loss insurance coverage in respect of such Casualty, and

(iii) during the period of the Restoration, the sum of (A) income derived from the Property, plus (B) proceeds of rent loss insurance or business interruption insurance, if any, payable, plus (C) any Cash deposited with, or any Credit Facility made available to, Lender (which Credit Facility shall be in form and substance, and the issuer thereof shall be, reasonably satisfactory to Lender), will equal or exceed one hundred five percent (105%) of the sum of (1) Operating Expenses and (2) the Debt Service.

If any of the conditions so forth in the proviso in this clause (b) is not satisfied, then, notwithstanding anything herein to the contrary, unless Lender shall otherwise elect, at its sole option, the Proceeds shall be applied to the prepayment of the Loan in accordance with the terms of Section 8.1.2(d).

(c) Lender’s Right to Apply to Repayment. In the event of a Casualty or Condemnation which is not a Minor Loss (a “Material Casualty” or “Material Condemnation”, as applicable), then Lender shall have the option (to be exercised by notice to Borrower given not later than the thirtieth (30th) day after the receipt of the Proceeds) to apply the net Proceeds to the prepayment of the Debt in accordance with Section 8.1.2(d) or to reimburse Borrower for the cost of any Restoration in the manner set forth below in Section 8.1.2(e) (and Lender shall be deemed to have elected prepayment if it shall fail to have given such notice within said 30-day period).

(d) Application of Prepayment. Any application of Proceeds to the Debt pursuant to Section 8.1.2(b) or (c) shall be without any prepayment premium or penalty except that if an Event of Default has occurred and is continuing, then Borrower shall pay to Lender an additional amount equal to the Yield Maintenance Payments, if any, that would be required in respect of the principal being prepaid assuming Section 2.3.3 hereof were applicable. Any such application to the Debt shall be applied to those payments of principal and interest last due under the Notes and shall not postpone or reduce any payments otherwise required pursuant to the Notes other than such last due payments.

(e) Manner of Restoration and Reimbursement. If Borrower is entitled pursuant to Section 8.1.2(b) or (c) to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be disbursed from time to time upon Lender being furnished with (i) such architect’s certificates, waivers of lien for the cost of work previously paid for with a prior disbursement, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as are customary and reasonably obtainable by prudent property owners in the locality in which the Property is located and as Lender may reasonably require and approve, and (ii) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work (such approval not to be unreasonably withheld, conditioned or delayed). In addition, no payment made prior to the Final Completion of the Restoration shall exceed ninety-five percent (95%) of the value of the work performed from time to time; funds deposited by Borrower with Lender for any deficiency shall be disbursed prior to disbursement of such Proceeds; and at all times, the undisbursed balance of such Proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender exercised in good faith to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Prior to any disbursement, Lender shall have received evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration, and Borrower shall have deposited with Lender Eligible Collateral in an amount equal to the excess (if any) of such estimated cost of completion over the net Proceeds. Any surplus which may remain out of Proceeds received pursuant to a Casualty shall be paid to Borrower after payment of such costs of Restoration. Any surplus which may remain out of Proceeds received pursuant to a Condemnation shall be escrowed with Lender as security for the Debt after payment of such costs of Restoration.

8.1.3 Condemnation. (a) Borrower shall promptly give Lender written notice of the actual or, to Borrower’s Actual Knowledge, proposed, contemplated or threatened in writing commencement of any taking, condemnation, or eminent domain proceeding or similar proceeding affecting the Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether Proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with the terms hereof applicable to Alterations.

(b) Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section. Provided no Default or Event of Default has occurred and is continuing, Borrower may settle and compromise such Proceeds, provided that the same is effected in a competent and timely manner. Notwithstanding any Condemnation by any public or quasi-public authority (including any transfer made in lieu of or in anticipation of such a Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Notes, this Agreement and the other Loan Documents, and the Debt shall not be reduced unless and until any Proceeds shall have been actually received and applied by Lender to expenses of collecting such Proceeds and to discharge of the Debt. Lender shall not be limited to the interest paid on the Proceeds by the condemning authority but shall be entitled to receive out of the Proceeds interest at the rate or rates provided in the Notes. Borrower shall cause any Proceeds that are payable to Borrower to be paid directly to Lender to be held and applied in accordance with the terms hereof.

IX. ACCOUNTS AND RESERVES

Section 9.1 Establishment and Maintenance of Deposit Account. On or prior to the Closing Date, Lender shall establish with a depository institution selected by Lender, the Deposit Account as a separate Eligible Account. The Deposit Account shall be named “Commerce Square Partners-Philadelphia Partners, L.P. Account No. 8601957453 at PNC Bank for the benefit of Goldman Sachs Mortgage Company” and shall be under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds therefrom in accordance with this Agreement, and Borrower shall have no authority or power to make withdrawals from the Deposit Account. Borrower shall, not later than the Closing Date, by notice to each Tenant (and the form of such notice shall be subject to the reasonable approval of Lender), direct each Tenant to make all checks in respect of all sums due to Borrower under the Leases payable to Commerce Square Partners-Philadelphia Partners, L.P., Account No. 8601957453 at PNC Bank. Without limiting the foregoing, if Borrower or the Manager shall receive any payment (including, without limitation, any rent payments payable on April 1, 1998) in respect of sums due under any Lease that is made payable in a manner contrary to the foregoing requirements of this Section, or any funds in respect of such sums by wire transfers or other means, then Borrower shall deposit upon receipt, and shall direct the Manager to deposit upon receipt, such checks and funds in the Deposit Account (and in any event not later than the close of business on the Business Day following the day on which the same is received by Borrower or the Manager); provided, however, that any such amounts which constitute Security Deposits or Termination Fees shall be deposited in the manner required by Section 5.1(r) or 7.2(f) hereof, as the case may be. Funds in the Deposit Account shall not be commingled with any other monies. Without limiting the foregoing, all deposits into the Deposit Account will be made in accordance with the terms and provisions of the Deposit Account Agreement. Any Rents and other amounts deposited into the Deposit Account shall be applied and disbursed in accordance with the terms and provisions of Section 9.4 hereof and the Deposit Account Agreement. Borrower shall notify the Manager of the terms of this Section 9.1. Lender shall cause the Eligible Institution which maintains the various accounts to provide Borrower with access (via computer connection) during normal business hours to account information, to be updated no less frequently than every Business Day, regarding the Deposit Account, the Tax and Insurance Escrow Account, the Low Debt Service Reserve Account, the Security Deposit Account, the Termination Payment Account and the Reserve Accounts in accordance with the computer access procedures of such Eligible Institution.

Section 9.2 Capital Reserve; Leasing Reserve; Deferred Maintenance Reserve; Unpaid TI/Leasing Commissions Reserve; Reserve Accounts.

9.2.1 Establishment and Maintenance of Reserve Accounts. On or prior to the Closing Date, Borrower shall establish the following reserve accounts; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Borrower shall have until Noon Eastern Time on March 20, 1998 to fund the initial amount required for the Leasing Reserve Account and the Deferred Maintenance Reserve Account and if Borrower shall fail to make such deposits by such time such failure shall not constitute an Event of Default hereunder (it being understood that the sole rights of Lender with respect thereto shall be to require the payment of interest at the rate specified in clause (ii) of the definition of Fixed Rate and to require the Cash Hold until such reserve accounts are funded in the initial amounts required as of the Closing Date):

(a) an account in the amount of $4,497,025 for the payment of Tenant Improvement expenses and Leasing Commissions (the “Leasing Reserve Account”); subsequent to the Closing, monies shall be transferred in accordance with Section 9.4 hereof from the Deposit Account into the Leasing Reserve Account;

(b) an account, initially at zero, for the payment of routine capital improvements (excluding Tenant Improvements and Leasing Commissions and, until the Deferred Maintenance Reserve Account has been reduced to zero, Deferred Maintenance Conditions) at the Property (the “Capital Reserve Account”); subsequent to the Closing, monies shall be transferred in accordance with Section 9.4 hereof from the Deposit Account into the Capital Reserve Account;

(c) a reserve account in the initial amount of $352,000, for the payment of the cost of remediating the Deferred Maintenance Conditions (the “Deferred Maintenance Reserve Account”); and

(d) a reserve account in the amount of $2,978,272, for the payment of all unpaid Tenant Improvements and Leasing Commissions (collectively, “Tenant Costs”) associated with the Leases specified on Schedule 6 in the amounts per Lease specified on Schedule 6 (the “Unpaid TI/Leasing Commissions Reserve Account”); provided, that the amounts allocated to a particular Lease may only be used for the payment of the Tenant Costs in respect of such Lease.

Each of the Leasing Reserve Account, Capital Reserve Account, Deferred Maintenance Reserve Account and Unpaid TI/Leasing Commissions Reserve Account (each, a “Reserve Account”) shall be in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds therefrom in accordance with this Agreement, and Borrower shall have no authority or power to make withdrawals from said Reserve Accounts. The amount required in each Reserve Account as of the Closing Date shall be deposited on Borrower’s behalf by Lender’s funding said amount out of the proceeds of the Loan provided that, in lieu of all (but not part of) such initial deposits and other deposits to the Leasing Reserve Account or the Deferred Maintenance Reserve Account required to be made hereunder, Borrower may, until the ninth (9th) anniversary of the Closing Date only, deliver to Lender, a Credit Facility or Facilities in the amounts required to be deposited in each such Reserve Account, in form and substance acceptable to Lender (in its reasonable discretion) and approved by a Rating Confirmation; and provided further, however, that with respect to any Credit Facility delivered in lieu of deposits to the Leasing Reserve Account, (i) such Credit Facility shall have an annual expiration date of July 1st and shall be renewed by Borrower in accordance with the definition of Credit Facility and (ii) at the time of each such renewal the amount of such Credit Facility shall equal the amount set forth for such date on Schedule 7 (the “Leasing Reserve Account Balance”); provided further, however, that the required amount of such Credit Facility (and accordingly, the Leasing Reserve Account Balance) shall be reduced in an amount equal to the aggregate amount of all Tenant Improvement costs and Leasing Commissions disbursed to Borrower pursuant to the provisions of Section 9.2.2 or expended by Borrower out of other funds (provided that Lender has been provided with evidence reasonably satisfactory to it that such funds have been expended for Tenant Improvement costs or Leasing Commissions) with respect to new Leases (or Lease extensions) relating to the initial reletting of the IBM Space which have an initial term which expires after September 20, 2006 (such amount being hereinafter referred to as the “IBM Space Reduction Amount”). Borrower may from time to time convert all or any part of a Credit Facility into Cash, or replace all or any part of the Cash in a Reserve Account with a Credit Facility in the amount of the then applicable Leasing Reserve Account Balance and otherwise meeting the requirements for such Credit Facility set forth above. From and after such ninth (9th) anniversary date all and any Credit Facilities delivered in lieu of such deposits in such Reserve Accounts shall be replaced with immediately available funds and, to the extent that immediately available funds have not been deposited in such Reserve Accounts by such ninth (9th) anniversary date, Lender shall have the right at any time on or after such date to draw upon any Credit Facilities delivered in lieu of deposits and hold the proceeds of such Credit Facilities and apply the same in accordance with the terms hereof. Funds in each Reserve Account shall not be commingled with any other monies.

Notwithstanding anything to the contrary contained in this Article IX, Borrower shall have the right at any time after September 20, 2002 to request the Rating Agencies to modify the Leasing Reserve Account Balances, and if the Rating Agencies shall agree in their sole discretion to any such modification and shall issue a Rating Confirmation with respect thereto, then such modification shall be made without requiring the consent of Lender.

9.2.2 Disbursements from the Reserve Accounts. (a) Borrower shall have the right to obtain disbursements from time to time or to require that a Credit Facility be drawn upon from time to time: (1) with respect to the Leasing Reserve Account, for Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension) entered into in accordance with the terms hereof; provided, however, that with respect to any Leasing Commission or Tenant Improvement cost relating to the initial reletting of the IBM Space, such new Lease (or Lease extension) must have an initial term which expires on or after September 20, 2006, (2) with respect to the Capital Reserve Account, for routine capital improvements made by Borrower at the Property in accordance with the terms hereof (excluding Tenant Improvements and Leasing Commissions and Deferred Maintenance Conditions), (3) with respect to the Deferred Maintenance Reserve Account, for expenses incurred by Borrower in remediating any Deferred Maintenance Condition in accordance with the terms hereof and, following the completion of such remediation, the balance thereof may be used for capital improvements at the Property (provided, that such use following such completion shall not be permitted unless (x) Borrower shall have delivered to Lender an Officer’s Certificate stating that all such remediation has been completed ‘in accordance with the terms hereof as specified in Schedule 1 and (y) Lender shall have delivered a written confirmation, not to be unreasonably withheld, that it concurs in such statement contained in such Officer’s Certificate), and (4) with respect to the Unpaid TI/Leasing Commissions Reserve Account, for the Tenant Costs incurred by Borrower in connection with any of the Leases identified on Schedule 6 hereto up to the allocated amounts for each such Lease, as set forth on such Schedule, in each case on the following terms and conditions:

(i) disbursements or draws on a Credit Facility shall be made only to pay or to reimburse Borrower in respect of actual costs of the work or payments in respect of Tenant Costs made, which costs or payments were approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed) or made in accordance with Section 7.1;

(ii) each request for a disbursement from any Reserve Account or a draw on a Credit Facility shall be in a form specified or approved by Lender, shall specify the work or payment for Tenant Costs, as the case may be, for which the disbursement or drawdown is requested and shall include an Officer’s Certificate certifying that such funds will be applied (x) to pay or reimburse for materials or work permitted hereunder and done in accordance herewith, and shall be accompanied by copies of invoices for all items or materials purchased and all contracted labor or services provided or (y) to pay for Tenant Costs permitted hereunder;

(iii) Lender shall have received from Borrower evidence reasonably satisfactory to Lender that Borrower has incurred such expenses and, to the extent applicable, that the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property; with respect to disbursements from the Deferred Maintenance Reserve Account and the Unpaid TI/Leasing Commission Reserve Account (or draws on Credit Facilities related thereto), the funds remaining in the Reserve Account in question or remaining undrawn on the applicable Credit Facility in question shall be, in Lender’s reasonable judgment made in good faith, sufficient to pay the balance of the items contemplated to be funded therefrom when required to be so paid, and Lender shall receive any Lien waivers or other releases as are customarily and reasonably obtained by prudent property owners in the locality in which the Property is located and as Lender may reasonably require; and

(iv) Lender shall disburse from the Reserve Account in question or draw on the Credit Facility in question, or authorize such disbursement or drawing, within five (5) Business Days after the receipt of Borrower’s request for such disbursement or draw and the satisfaction of the other conditions set forth above in this Section, but in no event more often than once in any 10-day period, the amount requested by Borrower for such expenses, provided, however:

(A) with respect to the Deferred Maintenance Reserve Account, in no event shall the amount so disbursed or drawn exceed the amount set forth on Schedule 1 for the remediation of the item in question; and

(B) with respect to the Unpaid TI/Leasing Commission Reserve Account, in no event shall the amount so disbursed or drawn with respect to a Lease exceed the amount set forth for such Lease on Schedule 6 for the Tenant Costs in question.

9.2.3 No Other Disbursements from Reserve Accounts. Except as provided in Sections 9.2.2 and 9.2.4, Borrower shall not be entitled to any disbursements from the Reserve Accounts or any drawing on the applicable Credit Facilities, even if the work for which a particular Reserve Account was established has been completed and funds remain in such Reserve Account.

9.2.4 Release of Accounts Upon Repayment or Defeasance. Lender shall disburse to Borrower, or draw on the Credit Facilities, on the date that the Debt shall be paid or Defeased in full by Borrower, all amounts remaining in the Reserve Accounts, the Deposit Account and any other accounts established pursuant to this Agreement, or all amounts remaining undrawn on the Credit Facilities.

9.2.5 Obligations Unaffected. The insufficiency of any balance in any Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 9.3 Tax and Insurance Escrow Account.

9.3.1 Establishment. On or prior to the Closing Date Borrower shall establish a separate account or accounts (the “Tax and Insurance Escrow Account”), and Borrower shall deposit therein on each Payment Date:

(a) one-twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective delinquent dates, and

(b) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies.

On the Closing Date, Lender on behalf of Borrower shall disburse from the Loan to the Tax and Insurance Escrow Account an amount equal to (i) the product of the next installment of Taxes and Other Charges times a fraction, the numerator of which is the number of months in the installment period for such Taxes and Other Charges elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period, and (ii) the product of the next installment of Insurance Premiums payable times a fraction, the numerator of which is the number of months in the installment period for such Premiums elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period. Amounts in the Tax and Insurance Escrow Account may only be invested in Permitted Investments in accordance with Section 11.2.

9.3.2 Application Generally. Lender will apply amounts in the Tax and Insurance Escrow Account either: (x) to pay Taxes and Other Charges and Insurance Premiums required to be made by Borrower hereunder (and so long as the Tax and Insurance Escrow Account shall have a balance at least equal to the then-payable Taxes, Other Charges and Insurance Premiums, Borrower shall not be in default hereunder if Lender shall have not so applied such balance to the payment of such Taxes, Other Charges and Insurance Premiums, unless Lender shall have not so applied such balance at the request of Borrower) or (y) to reimburse Borrower for such amounts upon presentation of evidence of payment and an Officer’s Certificate in form and substance reasonably satisfactory to Lender, subject, however in the case of (x) or (y), to Borrower’s right to contest Taxes and Other Charges in accordance with the terms hereof. In making any payment from or to the Tax and Insurance Escrow Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes and Other Charges) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless Lender was given written notice by Borrower of such inaccuracy, invalidity or other contest, in each case in accordance with Section 5.1(b)(ii). If the amount in the Tax and Insurance Escrow Account shall exceed the amounts due for Taxes and Other Charges and Insurance Premiums, Lender shall, at its option, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Account. Provided no Event of Default has occurred and is continuing, Borrower shall have the right to have Lender apply amounts deposited in the Tax and Insurance Escrow Account on account of Taxes and Other Charges toward the payment of such Taxes and Other Charges prior to their delinquent dates for the purpose of achieving a discount on such Taxes and Other Charges obligation. If at any time Lender reasonably determines that the amount in the Tax and Insurance Escrow Account is not or will not be sufficient to pay the items set forth in Sections 9.3.1(a) and 9.3.1(b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and Other Changes and/or expiration of the Policies, as the case may be.

Section 9.4 Disbursements from the Deposit Account; Borrower’s Obligation to Fund Deposit Account.

9.4.1 Disbursements Prior to the Anticipated Prepayment Date. On each Payment Date during the period from the Closing Date to the Anticipated Prepayment Date, provided no Event of Default has occurred and is continuing, and subject to Section 9.4.3, Lender shall transfer from the Deposit Account (or authorize such transfer), to the extent available therein, the following payments in the following order of priority:

(a) to the Tax and Insurance Escrow Account the amounts required to be reserved pursuant to Section 9.3 hereof,

(b) to Lender, the Monthly Debt Service Payment Amount for the Loan, which amount shall immediately be available and payable to Lender;

(c) to Borrower, an amount equal to the Operating Expenses set forth in the Annual Budget (approved by Lender to the extent such approval is required pursuant to Section 5.1(p)) for the month immediately prior to the month in which such Payment Date occurs; provided that Borrower shall have delivered to Lender an Officer’s Certificate, dated no less than five (5) days prior to such Payment Date, stating that there is not outstanding for more than sixty (60) days any amounts claimed by any creditor to be due and owing from Borrower (except for claims Borrower is in good faith contesting in accordance with Section 5(b)(ii)), and that the amounts disbursed to Borrower pursuant to this clause (c) shall be used by Borrower solely to pay its creditors for cost and expenses incurred to date; provided further that Borrower shall have the right, by notice given to Lender not later than the fifth (5th) Business Day prior to the Payment Date, to request an additional amount to pay Operating Expenses in excess of the budgeted amount for any line item, up to five percent (5%) of the budgeted amount for such line item (except that up to three (3) line items totaling no more than $100,000 may be aggregated for such variance), but in no event shall such additional amount exceed more than five percent (5%) of such month’s budgeted amount for all Operating Expenses; such notice by Borrower shall be accompanied by an Officer’s Certificate on behalf of Borrower certifying that the additional amount requested is required to pay Operating Expenses in excess of those budgeted;

(d) on each Payment Date occurring in July through and including December, to the Leasing Reserve Account, except to the extent a Credit Facility delivered therefor pursuant to Section 9.2.1 remains undrawn, an amount equal to one-sixth (1/6th) of the amount required to cause the amount in the Leasing Reserve Account to equal the Leasing Reserve Account Balance set forth for such year on Schedule 7; provided, however, that the Leasing Reserve Account Balance shall be reduced in an amount equal to the IBM Space Reduction Amount;

(e) to the Capital Reserve Account, an amount equal to the amount shown on Schedule 8 hereto (regardless of the amount then in such Capital Reserve Account);

(f) to Borrower, an amount equal to the Capital Expenditures set forth in the Annual Budget (approved by Lender to the extent such approval is required pursuant to Section 5.1(p)) for the month immediately prior to the month in which such Payment Date occurs; provided that Borrower shall have delivered to Lender an Officer’s Certificate, dated no less than five (5) days prior to such Payment Date, that there is not outstanding for more than sixty (60) days any amounts (other than de minimis amounts) claimed by any creditor to be due and owing from Borrower for prior capital improvements (except for claims any Borrower is in good faith contesting and the payment for which Borrower has escrowed with Lender), and that the amounts disbursed to Borrower pursuant to this clause (f) shall be used by Borrower within the next sixty (60) days solely to pay for Capital Expenditures;

(g) to Borrower to pay the costs of extraordinary Capital Expenditures approved in writing by Lender to the extent such approval is required pursuant to Section 5.1(p);

(h) if the Mezzanine Loan is then outstanding, to the Mezzanine Lender in an amount equal to all amounts then due and payable to the Mezzanine Lender (provided that Lender shall have been notified of such amount at least six (6) Business Days prior to each Payment Date);

(i) to the Preferred Equity Holder an amount equal to all amounts then due and payable to the Preferred Equity Holder (provided that Lender shall have been notified of such amount at least six (6) Business Days prior to each Payment Date); and

(j) to Borrower or its designee, as Borrower shall direct, any funds remaining in the Deposit Account.

Notwithstanding the foregoing, if at any time during the Term, the Net Operating Income for the Property (exclusive of the then applicable Above Market IBM Rent Component) for the most current trailing 12-month period for which Borrower has furnished the statements required by Section 5.1(j)(iii)(B) is less than $8,000,000, all amounts remaining in the Deposit Account after the transfers described in clauses (a) through (f) above shall be deposited in a separate Eligible Account in which Lender is hereby granted a security interest (the “Low Debt Service Reserve Account”); provided, however, that if at the time in question, either (1) at such time the aggregate Net Operating Income for the Property (exclusive of the then applicable Above Market IBM Rent Component) for the most current trailing 6-month period for which Borrower has furnished the statements required by Section 5.1(j)(iii)(B) plus the Net Operating Income for the Property (exclusive of the then applicable Above Market IBM Rent Component) as projected in good faith by Borrower (taking into account only Leases which are then in place) and reasonably agreed to by Lender for the 6-month period immediately following such trailing 6-month period shall equal or exceed $8,000,000, or (2) if the time in question occurs during the year 2003, the Net Operating Income for the Property (exclusive of then applicable Above Market IBM Rent Component) as projected in good faith by Borrower (taking into account only Leases which are then in place) and reasonably agreed to by Lender for the 12-month period immediately following the last period for which Borrower has furnished the statements required by Section 5.1(j)(iii)(B) shall equal or exceed $8,000,000, then notwithstanding the foregoing, in either case, the amounts remaining in the Deposit Account shall not be deposited into the Low Debt Service Reserve Account and shall instead be distributed as provided in clauses (g) through (j) above. If at any time (i) the Net Operating Income for the Property for any such 12-month (exclusive of the then applicable Above Market IBM Rent Component) period is less than $7,000,000, or (ii) if an Event of Default has occurred and is continuing, all amounts on deposit in the Low Debt Service Reserve Account shall be applied, on each Payment Date occurring during the period that the conditions in clause (i) or (ii) apply, to prepay principal due under the Notes until the principal amount of the Notes is paid in full; provided, however, that provided that no Event of Default has occurred and is continuing, if either (1) at such time the aggregate Net Operating Income for the Property (exclusive of the then applicable Above Market IBM Rent Component) for the most recent trailing 6-month period for which Borrower has furnished the statements required by Section 5.1(j)(iii)(B) plus the Net Operating Income for the Property (exclusive of the then applicable Above Market IBM Rent Component) projected in good faith by Borrower (taking into account only Leases which are then in place) and reasonably agreed to by Lender for the 6-month period immediately following such trailing 6-month period shall equal or exceed $7,000,000, or (2) if the time in question occurs during the year 2003, the Net Operating Income for the Property (exclusive of then applicable Above Market IBM Rent Component) as projected in good faith by Borrower (taking into account only Leases which are then in place) and reasonably agreed to by Lender for the 12-month period immediately following the last period for which Borrower has furnished the statements required by Section 5.1(j)(iii)(B) shall equal or exceed $7,000,000, then notwithstanding the foregoing, in either case, the amounts on deposit in the Low Debt Service Reserve Account shall not be applied to prepay the Notes; provided, further however, that if after establishment of the Low Debt Service Reserve Account, any such trailing 12-month Net Operating Income for the Property (exclusive of the then applicable Above Market IBM Rent Component) exceeds $8,000,000 for four (4) consecutive quarters and provided no Event of Default has occurred and is continuing, all amounts on deposit in the Low Debt Service Reserve Account shall be released to Borrower. The foregoing provisions shall not apply during any Hyperamortization Period (during which period the provisions of Section 9.4.2 shall apply). Lender acknowledges that, as of the Closing Date, no Low Debt Service Reserve Account is required hereunder.

9.4.2 Disbursements After the Anticipated Prepayment Date. On each Payment Date from and after the Anticipated Prepayment Date until the entire Debt has been paid in full (such period, the “Hyperamortization Period”), provided no Event of Default has occurred and is continuing, and subject to Section 9.4.3, Lender shall transfer from the Deposit Account (or authorize such transfer), to the extent available therein, the following payments in the following order of priority:

(a) to the Tax and Insurance Escrow Account, the amounts required to be reserved pursuant to Section 9.3 hereof,

(b) to Lender to pay the Monthly Debt Service Payment Amount for the Loan, which amount shall immediately be available and payable to Lender;

(c) to Borrower, payments for monthly Operating Expenses approved by Lender pursuant to the Annual Budget in accordance with the provisions of Section 9.4.1(c);

(d) to the Leasing Reserve Account, except to the extent a Credit Facility delivered therefor pursuant to Section 9.2.1 remains undrawn, in accordance with the provisions of Section 9.4.1(d);

(e) to the Capital Reserve Account, in accordance with the provisions of Section 9.4.1(e);

(f) to Borrower, payments for monthly Capital Expenditures approved by Lender pursuant to the Annual Budget, in accordance with the provisions of Section 9.4.1(f);

(g) to Borrower to pay the costs of extraordinary Capital Expenditures approved in writing by Lender;

(h) to Lender, to prepay the principal amount outstanding under the Tranche A Note until the principal amount of the Tranche A Note is paid in full;

(i) to Lender, to be applied against Accrued Interest with respect to the Tranche A Note; and

(j) if the Mezzanine Loan is then outstanding, to the Mezzanine Lender in an amount equal to all amounts then due and payable to the Mezzanine Lender (provided that Lender shall have been notified of such amount at least six (6) Business Days prior to each Payment Date);

(k) to the Preferred Equity Holder in an amount equal to all amounts then due and payable to the Preferred Equity Holder (provided that Lender shall have been notified of such amount at least six (6) Business Days prior to each Payment Date); and

(l) to Borrower or its designee, as Borrower shall direct, any funds remaining in the Deposit Account.

However, the failure of Borrower to pay any amounts required to be paid under clauses (g) through (k) above, including Accrued Interest on a Payment Date, as a result of insufficient funds in the Deposit Account for such payment shall not constitute an Event of Default hereunder. All Accrued Interest shall nonetheless be due and payable on the Maturity Date.

9.4.3 Obligation to Fund; Deemed Payment. In the event that on any Payment Date the amount in the Deposit Account shall be insufficient to make all of the transfers described in Sections 9.4.1(a) through (f) or 9.4.2(a) through (f) above, as applicable; Borrower shall deposit into the Deposit Account on such Payment Date the amount of such deficiency, and if Borrower shall fail to make such deposit in accordance with the provisions of Section 10.1(a), the same shall be an Event of Default and, in addition to all other rights and remedies provided for hereunder, Lender may disburse and apply the amounts in the Deposit Account in such order as Lender may determine. Notwithstanding the foregoing, Borrower shall not be obligated to deposit a deficiency in accordance with the immediately preceding sentence to the extent that Borrower shall have paid directly any amount included within the budgeted amounts for which disbursement would otherwise be made for the month in question in accordance with Sections 9.4.1(a), (c) or (f) or 9.4.2(a), (c) or (f), as applicable, as established to Lender’s reasonable satisfaction prior to the date that Borrower shall otherwise be obligated to deposit such deficiency in accordance with the immediately preceding sentence of this Section 9.4.3. If on any Payment Date the amount in the Deposit Account shall be sufficient to make all of the transfers described in Sections 9.4.1(a) through (f) or 9.4.2(a) through (f) above, as applicable, Borrower shall be deemed to have paid the Monthly Debt Service Payment Amount and the deposits in the Reserve Accounts required by Sections 9.4.1(a), (c), (d), (e) and (f) or 9.4.2(a), (c), (d), (e) and (f), as applicable, unless Lender is legally constrained from transferring such amount in accordance with Sections 9.4.1(a) through (f) or 9.4.2(a) through (f) above, as applicable, by reason of (x) any bankruptcy or insolvency related to Borrower or (y) any other event of which Lender has delivered written notice to Borrower at least three Business Days prior to the applicable Payment Date; provided, however, that Borrower shall not be relieved from its obligations to make any such payments in the absence of such notice and that Borrower shall be in Default if it fails to make any such payments by such Payment Date.

9.4.4 Borrower to Provide for Reconciliation of Excess Disbursements. In the event that the quarterly reports delivered by Borrower pursuant to Section 5.1(j)(iv)(B) shall show that the actual Operating Expenses and Capital Expenditures incurred by Borrower with respect to the period covered by such report shall be different than the amounts actually received by Borrower as disbursements from the Deposit Account pursuant to Sections 9.4.1(c), (e), (f) and (g) or 9.4.2 (c), (e), (f) and (g), as applicable, including the second proviso of Section 9.4.1(c), with respect to the corresponding period (or such difference shall otherwise be established), and the Capital Reserve Account or the Leasing Reserve Account has a balance less than the balance that such Reserve Account(s) would otherwise have had, or Lender received less than would have received under Sections 9.4.2(h) or (i), as applicable, if the amounts disbursed to Borrower pursuant to the aforementioned Sections equaled such actual Operating Expenses and Capital Expenditures, then Borrower shall deposit into such Reserve Account(s) the amount or, to the extent permitted hereunder, deliver a Credit Facility in the amount that should otherwise have been deposited into such Reserve Account(s) or paid to Lender as principal or Accrued Interest. Such deposit or payment shall be made not later than three (3) Business Days after the date on which Borrower’s quarterly report under Section 5.1(j)(iv)(B) is required to be delivered hereunder.

Section 9.5 No Release if Event of Default Exists. Notwithstanding the terms hereof, in no event shall Lender have any obligation to disburse funds from the Deposit Account, Termination Payment Account, Security Deposit Account, Low Debt Service Reserve Account, Tax and Insurance Escrow Account or any Reserve Account for so long as an Event of Default shall have occurred and be continuing.

Section 9.6 Grant of Security Interest; Rights upon Default. (a) Subject to the provisions of this Agreement permitting the release of funds in certain accounts under certain circumstances, Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on Borrower’s part to be paid and performed, all of Borrower’s right, title and interest in and to the Deposit Account, the Termination Payment Account, the Security Deposit Account (subject to the rights of Tenants therein), the Low Debt Service Reserve Account, each Reserve Account and the Tax and Insurance Escrow Account, together with the deposits therein; including all interest earned thereon and Permitted Investments held therein. Borrower shall not, without obtaining the prior written consent of Lender, which consent may be withheld in the sole discretion of Lender, further pledge, assign or grant any security interest in any such account, or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(b) Upon the occurrence, and during the continuance of an Event of Default, Lender may draw upon any Credit Facilities delivered in lieu of deposits into any Reserve Accounts and apply the proceeds thereof and any other amounts in the Deposit Account, the Termination Payment Account, the Low Debt Service Reserve Account, any Reserve Account and the Tax and Insurance Escrow Account (or any portion thereof) and to the extent permitted by applicable law and the applicable Leases, the Security Deposit Account, for any of the following purposes relating to the Loan or Borrower’s obligations hereunder or under any other Loan Document, and in any order, as Lender shall elect in its sole discretion: (i) Taxes and Other Charges; (ii) Insurance Premiums; (iii) interest on the unpaid principal balance of the Notes; (iv) amortization of the unpaid principal balance of the Notes; (v) Accrued Interest; (vi) Default Interest; (vii) completion of all work required to be performed hereunder, (viii) reimbursement of Lender for all losses (other than consequential damages) and expenses (including reasonable legal fees and disbursements) suffered or incurred by Lender as a result of such Event of Default; (ix) the cost of any repair or replacement to the Property; (x) payment of any amount expended in exercising rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; or (xi) any other portion of the Debt then due and payable (whether by acceleration or otherwise), including the Yield Maintenance Payments applicable to any full or partial prepayment; provided that Yield Maintenance Payments and Default Interest will not be applied to repayment of the Debt prior to payment in full of all principal and accrued interest (other than Default Interest).

Section 9.7 Lender Not Responsible. Nothing in this Article IX or elsewhere in the Loan Documents shall make Lender responsible for making or completing any work in respect of the Property, or obligate Lender to demand from Borrower additional sums to make or complete any work.

Section 9.8 Disbursements Relating to Material Alterations. For any work (or series of related items of work) that would constitute a Material Alteration, disbursement of funds therefor shall be subject to compliance by Borrower of the provisions of Section 7.1(g) hereof.

Section 9.9 Cash Hold During a Letter of Credit Default. Notwithstanding anything to the contrary contained in this Agreement or the Deposit Account Agreement, so long as a Letter of Credit Default shall exist, all amounts on deposit in the Deposit Account shall remain therein and Borrower shall have no right to require or request any disbursements therefrom, including without limitation, any disbursements pursuant to Sections 9.2.2 or 9.4 (the foregoing restrictions are hereinafter referred to as the “Cash Hold”).

X. DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(i) if any portion of interest, principal or Yield Maintenance Payments is not paid when due (subject to the penultimate sentence of Section 9.4.2) or if Borrower shall fail to pay any other amount (other than amounts referred to in Section 10.1(a)(xi) below) payable to Lender within five (5) Business Days after request therefor;

(ii) if any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent, subject to Borrower’s right to contest Taxes in accordance with Section 5.1(b)(ii) hereof and subject to Section 9.3.2(x);

(iii) if the Policies are not kept in full force and effect in accordance with the provisions of Section 8.1.1, if the Policies are not delivered in accordance with Section 5.1(t) or if the information required to be delivered pursuant to Section 5.1(j)(xi) is not delivered in accordance therewith, and any such Default is not cured within ten (10) days after written notice thereof from Lender;

(iv) if the provisions of Section 6.1(i) are breached;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document (including without limitation, any representation or warranty made on behalf of Borrower in any Officer’s Certificate) shall be false in any material respect as of the date the representation or warranty was made;

(vi) if Borrower shall make an assignment for the benefit of creditors, or if Borrower shall generally not be paying its debts as they become due or shall have admitted in writing its inability to pay its debts;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower attempts to assign its respective rights under this Agreement or under any other Loan Document or any interest herein or therein in contravention of this Agreement or any of the Loan Documents;

(ix) if any of the covenants contained in Section 6.1 (other than Section 6.1(i)) are breached or if Borrower breaches any covenant contained in Section 4.1(cc) hereof and, if the same is susceptible of cure, the same is not cured within thirty (30) days after written notice thereof from Lender; provided, that no cure of a breach of any covenant contained in Section 4.1(cc) shall be effective unless Borrower causes to be delivered to Lender an opinion as to non-consolidation in form and substance and from counsel reasonably satisfactory to Lender, which opinion takes into account such breach;

(x) if an Event of Default as defined or described in any of the other Loan Documents occurs and is continuing, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt in accordance with the terms of any such Loan Document;

(xi) if Borrower shall be in default of its obligations to make deposits into the Tax and Insurance Escrow Account, the Termination Payment Account, the Leasing Reserve Account, the Security Deposit Account, the Low Debt Service Account, the Capital Reserve Account, or the Deposit Account or in any other reserve or escrow account required hereunder and such default continues for three (3) Business Days after notice from Lender;

(xii) if any Subordination and Attornment Agreement referred to in Section 7.2(h) is not delivered in accordance therewith, provided, however, that, other than with respect to the Affiliate Office Leases, if Borrower is diligently and expeditiously pursuing the obtaining of such Subordination and Attornment Agreements (including, without limitation, through the exercise of all remedies available to Borrower against such Tenant for failure to deliver such Subordination and Attornment Agreement), then such failure shall not be an Event of Default; or

(xiii) except as provided in Section 5.1(j)(viii), if Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such nonmonetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred and twenty (120) days.

(b) Upon the occurrence of an Event of Default and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement or any other Loan Document, or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any portion of the Property, including declaring the Debt to be immediately due and payable (provided, however, with respect to an Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding), and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including all rights or remedies available at law or in equity.

Section 10.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, to the extent permitted by applicable Legal Requirements, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Upon the occurrence of an Event of Default, Lender shall have the right from time to time to sever each Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided Lender shall not avail itself of such power of attorney without first giving each Borrower five (5) days’ prior notice.

Section 10.3 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default with respect to Borrower or to impair any remedy, right or power consequent thereon.

XI. MISCELLANEOUS

Section 11.1 Survival. (a) This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Notes, and shall continue in full force and effect so long as all or any of the Debt of Borrower is outstanding and unpaid.

(b) Whenever in this Agreement any Person is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such Person (provided that the foregoing shall not be deemed to permit any transfer of any ownership interest that is otherwise prohibited hereunder). All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

Section 11.2 Permitted Investments; Eligible Accounts; Eligible Institutions. Lender shall invest any amounts to be held by Lender in accordance with the terms of this Agreement or any other Loan Document, pending the application of such amounts to the purposes herein or therein provided, in one of the Permitted Investments as directed by Borrower from time to time (provided no Event of Default has occurred and is continuing) or Lender from time to time (if any Event of Default has occurred and is continuing). If Borrower is entitled to choose the Permitted Investments but fails to do so, such amounts may remain in the Eligible Accounts until receipt by Lender of such direction by Borrower. Lender shall not be responsible for its inability to invest funds received after 1:30 p.m. New York City time, but shall invest such sums on the following Business Day. Except as otherwise provided in Section 7.1(h)(vi), after application to the purposes for which any amounts invested pursuant to this Section 11.2 are held and so long as no Event of Default has occurred and is continuing hereunder, any investment income earned from such investments shall be paid to Borrower. All accounts maintained hereunder, including the Deposit Account, the Termination Payment Account, the Low Debt Service Reserve Account, the Reserve Accounts and the Tax and Insurance Escrow

Account, shall, at Lender’s election, be (1) an account or account maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution (as defined below) or (2) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity (such accounts, “Eligible Accounts”). “Eligible Institutions” are institutions whose (1) commercial paper, short-term debt obligations or other short-term deposits are rated at least “A-1+” (or the equivalent) by each applicable Rating Agency, if the deposits are to be held in the account for less than 35 days, or (2) long-term senior unsecured debt obligations are rated at least “AA”, if the deposits are to be held in the account for more than 30 days. Following a rating downgrade, withdrawal, qualification or suspension of such institution’s rating, each account must promptly (and in any case within not more than 30 calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other instrument. Each Eligible Account (A) shall be a separate and identifiable account from all other funds held by the holding institution, (B) shall be established and maintained in the name of the Lender (and subsequent to any Securitization, shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the holders of the Certificates), (C) shall be under the sole dominion and control of Lender, and shall contain only funds held for its benefit. All costs and expenses incurred in establishing and maintaining any account or reserve held by Lender pursuant to this Agreement or any other Loan Document shall be borne by Borrower (except in the case of the Deposit Account with respect to which Lender shall be responsible for the costs only of establishing (as opposed to maintaining) such account) and such costs and expenses may be paid out of any income earned by way of investment of amounts in such accounts or reserves or, if insufficient, from amounts in such accounts. Anything to the contrary herein notwithstanding, the parties hereto agree that, for so long as Chase or First Union has (i) a long term senior unsecured credit rating and (ii) a short term credit rating, in each case by the applicable Rating Agencies not less than its rating as of the Closing Date, each of Chase and First Union shall be deemed an Eligible Institution for purposes of maintaining all accounts hereunder provided any such accounts so maintained shall be Eligible Accounts.

Section 11.3 Governing Law; Consent to Jurisdiction. (a) THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY AND BY THE OTHER LOAN DOCUMENTS, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR

THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE INDEBTEDNESS OR OBLIGATIONS ARISING HEREUNDER OR THEREUNDER EXCEPT AS EXPRESSLY OTHERWISE PROVIDED THEREIN. TO THE FULLEST EXTENT PERMITTED BY LAW, LENDER AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, PURSUANT TO § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND LENDER AND BORROWER EACH WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND BORROWER EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION SYSTEMS, 1633 BROADWAY, NEW YORK, NY 10019 OR SUCH OTHER OFFICE IN NEW YORK, NEW YORK AS MAY BE DESIGNATED FROM TIME TO TIME, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of any Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, any Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 11.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by facsimile, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:

Goldman Sachs Mortgage Company

85 Broad Street

New York, New York 10004

Attention: Steven Mnuchin

Facsimile Number: 212-902-1691

with a copy to:

Paul, Weiss, Rifkind, Wharton and Garrison

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Steven Simkin, Esq.

Facsimile Number: 212-757-3990

If to Borrower:

c/o Thomas Development Partners

2005 Market Street

Suite 2010

Philadelphia, PA 19103

Attention: Randall Scott

Facsimile Number: 215-851-6021

with copies to:

Thomas Development Partners

355 South Grand Avenue

Suite 4500

Los Angeles, CA 90071

Attention: James A. Thomas

Facsimile Number: 213-687-4440

and

Gilchrist & Rutter

1299 Ocean Avenue

Suite 900

Santa Monica, CA 90401

Attention: Paul Rutter, Esq.

Facsimile Number: 310-394-4700

and

Atlantic American Properties Trust

c/o Lazard Frères Real Estate Investors, L.L.C.

30 Rockefeller Plaza, 63rd Floor

New York, New York 10020

Attention: Murry N. Gunty

                    Klaus E. Kretschmann

Facsimile Number: 212-332-5980

and

Latham & Watkins

Attorneys at Law

885 Third Avenue

Suite 1000

New York, New York 10022

Attention: James I. Hisiger, Esq.

Facsimile Number: 212-751-4864

A notice shall be deemed to have been given in the case of hand delivery, at the time of delivery on a Business day during business hours; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day during business hours; in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day during business hours; or in the case of facsimile notice, when sent and electronically confirmed on a Business Day during business hours, and, in each case, if such delivery is made other than on a Business Day during business hours, such delivery shall be deemed to have been made on the next succeeding Business Day.

Section 11.7 Trial by Jury. EACH OF LENDER AND BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY(IES).

Section 11.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences. Subject to Article IX, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12 Remedies of Borrower; Consents. In the event that a claim or adjudication is made that Lender or its agents, including Servicer or Special Servicer, have acted unreasonably or unreasonably delayed (or refrained from), acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer and Special Servicer, shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment, except in any instance in which it has been finally determined that Lender’s action, delay or inaction has constituted gross negligence, fraud, willful misconduct or an illegal act. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13 Expenses; Indemnity. (a) Borrower covenants and agrees to reimburse Lender upon receipt of written notice from Lender for (i) all reasonable costs and expenses incurred by or on behalf of Lender in connection with Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirmation by the Lender of compliance with environmental and insurance requirements; (ii) all reasonable costs and expenses incurred by or on behalf of Lender in connection with the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents requested by Borrower, and any other documents or matters reasonably requested by Lender after the Closing Date; (iii) filing and recording fees and expenses, title insurance, reasonable fees and expenses of counsel for providing to Lender all legal opinions required after the Closing Date, and other similar expenses incurred in maintaining the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (iv) all costs and expenses incurred by or on behalf of Lender in connection with enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property or any other security given for the Loan, and (v) all costs and expenses incurred by or on behalf of Lender in connection with enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrower within ten (10) Business Days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower.

(b) Borrower shall indemnify and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in this Agreement or the other Loan Documents; provided, however, Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrower within ten (10) Business Days after demand may be paid from any amounts in the Deposit Account with notice thereof to Borrower.

(c) The provisions of Section 11.13(a)(iv) and 11.13(b) shall survive the expiration and termination of this Agreement and the repayment of the Debt.

Section 11.14 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Notes and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16 No Joint Venture or Partnership. Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee or lender.

Section 11.17 Publicity. Except in connection with publicity relating to or facilitating a Securitization or as otherwise set forth in the Cooperation Agreement (with respect to any of which Lender may refer to Thomas Development Partners and may refer to Lazard Frères and their respective Affiliates), all news releases, publicity or advertising by Lender, Borrower or their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, or to Lender, Borrower, Goldman, the Loan purchaser, the Servicer or the trustee in a Securitization, shall be subject to the prior written approval of all such parties.

Section 11.18 Waiver of Marshaling of Assets. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshaling of the assets of Borrower, Borrower’s partners, if any, and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshaling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection, of the right of Lender to the payment of the related Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer and Special Servicer.

Section 11.20 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 11.21 Brokers and Financial Advisors. (a) Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby indemnifies Lender and its affiliates and holds Lender and its affiliates each harmless from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or its affiliates or any of its agents or representatives in connection with the transactions contemplated herein. The provisions of this Section 11.21(a) shall survive the expiration and termination of this Agreement and the repayment of the Debt.

(b) Lender hereby represents that it has dealt with no brokers or finders in connection with the transactions contemplated by this Agreement, other than Goldman. Lender hereby indemnifies Borrower and its respective affiliates and holds Borrower and its respective affiliates, each harmless from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) of any kind in any way relating to or arising from a claim by any Person (including, without limitation, Goldman) that such Person acted on behalf of Lender or its affiliates or any of its agents or representatives in connection with the transactions contemplated herein. The provisions of this Section 11.21(b) shall survive the expiration and termination of this Agreement and the repayment of the Debt.

Section 11.22 No Third Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.23 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transaction’s contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Notes, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, unless, except as expressly reserved to Lender in clause (g) below, the judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, the Rents and any other collateral given to Lender, and Lender, by accepting the Notes, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or its direct or indirect partners or members in any such action or proceeding under or by reason of or under or in connection with the Notes, this Agreement, the Mortgage or the other Loan Documents except, to the extent permitted by applicable law, for any deficiency judgment that shall be enforced solely against or collected solely from the Property, the Rents or any other collateral given to Lender. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty or indemnity made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower (but not its limited partners), by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred), but excluding consequential damages, arising out of or in connection with (but only to the extent of) the following:

(i) fraud, gross negligence or willful misconduct by Borrower in connection with the Loan;

(ii) any liability under the Environmental Indemnity;

(iii) the misappropriation by Borrower of any Proceeds, Rents or other revenues from the Property, except to the extent such funds are applied to the payment of Operating Expenses of the Property or to pay amounts due under the Loan Documents; and

(iv) the amount of any security deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases or pursuant to Applicable Law prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof.

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents.

Section 11.25 Loan Assignability by Lender. The Loan, and all of Lender’s rights, remedies and privileges hereunder and the other Loan Documents, shall be assignable by Lender at any time and from time to time.

Section 11.26 Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed to be an original and all of which, together, shall constitute one and the same instrument.

Section 11.27 Severance. Lender shall have the right from time to time to sever each Note and the Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion, which severed documents shall nevertheless be held by one holder. In connection therewith, Borrower shall execute and deliver to Lender from time to time, at Lender’s sole cost and expense, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender and Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership

By:	Goldman Sachs Real Estate Funding Corp., its General Partner

By:
Name:
Title:

COMMERCE SQUARE PARTNERS-PHILADELPHIA PLAZA, L.P., a Delaware limited partnership

By:	TDP-Commerce Square Gen-Par, LLC, its General Partner

	By:	TDP-Commerce Square Gen-Par, Inc., its Managing Member

By:
Name:
Title:

By:	Prometheus Investment Holding, LLC, its General Partner

	By:	Prometheus Mid-Atlantic Holding Corp., its Managing Member

By:
Name:
Title: